UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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COLONY NORTHSTAR, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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March 29, 2017

Dear Fellow Stockholder:

It is my pleasure to invite you to the 2017 Annual Meeting of Stockholders of Colony NorthStar, Inc. (the “Company”), which will be held on Thursday, May 4, 2017, at 8:00 a.m., Eastern Time, at the offices of Morgan Stanley, 1585 Broadway, 25th Floor, Conference Room 25A, New York, New York 10036.

At this year’s meeting, you will be asked to (i) elect ten directors; (ii) approve (on a non-binding basis) the compensation of the named executive officers of NorthStar Asset Management Group Inc. (the predecessor to the Company) as of December 31, 2016; (iii) recommend (on a non-binding basis) the frequency of the advisory vote related to the compensation of our named executive officers; and (iv) ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2017. The accompanying proxy statement provides a detailed description of these proposals. We urge you to read the accompanying materials so that you will be informed about the business to be addressed at the annual meeting. In addition to the formal business that will be transacted, management will report on the progress of our business and respond to comments and questions of general interest to our stockholders.

I sincerely hope that you will be able to attend and participate in the meeting. Whether or not you plan to attend the meeting, it is important that your shares be represented and voted. A form of proxy card and a copy of our annual report to stockholders are enclosed with this notice of annual meeting and proxy statement.

Sincerely,

Thomas J. Barrack, Jr.
Executive Chairman of the Board of Directors

COLONY NORTHSTAR, INC.

515 S. Flower St., 44th Floor

Los Angeles, CA 90071

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 4, 2017

Dear Stockholder:

You are cordially invited to attend our 2017 Annual Meeting of Stockholders to be held on Thursday, May 4, 2017, at 8:00 a.m., Eastern Time, at the offices of Morgan Stanley, 1585 Broadway, 25th Floor, Conference Room 25A, New York, New York 10036 for the following purposes:

1.	To elect ten directors from the nominees named in the attached proxy statement to serve one-year terms expiring at the 2018 annual meeting of stockholders and until their successors are duly elected and qualified;

2.	To approve (on a non-binding basis) the compensation of the named executive officers of NorthStar Asset Management Group Inc. (the predecessor to the Company) as of December 31, 2016;

3.	To recommend (on a non-binding basis) the frequency of the advisory vote related to the compensation of our named executive officers;

4.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2017; and

5.	To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Only stockholders of record at the close of business on March 24, 2017 will be entitled to notice of and to vote at the meeting or any adjournments or postponements of the meeting.

This notice and the enclosed proxy statement are first being made available to our stockholders on or about March 29, 2017.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED. IF YOU ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON, IF YOU DESIRE.

By Order of the Board of Directors,

Ronald M. Sanders
Chief Legal Officer and Secretary

Los Angeles, California

March 29, 2017

COLONY NORTHSTAR, INC.

515 S. Flower St., 44th Floor

Los Angeles, CA 90071

PROXY STATEMENT

Important Notice Regarding the Availability of Proxy Materials for the

Stockholder Meeting to be Held on May 4, 2017

This proxy statement and our 2016 Annual Report to Stockholders are available at http://www.clns.com/events.php; or

http://www.astproxyportal.com/ast/21248

ABOUT THE MEETING

Why am I receiving this proxy statement?

This proxy statement contains information related to the solicitation of proxies for use at our 2017 annual meeting of stockholders, to be held at 8:00 a.m., Eastern Time, on Thursday, May 4, 2017 at the offices of Morgan Stanley, 1585 Broadway, 25th Floor, Conference Room 25A, New York, NY 10036, for the purposes stated in the accompanying Notice of Annual Meeting of Stockholders. This solicitation is made by Colony NorthStar, Inc. on behalf of our Board of Directors, or the Board. “We,” “our,” “us,” “Colony NorthStar,” and the “Company” refer to Colony NorthStar, Inc. This proxy statement, the enclosed proxy card and our 2016 annual report to stockholders are first being mailed to stockholders beginning on or about March 29, 2017.

Who is entitled to vote at the annual meeting?

Only holders of record of our Class A common stock, $0.01 par value (“Class A common stock”), and Class B common stock, $0.01 par value (“Class B common stock”), at the close of business on March 24, 2017, the record date for the annual meeting, are entitled to receive notice of the annual meeting and to vote at the meeting. Our Class A common stock and Class B common stock constitute the only classes of securities entitled to vote at the meeting. For all purposes hereafter, references to our “common stock” shall refer to our Class A common stock and Class B common stock, as applicable, taken together as a single class, subject to the voting rights set forth below.

What are the voting rights of stockholders?

Holders of Class A common stock and Class B common stock vote together on all proposals for consideration at the annual meeting. Each holder of Class A common stock outstanding on the record date is entitled to one vote per share on each proposal to be voted on. Each holder of Class B common stock outstanding on the record date is entitled to thirty-six and one-half (36.5) votes per share on each proposal to be voted on.

Who can attend the annual meeting?

All holders of our common stock at the close of business on March 24, 2017, the record date for the annual meeting, or their duly appointed proxies, are authorized to attend the annual meeting. If you attend the meeting, you may be asked to present valid picture identification, such as a driver’s license or passport, before being admitted. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Please also note that if you hold your shares in “street name” (that is, your shares are held through a bank, broker, trustee or other nominee), you will need to bring a copy of a recent bank or brokerage statement evidencing your ownership of our common stock.

What will constitute a quorum at the annual meeting?

The presence at the meeting, in person or by proxy, of holders of common stock entitled to cast a majority of all the votes entitled to be cast at the meeting will constitute a quorum. We will include abstentions and broker non-votes in the calculation of the number of votes considered to be present and entitled to vote at the meeting for purposes of determining whether a quorum exists. Under applicable New York Stock Exchange (“NYSE”) rules (the exchange on which shares of our common stock are traded), brokers holding shares of our Class A common stock for beneficial owners in nominee or “street” name must vote those shares according to the specific instructions they receive from the beneficial owners. However, brokers or nominees holding shares for a beneficial owner who do not receive voting instructions from the beneficial owner may not under the NYSE’s rules have discretionary voting power on non-routine matters. In these cases, if no specific voting instructions are provided by the beneficial owner, the broker may not vote on non-routine proposals. This results in what is known as a “broker non-vote.” Broker non-votes may arise in the context of voting for the election of directors and on the advisory proposals regarding “say on pay” and “say on pay frequency” described in this proxy statement, because such proposals are considered non-routine matters. Unless specific voting instructions are provided by the beneficial owner, the broker will be unable to vote for the election of directors and on the “say on pay” and “say on pay frequency” proposals. Accordingly, we urge stockholders who hold their shares through a broker or other nominee to provide voting instructions so that your shares of common stock may be voted on these proposals.

The ratification of the appointment of Ernst & Young LLP (“EY”) as our independent registered public accounting firm for 2017 is a matter considered routine under applicable NYSE rules. A broker or other nominee may generally vote on routine matters and, therefore, no broker non-votes are expected to exist in connection with this proposal.

As of the record date, there were 557,995,015 shares of our Class A common stock and 770,040 shares of our Class B common stock outstanding.

How do I vote shares that are held in my name?

You may vote by any of the following means:

In Person at the Meeting: You may vote by attending the meeting and voting in person.

By Mail: You may vote by mail by completing and signing your proxy card and returning it in the enclosed, prepaid and addressed envelope.

How do I vote my shares that are held by my broker?

If your shares are held by a bank or broker, you should follow the instructions provided to you by the bank or broker. Although most banks and brokers now offer voting by mail, telephone and on the Internet, availability and specific procedures will depend on their voting arrangements.

How are votes counted?

If the accompanying proxy card is properly signed and returned to us, and not subsequently revoked, it will be voted as directed by you. If your properly signed proxy card does not provide specific voting instructions, the persons designated as proxy holders on the proxy card will vote (1) “FOR” each nominee for director, (2) “FOR” the advisory approval of the resolution approving the compensation of the named executive officers of NorthStar Asset Management Group Inc. (the predecessor to the Company) as of December 31, 2016, (3) “EVERY YEAR” on the advisory proposal recommending the frequency of advisory votes on executive compensation, (4) “FOR” the ratification of the appointment of EY as our independent registered public accounting firm for 2017, and (5) as recommended by our Board of Directors with regard to any other matters that may properly come before the meeting, or, if no such recommendation is given, in such proxy holder’s own discretion.

May I revoke my vote after I return my proxy card?

Yes. You may revoke a previously granted proxy at any time before it is exercised by (i) filing with Ronald M. Sanders, our Chief Legal Officer and Secretary, a notice of revocation or a duly executed proxy bearing a later date or (ii) attending the meeting and voting in person. Attendance at the meeting alone will not act to revoke a prior proxy. Notices of revocation or later dated proxies should be sent to the following address: Ronald M. Sanders, Chief Legal Officer and Secretary, Colony NorthStar, Inc., 515 S. Flower St., 44th Floor, Los Angeles, CA 90071.

What are the Board’s recommendations?

The Board’s recommendations are set forth together with the description of each item in this proxy statement. In summary, the Board recommends a vote:

•	FOR the election as directors of the nominees specified in this proxy statement (See Proposal 1);

•	FOR approval of the compensation of the named executive officers of NorthStar Asset Management Group Inc. (the predecessor to the Company) as of December 31, 2016 (See Proposal 2);

•	EVERY YEAR non-binding stockholder advisory votes on approval of the compensation for our named executive officers (See Proposal 3); and

•	FOR the ratification of the appointment of EY as our independent registered public accounting firm for 2017 (See Proposal 4).

Who pays the costs of soliciting proxies?

We will pay the costs of soliciting proxies. In addition to soliciting proxies by mail, our officers, directors and other employees, without additional compensation, may solicit proxies personally or by other appropriate means. It is anticipated that banks, brokers, fiduciaries, custodians and nominees will forward proxy soliciting materials to their principals, and that we will reimburse such persons’ out-of-pocket expenses. We have retained D.F. King & Co., Inc. at an aggregate estimated cost of $11,500, plus out-of-pocket expenses, to assist in the solicitation of proxies.

How many votes are required to approve the proposals?

The affirmative vote of a majority of the total votes cast for and against at a meeting duly called and at which a quorum is present, is required for the election of a director, unless there is a contested election, in which case directors shall be elected by a plurality of votes cast at a meeting. For purposes of the foregoing, a majority of the votes cast means that the number of shares that are cast and are voted “for” the election of a director must exceed the number of shares that are cast and are voted “against” the election of a director. In any uncontested election of a director, any incumbent director who does not receive a majority of the votes cast with respect to the election of such director shall tender his or her resignation within three (3) days after certification of the results, in accordance with the Company’s written corporate governance guidelines. For purposes of the election of directors, pursuant to our organizational documents and Maryland state law, abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

The affirmative vote of a majority of the votes cast at the meeting is required for approval of the advisory “say on pay” resolution regarding the compensation of our named executive officers. For purposes of the foregoing, a majority of the votes cast means that the number of shares that are cast and are voted “for” the resolution must exceed the number of shares that are cast and are voted “against” the resolution. For purposes of the vote on this proposal, pursuant to our organizational documents and Maryland state law, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

The affirmative vote of a majority of the votes cast is required for approval, on an advisory basis, of the frequency of holding the say on pay vote in the future. Since stockholders have several voting choices, it is possible that no single choice will receive a majority of the votes cast. In the event no option receives a majority of the votes cast, the option receiving a plurality of the votes cast on the proposal will be deemed the preferred option of stockholders. For purposes of the vote on this proposal, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

The affirmative vote of a majority of the votes cast at the meeting is required for approval of the ratification of the appointment of EY as our independent registered public accounting firm for 2017. For purposes of the foregoing, a majority of the votes cast means that the number of shares that are cast and are voted “for” the resolution must exceed the number of shares that are cast and are voted “against” the resolution. For purposes of the vote on this proposal, pursuant to our organizational documents and Maryland state law, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

You should rely only on the information provided in this proxy statement. We have not authorized anyone to provide you with different or additional information. You should not assume that the information in this proxy statement is accurate as of any date other than the date of this proxy statement or, where information relates to another date set forth in this proxy statement, then as of that date.

OUR COMPANY

Colony NorthStar, Inc. (NYSE:CLNS) is a leading global real estate and investment management firm. The Company resulted from the January 2017 merger between Colony Capital, Inc., NorthStar Asset Management Group Inc. and NorthStar Realty Finance Corp. The Company has significant property holdings in the healthcare, industrial and hospitality sectors, opportunistic equity and debt investments and an embedded institutional and retail investment management business. The Company currently has assets under management in excess of $56 billion and manages capital on behalf of its stockholders, as well as institutional and retail investors in private funds, non-traded and traded real estate investment trusts (“REITs”) and registered investment companies. In addition, the Company owns NorthStar Securities, LLC, a captive broker-dealer platform that raises capital in the retail market. The Company maintains principal offices in Los Angeles and New York, with more than 500 employees in offices located across 17 cities in ten countries. The Company will elect to be taxed as a REIT for U.S. federal income tax purposes. For additional information regarding the Company and its management and business, please refer to www.clns.com.

We were organized on May 31, 2016 as a Maryland corporation and formed for the purpose of facilitating the Mergers, as described below. We intend to elect and qualify to be taxed as a REIT for U.S. federal income tax purposes commencing with our initial taxable year ending December 31, 2017. We are organized and conduct our operations to qualify as a REIT, and generally are not subject to U.S. federal income taxes on our taxable income to the extent that we annually distribute all of our taxable income to stockholders and maintain qualification as a REIT, although we are subject to U.S. federal income tax on income earned through our taxable subsidiaries. We also operate our business in a manner that will permit us to maintain our exemption from registration as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”).

At the closing of the Mergers, the Company adopted a best-in-class class corporate governance structure, including (i) the appointment of a 10-director non-classified board comprised of 80% independent directors, (ii) opting out of provisions of the Maryland Unsolicited Takeover Act, or “MUTA”, and (iii) instituting a majority voting standard for election of directors, among other improvements described in further detail below.

Our principal executive offices are located at 515 S. Flower St., 44th Floor, Los Angeles, CA 90071. Our telephone number is (310) 282-8820, and our website address is www.clns.com.

Mergers of NorthStar Asset Management Group Inc., Colony Capital, Inc. and NorthStar Realty Finance Corp.

On January 10, 2017, NorthStar Asset Management Group Inc., or “NSAM”, completed the tri-party merger with Colony Capital, Inc., or “Colony”, and NorthStar Realty Finance Corp., or “NorthStar Realty” or “NRF”, under which the companies combined in an all-stock merger of equals transaction, referred to as the “Mergers”, to create Colony NorthStar, an internally-managed, diversified real estate and investment management company. The Mergers created a leading global equity REIT with an embedded investment management platform and increased scale and capabilities with approximately $56 billion of assets under management.

Under the terms of the merger agreement, NSAM redomesticated to Maryland to be treated as a REIT beginning in 2017 and Colony and NorthStar Realty, through a series of transactions, merged with and into the redomesticated NSAM, which was renamed Colony NorthStar, Inc. Upon the closing of the Mergers, NSAM’s stockholders received approximately 32.85%, Colony stockholders received approximately 33.25% and NorthStar Realty stockholders received approximately 33.90% of the combined company on a fully diluted basis, excluding the effect of certain equity-based awards issued in 2017 in connection with the Mergers.

Prior to the Mergers, NSAM was a global asset management firm focused on strategically managing real estate and other investment platforms in the United States and internationally including substantial business raising and managing capital in the retail marketplace, accessing a variety of pools of capital through various vehicles that include REITs and closed-end funds, which raised capital in the retail market through NorthStar Securities, LLC, or NorthStar Securities, a captive broker-dealer platform registered with the SEC. In addition, NSAM managed NorthStar Realty and NorthStar Realty Europe Corp., or NorthStar Europe, two publicly listed REITs. On April 2, 2015, Colony Financial, Inc. (the predecessor to Colony Capital, Inc.) acquired through its operating subsidiary Colony Capital Operating Company, LLC, Colony Capital, LLC’s (“CCLLC”) trademark name and substantially all of its real estate and investment management businesses and operations. We refer to this transaction as the Combination.

Colony NorthStar Business

Colony NorthStar began trading on the NYSE on January 11, 2017 following the Mergers. See “Our Company” above for additional information regarding Colony NorthStar’s business.

Colony NorthStar Segments

Our business objective is to provide attractive risk-adjusted returns to our investors through five core strategic real estate segments summarized as follows:

•	Healthcare - Our healthcare properties are comprised of a diverse portfolio of medical office buildings, senior housing, skilled nursing and other healthcare properties. Over half of our healthcare properties are medical office buildings and properties structured under a net lease to healthcare operators. Substantially all of our net leases include annual escalating rent provisions. In addition, our portfolio consists of senior housing operating facilities, which include healthcare properties that operate through management agreements with independent third-party operators, predominantly through structures permitted by the REIT Investment Diversification and Empowerment Act of 2007 (“RIDEA”), which permits us, through a taxable REIT subsidiary (“TRS”) to have direct exposure to resident fee income and incur customary related operating expenses. Our medical office buildings are a combination of single tenant and multi-tenant properties typically structured with long-term leases with the tenants.

•	Light Industrial - Our industrial properties are comprised of primarily light industrial assets in infill locations that are vital for e-commerce and other tenants that require increasingly quick delivery times. These properties are generally either multi-tenant buildings of up to 500,000 square feet or single tenant buildings of up to 250,000 square feet with an office build-out of less than 20%. The portfolio is well-diversified with over 800 tenants and across 37 million square feet across 15 major U.S. markets, with significant concentrations in Atlanta, Georgia, Dallas, Texas and Chicago, Illinois.

•	Hospitality - Our hotel portfolio is a geographically diverse portfolio primarily comprised of extended stay hotels and premium branded select service and extended-stay hotels primarily located in top 25 major metropolitan statistical areas and approximately 95% affiliated with Marriott International, Inc. and Hilton Inc. with the majority affiliated with top hotel brands.

•	Other Equity and Debt - Our other equity and debt includes our portfolios of net lease, multifamily and multi-tenant office properties, our interest in Colony Starwood Homes (NYSE: SFR), which is one of the largest publicly traded owners and operators of single family rental homes in the U.S., and a portfolio of commercial real estate (“CRE”), loans and securities, our limited partnership interests in real estate private equity funds and various other equity investments.

•	Investment Management - Our investment management business is expected to generate fee income through investment management services, sponsoring numerous investment products across a diverse set of institutional and retail investors.

Our vision is to establish Colony NorthStar as the leading global equity REIT, with a unique and powerful embedded investment management platform, resulting in multiple avenues to drive growth and create value for stockholders. We believe our deep understanding of CRE provides us a significant advantage in identifying relative value throughout real estate cycles. Through prudent sector/subsector capital allocation and best-in-class operational capabilities, we aim to generate outsized total returns to stockholders. In addition, we expect to have third-party investor participation in sponsored investment vehicles that serve a potential to enhance returns to stockholders through fee income and act as an additional source of liquidity. We expect our embedded investment management platform to allow us to scale our core segments while providing revenue diversification.

Colony NorthStar Best-in-Class Corporate Governance Structure

At the closing of the Mergers, the Company adopted the following features to achieve a best-in-class corporate governance structure for Colony NorthStar. The Board of Directors and management believe that having these additional stockholder-focused corporate governance elements has the opportunity to enhance Colony NorthStar’s business and value to stockholders.

1.	80% Independent Directors with Extensive Real Estate and Board Governance Experience. Colony NorthStar’s Board includes eight independent directors, which constitute 80% of the members of the Board, who are each highly respected and recognized leaders in the real estate and related industries.

2.	Board Size Reduced. Colony NorthStar’s Board is comprised of 10 directors (a reduction from a pre-Mergers contemplated board size of 13 directors), with five members jointly selected by NSAM and NRF, including Messrs. Fosheim and Crocker, and five members selected by Colony. Eight of the 10 directors of the Colony NorthStar Board are independent under NYSE rules.

3.	No Classified Board. All of Colony NorthStar’s directors will stand for election annually.

4.	Opted out of MUTA. Colony NorthStar opted out of all of the provisions of Subtitle 8 of Title 3 of the Maryland General Corporation Law (the “MGCL”), otherwise referred to as the Maryland Unsolicited Takeover Act, which would have permitted Colony NorthStar’s board to elect, without stockholder approval, to adopt a classified board structure and other anti-takeover provisions.

5.	Majority Voting Standard for Election of Directors. In uncontested elections, members of Colony NorthStar’s board will be elected by majority vote, with incumbent directors who are not re-elected being required to submit a resignation. A plurality voting standard will apply to contested elections.

6.	Stockholders Permitted to Call Special Meetings. Stockholders holding 25% of the Colony NorthStar voting power will be entitled to call a special meeting of stockholders. This was reduced from the majority requirement considered prior to the Mergers.

7.	Stockholders Have the Right to Remove and Replace Directors. Colony NorthStar stockholders have the right to remove directors at a special meeting of stockholders, with or without cause, by majority vote. Colony NorthStar stockholders also have the right to fill vacancies resulting from the removal of directors.

8.	Stockholders May Amend Bylaws. Stockholders are entitled to amend Colony NorthStar’s bylaws by majority vote. In addition, Colony NorthStar’s Board is not permitted to unilaterally amend any bylaw provisions adopted by stockholders. The Company eliminated the prior charter provision, permitted under Maryland law, which precluded stockholders from amending Colony NorthStar’s bylaws.

9.	Stockholder Approval Required to Increase the Number of Shares Available for Issuance. The Company eliminated the charter provision, permitted under Maryland law, which allowed the Board to increase or decrease without stockholder approval the number of Colony NorthStar’s shares available for issuance. Any such increase now requires the approval of Colony NorthStar’s stockholders by majority vote.

10.	Directors are Subject to Stock Ownership Guidelines. Directors are required to maintain stock ownership equal to four times (4x) their annual cash retainer.

11.	Anti-Hedging Policy. The Company adopted a robust policy on inside information and insider trading, to which all covered persons (as defined therein), including all directors and officers of the Company, are subject. In part, this policy strictly prohibits, at all times, the trading in call or put options involving the Company’s securities and other derivative securities; engaging in short sales of the Company’s securities; holding the Company’s securities in a margin account; and, except in limited circumstances, pledging the Company’s stock to secure margin or other loans.

12.	Improved Dissenters’ Rights. The charter of Colony NorthStar provides for dissenters’ rights that are more favorable than those provided for in the MGCL.

Formation of Risk Committee

In February 2017, the Board of Directors formed a Risk Committee and appointed members comprised solely of independent directors, to oversee comprehensive scale risk assessment and risk management of the Company. The oversight responsibility includes the enterprise-wide risk management policies of the Company’s operations; structure, approach and operation of the Company’s risk-management framework; and review and approval of risk parameters to be used by management to operate the Company. Types of risk reviewed by the Risk Committee include, but are not limited to, compliance/regulatory risk, credit risk, valuation risk, market risk, liquidity risk, operational risk, legal risk, reputational risk and strategic risk. The Risk Committee will also evaluate and monitor insurance coverage, risk sharing and fraud and corruption exposure and management.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Board of Directors is currently comprised of 10 directors. The nominees, all of whom are currently serving as directors of the Company, have been recommended by our Board of Directors for re-election to serve as directors for one-year terms until the 2018 annual meeting of stockholders and until their successors are duly elected and qualified. The Board of Directors has affirmatively determined that the following eight directors are “independent” directors under the rules of the NYSE and under applicable rules of the Securities and Exchange Commission (the “SEC”): Douglas Crocker II, Nancy A. Curtin, Jon A. Fosheim, Justin E. Metz, George G. C. Parker, Charles W. Schoenherr, John A. Somers and John L. Steffens.

The Board of Directors knows of no reason why any nominee would be unable to serve as a director. If any nominee is unavailable for election or service, the Board of Directors may designate a substitute nominee and the persons designated as proxy holders on the proxy card will vote for the substitute nominee recommended by the Board of Directors, or the Board of Directors may, as permitted by our bylaws, decrease the size of our Board of Directors.

Nominees for Election for a One-Year Term Expiring at the 2018 Annual Meeting

The following table sets forth the name and age of each nominee for director, indicating all positions and offices with us currently held by the director.

Name	Age (1)	Title
Thomas J. Barrack, Jr.	69	Director, Executive Chairman
David T. Hamamoto	57	Director, Executive Vice Chairman
Douglas Crocker II	76	Director
Nancy A. Curtin	59	Director
Jon A. Fosheim	66	Director
Justin E. Metz	43	Director
George G. C. Parker	77	Director
Charles W. Schoenherr	57	Director
John A. Somers	73	Director
John L. Steffens	75	Director

(1)	Ages as of March 28, 2017

Set forth below are descriptions of the backgrounds and principal occupations of each of our directors, including the specific experience, qualifications, attributes and skills of each director considered relevant by the Board of Directors for continued service on the Board.

Thomas J. Barrack, Jr. (age 69) is the Executive Chairman of Colony NorthStar, having previously held the position of Founder and Executive Chairman of Colony. Prior to founding the Colony business in 1991, Mr. Barrack was a Principal with the Robert M. Bass Group, the principal investment vehicle of the Fort Worth, Texas investor Robert M. Bass. Prior to joining the Robert M. Bass Group, Mr. Barrack also served in the Reagan administration as Deputy Undersecretary of the Department of the Interior. Additionally, in 2010, French president Nicolas Sarkozy awarded him France’s Chevalier de la Légion d’honneur.

Since January 2016, Mr. Barrack has served as co-chairman of the board of trustees of Colony Starwood Homes (NYSE: SFR), a leading single-family rental real estate investment trust. From January 2014 to May 2016, Mr. Barrack served on the board of directors of Carrefour S.A., a French multinational retailer and the second largest retailer in the world. Since June 2010, Mr. Barrack has served on the board of directors of First Republic Bank, a full service bank and wealth management firm.

From January 2006 to April 2013, Mr. Barrack served on the public board of directors of Accor, S.A., a major global hotel group listed on Euronext Paris. Mr. Barrack has also served on the public board of Challenger Financial Services Group Limited, a diversified financial services organization listed on the Australian Securities Exchange from November 2007 to October 2010. From August 1994 to September 2007, Mr. Barrack served on the board of Continental Airlines, Inc., one of the largest passenger airlines in the United States, including as a member of its Corporate Governance Committee, Executive Committee and Human Resources Committee.

Mr. Barrack received a Bachelor of Arts in 1969 from the University of Southern California. He attended law school at the University of San Diego and the University of Southern California, where he was an editor of the law review, and received a Juris Doctor in 1972 from the University of San Diego. Mr. Barrack is the recipient of an Honorary Doctorate of Jurisprudence degree from Pepperdine University and is a Trustee at the University of Southern California.

Mr. Barrack possesses significant vision and understanding of our Company’s strategies and future direction. Mr. Barrack has a long track record and experience managing and investing in commercial mortgage loans and other CRE and real estate-related investments, including performing, sub-performing and non-performing loan portfolios and REO properties, through a variety of credit cycles and market conditions. Mr. Barrack’s extensive investment experience in our target assets is key to the Board’s oversight of the Company’s investment strategy and management of its investment portfolio. Mr. Barrack’s prior service as Deputy Undersecretary of the Department of the Interior also provides a unique government perspective to the Board.

David T. Hamamoto (age 57) is the Executive Vice Chairman of Colony NorthStar, having previously held the position of Executive Chairman of NSAM, the predecessor to Colony NorthStar, since August 2015. Prior to that position, Mr. Hamamoto served as NSAM’s Chairman and Chief Executive Officer from January 2014 until August 2015. Mr. Hamamoto held the position of Chairman of the board of directors of NRF from October 2007 until January 2017, having served as one of its directors since October 2003. Mr. Hamamoto also served as NRF’s Chief Executive Officer from October 2004 until August 2015 and President from October 2004 until April 2011. Mr. Hamamoto has been Chairman of the board of directors of NorthStar Europe (NYSE: NRE) since October 2015 and has served as one of its directors since June 2015.

Mr. Hamamoto served as Chairman of NorthStar Real Estate Income Trust, Inc. from February 2009 until August 2015 and served as Chief Executive Officer from February 2009 until January 2013. In addition, Mr. Hamamoto served as Chairman of NorthStar Healthcare Income, Inc. from January 2013 until January 2014, and of NorthStar Real Estate Income II, Inc. from December 2012 until August 2015. Mr. Hamamoto also served as Co-Chairman of NorthStar/RXR New York Metro Real Estate, Inc. (“NorthStar/RXR”) from March 2014 until August 2015.

Additionally, Mr. Hamamoto serves as a member of the advisory committee of RXR Realty LLC, a leading real estate operating and investment management company focused on high-quality real estate investments in the New York Tri-State area and a co-sponsor of NorthStar/RXR, a position he has held since December 2013. Mr. Hamamoto also serves as a member of the executive committee of Island Hospitality Management Inc., a position he has held since January 2015. In July 1997, Mr. Hamamoto co-founded NorthStar Capital Investment Corp., the predecessor to NRF, for which he served as Co-Chief Executive Officer until October 2004.

From 1983 to 1997, Mr. Hamamoto worked for Goldman, Sachs & Co. (“Goldman Sachs”) where he was co-head of the Real Estate Principal Investment Area and general partner of the firm between 1994 and 1997. During Mr. Hamamoto’s tenure at Goldman Sachs, he initiated the firm’s effort to build a real estate principal investment business under the auspices of the Whitehall Funds.

Mr. Hamamoto holds a Bachelor of Science from Stanford University in Palo Alto, California and a Master of Business Administration from the Wharton School of Business at the University of Pennsylvania in Philadelphia, Pennsylvania.

Mr. Hamamoto offers our Board an intuitive perspective of the business and operations of the Company as a whole. Mr. Hamamoto also has significant experience in all aspects of the commercial real estate markets, which he gained initially as co-head of the Real Estate Principal Investment Area at Goldman Sachs. Mr. Hamamoto is able to draw on his extensive knowledge to develop and articulate sustainable initiatives, operational risk management and strategic planning, which qualify him to serve as a director.

Douglas Crocker II (age 76) is a non-executive director of Colony NorthStar. Mr. Crocker has been the managing partner of DC Partners LLC, a firm that invests in and develops apartment properties, since 2013. From 2006 to 2013, Mr. Crocker was the Chairman of Pearlmark Multifamily Partners, L.L.C. (formerly known as Transwestern Multifamily Partners, L.L.C.), a CRE firm. He was the Chief Executive Officer of Equity Residential, a multi-family residential REIT, from December 1992 until his retirement in December of 2002.

During his more than 40 years of real estate experience, Mr. Crocker has previously served as: Executive Vice President of Equity Financial and Management Company, a subsidiary of Equity Group Investments, Inc. (“EGI”), which provides strategic direction and services for EGI’s real estate and corporate activities; President, Chief Executive Officer and a director of First Capital Corporation, a sponsor of public limited real estate partnerships; Managing Director of Prudential Securities Inc., a financial services brokerage firm; Chief Executive Officer of McKinley Finance Group, a privately held company involved with real estate, banking and corporate finance; President of American Invesco, the nation’s largest condominium conversion company; and Vice President of Arlen Realty and Development Company, a diversified real estate and retail company. Mr. Crocker currently is a member of the boards of directors of Acadia Realty Trust and Care Capital Properties, Inc., each publicly traded REITs, since 2003 and August 2015, respectively. Previously, during the past five years, Mr. Crocker was a member of the board of directors of the following publicly traded companies: Ventas, Inc. (NYSE: VTR) from 1998 until May 2016; CYS Investments, Inc. (NYSE: CYS) from 2007 to May 2015; Associated Estates Realty Corporation from December 2014 until August 2015, when the company was sold to a real estate fund managed by Brookfield Asset Management Inc. (NYSE: BAM); and Post Properties, Inc. from 2004 to May 2012.

Mr. Crocker is a member of the National Multi-Housing Council, having previously served as its Chairman. In addition, Mr. Crocker currently serves as a trustee of Milton Academy and formerly served as a trustee of Urban Land Institute and DePaul. Mr. Crocker has been a five-time recipient of Commercial Property News’ Multifamily Executive of the Year Award, a three-time winner of their REIT Executive of the Year Award, a three-time winner of Realty Stock Review’s Outstanding CEO Award, and received the National Association of Real Estate Investment Trusts (“NAREIT”) 2010 Edward H. Linde Industry Leadership Award. Mr. Crocker is also a member of the National Association of Corporate Directors.

Mr. Crocker holds a Bachelor of Arts from Harvard University.

Mr. Crocker’s expertise as a successful, well-respected and recognized leader in the real estate industry, with extensive executive experience and strong skills in corporate finance, mergers and acquisitions, strategic planning, public company executive compensation, and corporate governance, qualify him to serve as a director.

Nancy A. Curtin (age 59) is a non-executive director of Colony NorthStar, having previously served as a director of Colony from August 2014 to January 2017. Ms. Curtin is the Chief Investment Officer and Head of Investments of Close Brothers Asset Management (“CBAM”). CBAM is the asset management arm of Close Brothers Group Plc (“CBG”). Established in 1878, CBG is a specialist financial services group engaged in banking, securities and asset management activities. CBG is listed on the London Stock Exchange and is a member of the FTSE 250, with over 2,700 employees. With over 550 employees, CBAM is focused on providing investment management and wealth structuring to a broad range of UK and European clients, both onshore and offshore.

Prior to CBAM, Ms. Curtin has had a range of senior roles in asset management, private equity and alternative asset investing. She served as the Chief Investment Officer and Managing Partner of Fortune Asset

Management Limited, an alternative asset management firm working with institutional, HNW and family office clients, from April 2002 until it was purchased by CBAM in January 2010.

Ms. Curtin was Managing Director of Schroders Plc, a £268 billion global asset management firm, where she was also Head of Global Investments for the Mutual Funds business. Prior to Schroders, Ms. Curtin was Head of Emerging Markets at Baring Asset Management, a £60 billion global investment management firm, currently owned by MassMutual Financial Group.

Ms. Curtin received a Bachelor of Arts in political science, summa cum laude, from Princeton University in 1979 and a Master of Business Administration from Harvard Business School in 1983.

Ms. Curtin’s years of investment management experience and senior roles in asset management, private equity and alternative asset investing is key to the Board’s oversight of the Company’s investment strategy and management of its investment portfolio. Ms. Curtin’s extensive experience as a senior investment professional in London and across Europe provides the Board and management invaluable perspective on the Company’s focus on European investment opportunities.

Jon A. Fosheim (age 66) is a non-executive director of Colony NorthStar. Previously, Mr. Fosheim was the Chief Executive Officer of Oak Hill REIT Management, LLC (“Oak Hill”) from 2005 until he retired in 2011. Oak Hill is a hedge fund specializing in REIT investments. From 1985 until 2005, Mr. Fosheim was a Principal and Co-founder of Green Street Advisors, a REIT advisory and consulting firm. Prior to that, Mr. Fosheim worked in institutional sales at Bear Stearns & Co., a global investment bank, and worked in the tax department at Touche Ross and Co. (now Deloitte LLP), an international accounting firm. Mr. Fosheim also serves as a member of the board of directors, including its audit committee and corporate governance committee, of Apple Hospitality REIT, Inc. (NYSE: APLE), a publicly traded REIT, positions he has held since January 2015. Mr. Fosheim also served as a member of the board of Associated Estates Realty Corporation, a publicly traded REIT, from February 2015 until August 2015, when the company was sold to a real estate fund managed by Brookfield Asset Management Inc. (NYSE: BAM).

In addition, Mr. Fosheim is a director and chairman of the audit committee of the Arnold and Mabel Beckman Foundation, a nonprofit foundation established for the purpose of supporting scientific research. In 2003, Mr. Fosheim was a recipient of the NAREIT Industry Achievement Award.

Mr. Fosheim holds a Bachelor of Arts, Master of Business Administration and Juris Doctor, each from the University of South Dakota.

Mr. Fosheim’s extensive investment management experience and his leadership and management background provides him with the skills and qualifications to serve as a director.

Justin E. Metz (age 43) is a non-executive director of Colony NorthStar. Previously, Mr. Metz served as an independent director of NSAM, a position he had held from June 2014 until January 2017. Mr. Metz is also the Managing Principal of the Related Companies’ real estate fund management team, which he founded in April 2009, operating from offices in New York, Chicago, Boston, Dallas and Los Angeles and staffed with industry veterans. The fund management platform currently manages capital on behalf of sovereign wealth funds, public pension plans, multi-managers, endowments, Taft Hartley plans and family offices across the following strategies: distressed and value added real estate opportunities, origination and acquisition of construction and transitional loans and multifamily housing opportunities across the United States.

Prior to joining Related Companies, Mr. Metz served as a Managing Director at Goldman Sachs. During his 12 years at Goldman Sachs, Mr. Metz held numerous positions of increasing responsibility and served on various boards and investment committees. Mr. Metz is a principal shareholder of Related Fund Management, LLC and Sousa Holdings, LLC. Mr. Metz holds a Bachelor of Arts from the University of Michigan.

Mr. Metz’s real estate investment experience, coupled with his leadership experience from his service on various boards and investment committees, qualify him to serve as a director.

George G. C. Parker, Ph.D. (age 77) is a non-executive director of Colony NorthStar. He previously served as a director for Colony since its initial public offering in September 2009 until January 2017. Professor Parker has been a distinguished member of the finance faculty of Stanford University’s Graduate School of Business since 1973 and is currently the Dean Witter Distinguished Professor of Finance (Emeritus). At Stanford, Professor Parker has held a series of senior positions, including Senior Associate Dean for Academic Affairs, Director of the M.B.A. Program, Director for Executive Education, and Director of the Stanford Sloan Program for Executives.

Professor Parker is a member of the board of directors of Threshold Pharmaceuticals, Inc. (NASDAQ: THLD), a publicly traded biotechnology company, and First Republic Bank (NYSE: FRC), a California banking company. From March 2001 to January 2015, Professor Parker served on the board of directors of iShares Exchange Traded Funds, an investment company, including as independent chairman. Professor Parker served as a member of the board of directors of Tejon Ranch Company (NYSE: TRC), a publicly traded real estate development company, from May 1998 to March 2015, including as Chairman of its Audit Committee. From 1996 to 2009, Professor Parker served on the public board of Continental Airlines, Inc., including as a member of its audit committee.

Professor Parker holds a Bachelor of Science from Haverford College and a Master of Business Administration and Ph.D. from the Stanford Graduate School of Business.

Professor Parker’s understanding of business and finance concepts, acquired through his over 35 years of academic study and teaching, provides the Board with significant business acumen as the Company positions itself for future growth and development. Professor Parker served as a member of the independent special committee representing the Company’s interests in the Combination. In addition, Professor Parker’s extensive experience in an academic environment, including his position teaching about corporate governance and management compensation at Stanford Business School, allows him to advise on rapidly changing market conditions and provide perspective for the Board. Professor Parker also serves as an audit committee financial expert on the Board’s Audit Committee. Professor Parker’s service on other public company boards also lends insights into public company operations and provides different perspectives on Board practices and governance matters.

Charles W. Schoenherr (age 57) is a non-executive director of Colony NorthStar. Mr. Schoenherr serves as Managing Director of Waypoint Residential, LLC which invests in multifamily properties in the Sunbelt. He has served in this capacity since January 2011 and is responsible for sourcing acquisition opportunities and raising capital.

Until January 2017, Mr. Schoenherr served as an independent director of NRF, NorthStar Europe and NorthStar Real Estate Income II, Inc., positions he had held from June 2014, October 2015 and December 2012, respectively. Mr. Schoenherr also previously served as an independent director of NorthStar Real Estate Income Trust, Inc. from January 2010 to October 2015. From June 2009 until January 2011, Mr. Schoenherr served as President of Scout Real Estate Capital, LLC, a full service real estate firm that focuses on acquiring, developing and operating hospitality assets, where he was responsible for managing the company’s properties and originating new acquisition and asset management opportunities.

Prior to joining Scout Real Estate Capital, LLC, Mr. Schoenherr was the managing partner of Elevation Capital, LLC, where he advised real estate clients on debt and equity restructuring and performed due diligence and valuation analysis on new acquisitions between November 2008 and June 2009. Between September 1997 and October 2008, Mr. Schoenherr served as Senior Vice President and Managing Director of Lehman Brothers’ Global Real Estate Group, where he was responsible for originating debt, mezzanine and equity transactions on all major property types throughout the United States. During his career he has also held senior management positions with GE Capital Corporation, GE Investments, Inc. and KPMG LLP, where he also practiced as a certified public accountant. Mr. Schoenherr currently serves on the Board of Trustees of Iona College and is on its Real Estate and Investment Committees.

Mr. Schoenherr holds a Bachelor of Business Administration in Accounting from Iona College and a Master of Business Administration in Finance from the University of Connecticut.

Mr. Schoenherr’s expertise in and knowledge of real estate investment and finance industries, including extensive experience originating debt, mezzanine and equity transactions, qualify him to serve as a director.

John A. Somers (age 73) is a non-executive director of Colony NorthStar. He previously served as a director for Colony since its initial public offering in September 2009 until January 2017. Mr. Somers has been a private investor since June 2006. From 1996 to June 2006, Mr. Somers was Head of Fixed Income and Real Estate for Teachers Insurance and Annuity Association and College Retirement Equities Fund (“TIAA-CREF”), and served there as an Executive Vice President from 1996 to 2004. From 1981 to 1996, Mr. Somers served as Senior Vice President and Head of Commercial Mortgages and Real Estate for TIAA-CREF. Prior to joining TIAA-CREF, from 1972 to 1981, Mr. Somers held several positions in the Real Estate Investment Department, including Vice President, for Prudential Insurance Company of America. He also served as Senior Vice Chairman of The National Realty Committee in Washington, D.C. and as Chairman of NYU’s Real Estate Institute.

Mr. Somers was a member of the board of directors of Guardian Life Insurance Company of America from 1996 through 2016. He served as a member of the audit & risk committee, the human resources and governance committee and served as chairman of its audit committee and investment committee. From 1986 to 2005 and again from 2011 through 2016, Mr. Somers served as a member of the board of directors of The Community Preservation Corporation, a 501(c)(3) not-for-profit corporation focused on low and moderate income housing development in New York City, and served as its Chairman, a member of its Executive Committee and Chairman of its Governance and Compensation Committee. Between 1990 and 2003, Mr. Somers served as director of Emigrant Savings Bank.

Mr. Somers received his Bachelor of Science in Economics from Villanova University in 1966 and a Master of Business Administration in Finance from the University of Connecticut in 1972.

Mr. Somers’s commercial mortgage and real estate investment experience allows him to provide sound advice on the Company’s objectives to acquire, originate and manage real estate-related investments. Mr. Somers served as a member of the independent special committee representing the Company’s interests in the Combination. His position as Head of Fixed Income and Real Estate for TIAA-CREF provided Mr. Somers with extensive insight into the debt markets and real estate-related investments that provides a leadership perspective to the Board.

John L. Steffens (age 75) is a non-executive director of Colony NorthStar. He previously served as a director for Colony since its initial public offering in September 2009 until January 2017. Mr. Steffens is the founder of Spring Mountain Capital, LP (“Spring Mountain Capital”). Founded in 2001, Spring Mountain Capital specializes in providing advisory services and alternative investments for institutional and private investors. Prior to establishing Spring Mountain Capital, Mr. Steffens spent 38 years at Merrill Lynch & Co., Inc., where he held numerous senior management positions, including President of Merrill Lynch Consumer Markets (which was later named the Private Client Group) from July 1985 until April 1997, and both Vice Chairman of Merrill Lynch & Co., Inc. (the parent company) and Chairman of its U.S. Private Client Group from April 1997 until July 2001.

Mr. Steffens served on the Board of Directors of Merrill Lynch & Co., Inc. from April 1986 until July 2001. He also served as a member of the Board of Directors of Merrill Lynch Ventures, LLC (a $1.8 billion private equity fund for key employees). Mr. Steffens currently serves on the Advisory Board of StarVest Partners, the Advisory Board of Wicks Communication & Media Partners, L.P., the Board of Trustees of Colony Starwood Homes (NYSE: SFR), and as Chairman of the Board of Directors of Cicero, Inc. (NYSE: CICN), a publicly traded provider of business integration software, since May 2007. Also, Mr. Steffens was appointed to the Board of Overseers of the Geisel School of Medicine at Dartmouth, on which he currently serves, on October 1, 2011. From June 2004 to February 2009, Mr. Steffens served on the public board of Aozora Bank, Ltd., a financial services institution in Japan. Mr. Steffens has served as Chairman of the Securities Industry Association, as a Trustee of the Committee for Economic Development, and is currently National Chairman Emeritus of the Alliance for Aging Research.

Mr. Steffens graduated with a Bachelor of Arts in Economics from Dartmouth College in 1963. He also attended the Advanced Management Program of the Harvard Business School in 1979.

Mr. Steffens’s years of investment experience, advisory work and senior leadership positions at Merrill Lynch devoted to private client work provides the Board with an investor perspective. Mr. Steffens served as the chairperson and a member of the independent special committee representing the Company’s interests in the Combination. Mr. Steffens’s extensive contacts developed through his service with a significant number of securities and financial firms provide the Board with a view into markets that is invaluable. Mr. Steffens’s service as a director of other public companies also helps provide the Board with different perspectives on Board practices and governance matters.

Vote Required and Recommendation

The affirmative vote of a majority of the total votes cast for and against at a meeting duly called and at which a quorum is present, is required for the election of a director, unless there is a contested election, in which case directors shall be elected by a plurality of votes cast at a meeting. For purposes of the foregoing, a majority of the votes cast means that the number of shares that are cast and are voted “for” the election of a director must exceed the number of shares that are cast and voted “against” the election of a director. In any uncontested election of a director, any incumbent director who does not receive a majority of the votes cast with respect to the election of such director shall tender his or her resignation within three (3) days after certification of the results, in accordance with the Company’s written corporate governance guidelines. For purposes of the election of directors, pursuant to our organizational documents and Maryland state law, abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES SET FORTH ABOVE.

EXECUTIVE OFFICERS

The following table sets forth information concerning our executive officers. Executive officers are elected by and serve at the discretion of our Board of Directors.

Name	Age (1)	Title
Thomas J. Barrack, Jr.	69	Director, Executive Chairman
David T. Hamamoto	57	Director, Executive Vice Chairman
Richard B. Saltzman	60	Chief Executive Officer and President
Mark M. Hedstrom	58	Executive Vice President and Chief Operating Officer
Ronald M. Sanders	53	Executive Vice President, Chief Legal Officer and Secretary
Darren J. Tangen	46	Executive Vice President, Chief Financial Officer and Treasurer
Kevin P. Traenkle	47	Executive Vice President, Chief Investment Officer
Neale W. Redington	50	Managing Director, Chief Accounting Officer

(1)	Ages as of March 28, 2017

Set forth below are descriptions of the backgrounds of each of our executive officers, other than Thomas J. Barrack, Jr. and David T. Hamamoto, whose positions and backgrounds are described above.

Richard B. Saltzman (age 60) is the Chief Executive Officer and President of Colony NorthStar, having previously held the positions of Chief Executive Officer, President and a member of the Board of Directors of Colony. Prior to joining the Colony business in 2003, Mr. Saltzman spent 24 years in the investment banking business primarily specializing in real estate-related businesses and investments.

Most recently, he was a Managing Director and Vice Chairman of Merrill Lynch’s investment banking division. As a member of the investment banking operating committee, he oversaw the firm’s global real estate, hospitality and restaurant businesses. Previously, he also served as Chief Operating Officer of Investment Banking and had responsibility for Merrill Lynch’s Global Leveraged Finance business. Mr. Saltzman was also responsible for various real estate-related principal investments, including the Zell/Merrill Lynch series of funds, which acquired more than $3.0 billion of CRE assets and where he was a member of the investment committee.

Mr. Saltzman serves on the Board of Directors of Kimco Realty Corporation (NYSE: KIM), the Board of Trustees of Colony Starwood Homes (NYSE: SFR) and NorthStar Europe (NYSE:NRE). Previously, he was also a member of the Board of Governors of NAREIT, on the board of directors of the Real Estate Roundtable and a member of the Board of Trustees of the Urban Land Institute, Treasurer of the Pension Real Estate Association, a Director of the Association of Foreign Investors in Real Estate and a past Chairman of the Real Estate Capital Policy Advisory Committee of the National Realty Committee.

Mr. Saltzman received his Bachelor of Arts from Swarthmore College in 1977 and a Master of Science in Industrial Administration from Carnegie Mellon University in 1979.

Mark M. Hedstrom (age 58) is an Executive Vice President and the Chief Operating Officer of Colony NorthStar, having previously held the position of Executive Director and Chief Operating Officer of Colony.

Prior to the combination of Colony Capital, LLC and Colony Financial, Inc., Mr. Hedstrom was the global Chief Financial Officer for Colony Capital, LLC. In that role he was responsible for management of the financial and operating aspects of its funds management business, which included oversight of Colony Capital LLC’s financial, human resources, information technology, risk management and investor reporting functions.

Prior to joining the Colony business in 1993, Mr. Hedstrom held senior positions with Koll International and Castle Pines Land Co. Mr. Hedstrom spent five years with Ernst & Young, where he was a Senior Manager.

Mr. Hedstrom is a Certified Public Accountant (license inactive) and received a Bachelor of Science in Accounting from the University of Colorado.

Ronald M. Sanders (age 53) is an Executive Vice President and the Chief Legal Officer and Secretary of Colony NorthStar, for which he is responsible for the management of global legal affairs and generally provides legal and other support to the operations of Colony NorthStar. Mr. Sanders previously held the position of Executive Director and Chief Legal Officer and Secretary of Colony, for which he provided similar services.

Prior to joining the Colony business in 2004, Mr. Sanders was a Partner with the law firm of Clifford Chance US LLP.

Mr. Sanders received his Bachelor of Science from the State University of New York at Albany in 1985, and his Juris Doctor from the New York University School of Law in 1988.

Darren J. Tangen (age 46) is an Executive Vice President and the Chief Financial Officer and Treasurer of Colony NorthStar. Since 2002, Mr. Tangen has held various senior investment related roles at Colony, including Executive Director and Chief Financial Officer.

Mr. Tangen was one of the key executives (Chief Financial Officer and Chief Operating Officer) responsible for Colony Financial, Inc. (NYSE:CLNY) having taken the company public in 2009 and leading it through its successful combination with Colony Capital, LLC in 2015. Prior to joining Colony in 2002, Mr. Tangen held positions at Credit Suisse and Colliers International (NASDAQ: CIGI).

Mr. Tangen received his Bachelor of Commerce from McGill University and his Master of Business Administration in Finance and Real Estate at The Wharton School, University of Pennsylvania where he was recognized as a Palmer Scholar.

Kevin P. Traenkle (age 47) is an Executive Vice President and the Chief Investment Officer of Colony NorthStar, having previously held the position of Executive Director and Chief Investment Officer for Colony.

Mr. Traenkle is involved in many facets of Colony NorthStar, including business strategy, product development, global client relations, oversight of individual investment and divestment decisions, as well as portfolio construction and risk management.

Prior to rejoining the Colony business in 2002, Mr. Traenkle worked for a private equity investment firm, where, among other responsibilities, he focused on the firm’s real estate-related investment and management activities. Prior to originally joining Colony in 1993, Mr. Traenkle worked in the municipal finance department for the investment bank First Albany Corporation in Albany, New York.

Mr. Traenkle received a Bachelor of Science in Mechanical Engineering in 1992 from Rensselaer Polytechnic Institute in Troy, New York.

Neale W. Redington (age 50) is a Managing Director and the Chief Accounting Officer of Colony NorthStar, having previously held the same positions at Colony. Mr. Redington is responsible for financial accounting and reporting for firm-sponsored investments and related affiliates and subsidiaries.

Prior to joining the Colony business in 2008, Mr. Redington was an audit partner in the real estate and hospitality practice of Deloitte & Touche LLP where he was the U.S. partner in charge of hospitality services. During his twenty years with Deloitte, Mr. Redington worked in both London and Los Angeles.

Mr. Redington is a Certified Public Accountant (license inactive) and a Chartered Accountant in England & Wales and received a B.Com.(Acc.)(Hons.) in 1987 from the University of Birmingham in England.

INFORMATION REGARDING CORPORATE GOVERNANCE AND

BOARD AND COMMITTEE MEETINGS

Committee Charters and Corporate Governance Documents

Our Board of Directors maintains charters for all Board committees. In addition, our Board of Directors has adopted a written set of corporate governance guidelines, a code of business conduct and ethics and a code of ethics for our principal executive officers and senior financial officers. To view our committee charters, corporate governance guidelines, code of business conduct and ethics and code of ethics, please visit our website at www.clns.com, in the “Public Shareholders – Corporate Governance” section. Each of these documents is also available in print to any stockholder who sends a written request to such effect to Investor Relations, Colony NorthStar, Inc., 515 S. Flower St., 44th Floor, Los Angeles, CA 90071.

Director Independence

The Board currently has 10 directors, a majority (eight), specifically 80%, of whom the Board affirmatively has determined to be “independent” under the listing standards of the NYSE and under applicable rules of the SEC. The Board affirmatively has determined that each of the following non-executive directors is independent under these standards: Douglas Crocker II, Nancy A. Curtin, Jon A. Fosheim, Justin E. Metz, George G. C. Parker, Charles W. Schoenherr, John A. Somers and John L. Steffens. Thomas J. Barrack, Jr. and David T. Hamamoto are not independent as they are our executive officers.

Board Leadership Structure and Risk Oversight

Our Board of Directors is comprised of a majority (eight), specifically 80%, of independent directors. Mr. Barrack and Mr. Hamamoto serve as the Executive Chairman and Vice Chairman of the Board, respectively, positions separate from our Chief Executive Officer. Our Board believes that having an executive chairman and executive vice chairman are useful as it ensures that the Board leadership retains a close working relationship with management. In addition, our Board of Directors established the position of Lead Director in order to provide for a Board leadership position to be held by an independent director. The Lead Director is selected on an annual basis by a majority of the independent directors then serving on the Board of Directors from among the independent directors. Nancy A. Curtin currently serves as our Lead Director. The role of the Lead Director is to serve as liaison (a) between the Board of Directors and management, including the Chief Executive Officer, (b) among independent directors and (c) between interested third parties and the Board of Directors.

In addition, the Board is assisted in its oversight responsibilities by the standing Board committees, which have assigned areas of oversight responsibility for various matters as described in the Committee charters and as provided in NYSE rules.

As a result of the Mergers and mindful of the increasing time commitment and relevance of risk oversight, management and controls in an expanded company, the Board unanimously approved the formation of a Risk Committee in February 2017, which is comprised solely of independent directors. The Board also determined that the formation of the Risk Committee would allow the Audit Committee to substantially focus on accounting and financial reporting matters (including risks relating thereto), as more fully described below.

In connection with its oversight of risk to our business, the Risk Committee, Audit Committee and Board consider feedback from our Chief Risk Officer, Internal Auditor, Chief Compliance Officer and other members of management concerning the Company’s operations and strategies and considers the attendant risks to our business. The Risk Committee, Audit Committee and Board also engage in regular discussions regarding risk management with our independent and internal auditors. The Board routinely meets with our Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Chief Legal Officer and Chief Accounting Officer, and other members of management as appropriate in the Board’s consideration of matters submitted for Board approval and risks associated with such matters.

Specifically, our Risk Committee oversight responsibility includes the enterprise-wide risk management policies of the Company’s operations; structure, approach and operation of the Company’s risk-management framework; and review and approval of risk parameters to be used by management to operate the Company. Types of risk reviewed by the Risk Committee include, but are not limited to, compliance/regulatory risk, credit risk, valuation risk, market risk, liquidity risk, operational risk, legal risk, reputational risk and strategic risk. The Risk Committee also evaluates and monitors insurance coverage, risk sharing and fraud and corruption exposure and management.

Our Audit Committee continues to assist the Board’s oversight of the integrity of our financial statements and financial reporting process, our compliance with legal and regulatory requirements, the qualifications and independence of our independent registered public accounting firm, and the performance of our internal audit function and independent registered public accounting firm. In addition, the Audit Committee has established and maintains procedures for the receipt of complaints and submissions of concerns regarding accounting and auditing matters. Pursuant to its charter, the Audit Committee also considers our policies with respect to financial reporting risk assessment and risk management. To further address such risk oversight and management of the Company, the Company retained the position of Chief Risk Officer, which was established by Colony in late 2015, consistent with the recommendations of Colony’s audit committee and management. The Chief Risk Officer will manage an internal risk review function and maintain a line of direct communication with both the Risk Committee and Audit Committee at regular meetings (and as may otherwise be necessary).

The Board and its committees hear reports from the members of management responsible for the matters considered to enable the Board and each committee to understand and discuss risk identification and risk management. The chairman of each of the Board’s standing committees reports on the discussion to the full Board at the next Board meeting. All directors have access to members of management in the event a director wishes to follow up on items discussed outside the Board meeting.

Executive Sessions of Non-Management Directors

Pursuant to our corporate governance guidelines and the NYSE listing standards, in order to promote open discussion among non-management directors, our Board of Directors devotes a portion of each regularly scheduled Board and committee meeting to executive sessions without management participation. In addition, our corporate governance guidelines provide that if the group of non-management directors includes directors who are not independent, as defined in the NYSE’s listing standards, at least one such executive session convened per year shall include only independent directors. The Lead Director presides at these sessions.

Communications with the Board

Stockholders and other interested parties may communicate with the Board by sending any correspondence they may have to the Lead Director at the following address: “Lead Director” c/o Secretary, Colony NorthStar, Inc., 515 S. Flower St., 44th Floor, Los Angeles, CA 90071, or by email at leaddirector@clns.com. The Lead Director will decide what action should be taken with respect to the communication, including whether such communication should be reported to the Board of Directors.

Board Meetings

During 2016, the Board of Directors of NSAM (the predecessor to the Company) (“NSAM’s Board”) met twenty-seven (27) times, including telephonic meetings, and each Director then serving attended at least 75% of the aggregate number of meetings of NSAM’s Board and of all committees on which he or she served. Directors are expected to attend, in person or by telephone, all Board meetings and meetings of committees on which they serve. NSAM (the predecessor to the Company) did not hold a 2016 annual meeting of stockholders.

Board Committees

The Board of Directors has a standing Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Risk Committee. During 2016, NSAM (the predecessor to the Company) also had a Special Committee of its board of directors (the “NSAM Special Committee”). All members of the committees described below are “independent” of the Company as that term is defined in the NYSE’s listing standards and Section 10A-3 under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”).

The table below provides membership information for each of the Board committees of the Company:

Name	Audit	Compensation	Nominating and Corporate Governance	Risk
Douglas Crocker II	☑			☑
Nancy A. Curtin		☑		☑
Jon A. Fosheim	☑		C
Justin E. Metz		☑	☑
George G. C. Parker	C			☑
Charles W. Schoenherr	☑	☑
John A. Somers			☑	C
John L. Steffens		C	☑

☑	Member
C	Committee Chairman

Audit Committee

The principal purpose of the Audit Committee is to assist the Board of Directors in the oversight of:

•	our accounting and financial reporting processes;

•	the integrity of our consolidated financial statements and financial reporting process;

•	our systems of disclosure controls and procedures and internal control over financial reporting;

•	our compliance with financial, legal and regulatory requirements;

•	the evaluation of the qualifications, independence and performance of our independent registered public accounting firm;

•	the performance of our internal audit function; and

•	our financial reporting risk profile and financing reporting risk management policies.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of our independent auditors and is also responsible for reviewing with our independent auditors any audit problems or difficulties they encounter in the course of their audit work. The Audit Committee is also charged with the tasks of reviewing our financial statements, any significant financial reporting issues and any major issues as to the adequacy of internal control with management and our independent auditors.

Our Audit Committee’s written charter requires that all members of the committee must satisfy the requirements of the NYSE, the rules and regulations of the SEC and applicable laws relating to independence, financial literacy and experience. All of the members of the Audit Committee meet the foregoing requirements. The Board of Directors has determined that George G. C. Parker is an “audit committee financial expert” as defined by the rules and regulations of the SEC. For information about the development of Professor Parker’s expertise, see “Proposal 1: Election of Directors—Nominees for Election for a One-Year Term Expiring at the 2018 Annual Meeting.”

During 2016, the Audit Committee of NSAM’s Board (the predecessor to the Company) met six times, including telephonic meetings, and each member of such Audit Committee attended 100% of such meetings.

Compensation Committee

The principal purposes of the Compensation Committee are to:

•	review and approve on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, if any, evaluate our Chief Executive Officer’s performance in light of such goals and objectives and determine and approve the remuneration of our Chief Executive Officer based on such evaluation;

•	review and approve the compensation, if any, of all of our Section 16 officers, including our Chief Financial Officer, and oversee and review compensation recommendations generally for all other employees of the Company;

•	review our executive compensation policies and plans;

•	implement and administer our incentive compensation equity-based remuneration plans, including the CLNS Equity Incentive Plan, as defined below;

•	assist management in complying with our proxy statement and annual report disclosure requirements;

•	produce a report on executive compensation to be included in our annual proxy statement; and

•	review, evaluate and recommend changes, if appropriate, to the remuneration for directors.

In addition, the Compensation Committee shall also ensure that compensation plans are designed with an appropriate balance of risk and reward in relation to the Company’s overall business strategy and do not encourage excessive or unnecessary risk-taking behavior. We entered into employment agreements with certain executive officers of the Company, pursuant to which each receives compensation for their services. For further information regarding the employment agreements of our named executive officers, see “Compensation Discussion and Analysis.”

The Compensation Committee may delegate its authority to members as it deems appropriate; any actions taken by a member who has been delegated authority must be reported to the full Compensation Committee at its next regularly scheduled meeting. The Compensation Committee has the authority to retain and terminate such outside legal, accounting or other advisors as it deems necessary and advisable in its sole discretion, including compensation consultants, after taking into consideration all factors relevant to the independence from management of such compensation consultant or other advisor. The Compensation Committee will be directly responsible for the appointment, compensation, and oversight of the work of any compensation consultant or other advisor retained by the Compensation Committee.

During 2016, the Compensation Committee of NSAM’s Board (the predecessor to the Company) met eleven times, including telephonic meetings, and each member of such Compensation Committee attended at least 90% of such meetings.

Nominating and Corporate Governance Committee

The principal purposes of the Nominating and Corporate Governance Committee are to:

•	identify and recommend to the full Board of Directors qualified candidates for election as directors and recommend nominees for election as directors at the annual meeting of stockholders;

•	develop and recommend to the Board of Directors corporate governance guidelines and implement and monitor such guidelines;

•	review and make recommendations on matters involving the general operation of the Board of Directors, including board size and composition, and committee composition and structure;

•	recommend to the Board of Directors nominees for each committee of the Board of Directors;

•	annually facilitate the assessment of the Board of Directors’ performance as a whole and of the individual directors, as required by applicable law, regulations and the NYSE corporate governance listing standards; and

•	oversee the Board of Directors’ evaluation of management.

During 2016, the Nominating and Corporate Governance Committee of NSAM’s Board (the predecessor to the Company) met two times, including telephonic meetings, and each member of such Nominating and Corporate Governance Committee attended 100% of such meetings.

Risk Committee

The principal purposes of the Risk Committee are to review, consider and evaluate:

•	the Company’s risk management infrastructure and the critical risk management policies;

•	with management the Company’s risk profile, risk appetite and approach to determining the acceptability of risks incurred in the course of pursuing business;

•	the Company’s significant financial, non-financial and cybersecurity risk exposures;

•	with management the Company’s compliance program, material litigation affecting the Company and any significant correspondences with, or other actions by, regulators or governmental agencies;

•	with management the quality and competence of management appointed to administer risk management functions; and

•	the Company’s insurance coverage and various risk sharing protocols, as well as exposure to fraud and corruption.

The Risk Committee was formed and members appointed in February 2017, therefore no meetings took place in 2016.

NSAM Special Committee

In March 2016, NSAM’s Board formed a special committee comprised of three of NSAM’s independent directors, who were not on the board of directors of NRF, to continue the previously announced strategic alternatives process (which would subsequently result in the Mergers).

During 2016, the NSAM Special Committee of NSAM’s Board (the predecessor to the Company) met 24 times, including telephonic meetings, and each member of such NSAM Special Committee attended over 75% of such meetings.

Code of Ethics

Our Board of Directors has adopted and maintains a code of business conduct and ethics and a code of ethics for our principal executive officers and senior financial officers. To view our code of business conduct and ethics and code of ethics, please visit our website at www.clns.com, in the “Public Shareholders – Corporate Governance” section. Each of these documents is also available in print to any stockholder who sends a written request to such effect to Investor Relations, Colony NorthStar, Inc., 515 S. Flower St., 44th Floor, Los Angeles, CA 90071.

Consideration of Director Candidates

The Board of Directors has adopted a policy to be used for considering potential director candidates to further the Nominating and Corporate Governance Committee’s goal of ensuring that our Board of Directors consists of a diversified group of qualified individuals that function effectively as a group. The policy provides that qualifications and credentials for consideration as a director nominee may vary according to the particular areas of expertise being sought as a complement to the existing composition of the Board of Directors. However, at a minimum, candidates for director must possess:

•	high personal and professional ethics and integrity;

•	an ability to exercise sound judgment;

•	an ability to make independent analytical inquiries;

•	a willingness and ability to devote adequate time and resources to diligently perform Board duties, including attending regular and special Board and committee meetings;

•	an appropriate and relevant business experience and acumen; and

•	a reputation, both personal and professional, consistent with the image and reputation of the Company.

In addition to the aforementioned qualifications, the Nominating and Corporate Governance Committee also believes that there are other qualities and skills that, while not a prerequisite for nomination, should be taken into account when considering whether to recommend a particular candidate. These factors include, among others:

•	whether the person possesses specific industry expertise, including in real estate and real estate-related debt instruments, and familiarity with general issues affecting the Company’s business;

•	whether the person’s nomination and election would enable the Board of Directors to have a member that qualifies as an “audit committee financial expert”;

•	whether the person would qualify as an “independent” director under the rules of the NYSE and the Company’s Corporate Governance Guidelines;

•	the importance of continuity of the existing composition of the Board of Directors; and

•	the importance of a diversified Board membership, in terms of both the individuals involved and their various experiences and areas of expertise.

The Nominating and Corporate Governance Committee will seek to identify director candidates based on input provided by a number of sources, including (a) Nominating and Corporate Governance Committee members, (b) other members of the Board of Directors and (c) stockholders of the Company. The Nominating and Corporate Governance Committee also has the authority to consult with or retain advisors or search firms to assist in the identification of qualified director candidates; however, we do not currently employ a search firm, or pay a fee to any other third party, to locate qualified director candidates. Stockholders seeking to recommend a prospective candidate for the Nominating and Corporate Governance Committee’s consideration should submit the candidate’s name and qualifications, including the candidate’s consent to serve as a director if nominated and elected, to Ronald M. Sanders, Chief Legal Officer and Secretary, Colony NorthStar, Inc., 515 S. Flower St., 44th Floor, Los Angeles, CA 90071.

Independent Registered Public Accounting Firm

On February 23, 2017, the Company, upon approval of the Audit Committee, engaged Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2017. Concurrently, the Company informed Grant Thornton LLP (“GT”) that it would be dismissed as the independent registered public accounting firm for the Company. GT completed the audit of NSAM’s consolidated financial statements for the year ended December 31, 2016, which were filed with the Company’s Annual Report on

Form 10-K for the year ended December 31, 2016. EY previously served as the independent registered public accounting firm for Colony. GT’s dismissal was not due to any reasons related to the reporting or accounting operations, policies or procedures of the Company.

During the years ended December 31, 2016 and 2015 and the subsequent interim period through February 28, 2017, neither NSAM nor anyone on its behalf consulted with EY regarding (1) application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on NSAM’s financial statements and neither a written report nor oral advice was provided to the Company that EY concluded was an important factor considered by NSAM in reaching a decision as to any accounting, auditing, or financial reporting issue, (2) any matter that was the subject of a disagreement within the meaning of Item 304(a)(1)(iv) of Regulation S-K, or (3) any reportable event within the meaning of Item 304(a)(1)(v) of Regulation S-K.

GT’s reports on NSAM’s consolidated financial statements as of and for the years ended December 31, 2016 and 2015 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

In connection with the audits of NSAM’s consolidated financial statements for the years ended December 31, 2016 and 2015, and during the subsequent interim period through February 28, 2017, there were (1) no “disagreements” as that term is defined in Item 304(a)(1)(iv) of Regulation S-K, with GT on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, any of which that, if not resolved to GT’s satisfaction, would have caused GT to make reference to the subject matter in its reports for such years and (2) no reportable events within the meaning of Item 304(a)(1)(v) of Regulation S-K.

The Company provided GT with a copy of the disclosure it is making in this proxy statement. GT previously furnished to the Company a letter addressed to the SEC stating whether or not it agrees with the statements made in the Form 8-K filed by the Company on February 28, 2017 regarding Item 4.01 therein. A copy of GT’s letter dated February 28, 2017 is attached as Exhibit 16.1 to the Form 8-K filed by the Company on February 28, 2017.

A representative of EY will be present at the annual meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions. A representative of GT will be available by telephone to respond to appropriate questions.

Principal Auditor Fees and Services

Set forth below are the services rendered and related fees billed by GT for services rendered during the years ended December 31, 2016 and December 31, 2015:

Services	2016	2015
Audit Fees (1)	$3,617,244	$1,645,063
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total	$3,617,244	$1,645,063

(1)	Fees for audit services for the fiscal years ended December 31, 2016 and 2015 include fees associated with the annual audits for such years, including Section 404 attest services, the quarterly review of the Form 10-Qs for the three month periods ended March 31, 2016, June 30, 2016, September 30, 2016, March 31, 2015, June 30, 2015 and September 30, 2015, and for other attest services, including issuance of consents and review of the Company’s registration statements on Form S-3 and Form S-8 and other documents filed by the Company with the SEC.

All audit and audit-related services provided by GT in 2016 were pre-approved by the Audit Committee of NSAM’s Board (the predecessor to our Company), either pursuant to the Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy or through a separate pre-approval by the Audit Committee.

Pre-Approval Policies and Procedures

The Audit Committee’s policy is to review and pre-approve, either pursuant to the Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy or through a separate pre-approval by the Audit Committee, any engagement of the Company’s independent auditor to provide any audit or permissible non-audit service to the Company. Pursuant to the Audit and Non-Audit Services Pre-Approval Policy, which will be reviewed and reassessed annually by the Audit Committee, a list of specific services within certain categories of services, including audit, audit-related, tax and other services, are specifically pre-approved for the upcoming or current fiscal year, subject to an aggregate maximum annual fee payable by the Company for each category of pre-approved services. Any service that is not included in the approved list of services must be separately pre-approved by the Audit Committee. In addition, all audit and permissible non-audit services in excess of the pre-approved fee level, whether or not included on the pre-approved list of services, must be separately pre-approved by the Audit Committee. The Audit Committee has delegated authority to its chairman to specifically pre-approve engagements for the performance of audit and permissible non-audit services, provided that the estimated cost for such services shall not exceed $250,000. The chairman must report all pre-approval decisions to the Audit Committee at its next scheduled meeting and provide a description of the terms of the engagement, including (1) the type of services covered by the engagement, (2) the dates the engagement is scheduled to commence and terminate, (3) the estimated fees payable by the Company pursuant to the engagement, (4) other material terms of the engagement, and (5) such other information as the Audit Committee may request.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee is focused on reframing compensation governance, policies and procedures of the Company substantially consistent with those applied by Colony prior to the Mergers, including assuming, among others, the employment agreements previously entered into by Messrs. Barrack, Saltzman, Tangen and Traenkle with Colony. Our Compensation Discussion and Analysis (“CD&A”) first focuses on efforts to shape a detailed executive compensation program for the Company in 2017 and serve as a model for subsequent years. The CD&A concludes with required disclosure of NSAM’s (our predecessor’s) named executive officers as of December 31, 2016.

In designing an executive compensation program for 2017, the Compensation Committee recognized the support previously received by Colony’s stockholders for its historical compensation practices. For Colony’s executive compensation proposals at its 2016 Annual Meeting of Stockholders and 2015 Annual Meeting of Stockholders, over 96% of the votes counted in 2016 and over 99% of the votes counted in 2015, respectively, were voted in support of the compensation paid to Colony’s named executive officers.

For purposes of guiding executive compensation, in March 2017, the Compensation Committee approved an 18 company peer group for benchmarking purposes. With respect to certain executive officers, the Compensation Committee determined 2017 base salaries, considered target annual cash bonuses and long-term incentive awards, and adopted a 2017 annual incentive plan (the “2017 Annual Incentive Plan”). See “—Colony NorthStar Compensation Overview – General Philosophy and Objectives – 2017” below. For purposes of evaluating cash bonus compensation of executive officers, the 2017 Annual Incentive Plan will pair (i) a 60% weighting across two corporate financial metrics (including a company-wide measure of operating performance measuring core funds from operations and a key strategic objective evaluating new incremental capital raising), with (ii) a 40% weighting to subjective elements (based on pre-established personal performance targets applicable to the responsibilities of the relevant executive officer). For purposes of evaluating long-term incentive equity awards, subject to future considerations, the Compensation Committee believes such grants should in part vest based solely on time service-vesting terms with the remaining portion subject to a combination of time service-vesting and performance vesting (measured against the peer group approved by the Compensation Committee and based on a sliding scale of the target award).

This section must also describe the compensation that NSAM paid to its executive officers for 2016, because we are the successor to NSAM following the completion of the Mergers. NSAM’s executive officers for 2016 are considered our named executive officers under applicable SEC rules and, as a result, information regarding their compensation for 2016 is required to be included in this proxy statement. See “—Legacy NSAM Executive Compensation Overview – General Philosophy and Objectives – 2016” below. The “named executive officers” as of December 31, 2016 were: Mr. Hamamoto, as Executive Chairman of NSAM, Albert Tylis, as Chief Executive Officer and President of NSAM, Daniel R. Gilbert, as Chief Investment Officer and Chief Operating Officer of NorthStar Asset Management Group, Ltd., Debra A. Hess, Chief Financial Officer of NSAM, and Ronald J. Lieberman, Executive Vice President, General Counsel and Secretary of NSAM.

Following completion of the Mergers on January 10, 2017, none of NSAM’s executive officers, other than Mr. Hamamoto, continued to serve as our executive officers. All of our other current Section 16 executive officers were executive officers of Colony prior to the Mergers. Specifically, Mr. Barrack became the Executive Chairman of Colony NorthStar, Mr. Hamamoto became the Executive Vice Chairman of Colony NorthStar, Mr. Saltzman became Chief Executive Officer and President of Colony NorthStar, Mr. Tangen became the Chief Financial Officer and Treasurer of Colony NorthStar, Mr. Traenkle became the Chief Investment Officer of Colony NorthStar, Mr. Hedstrom became the Chief Operating Officer of Colony NorthStar, Mr. Sanders became the Chief Legal Officer and Secretary of Colony NorthStar and Mr. Redington became the Chief Accounting Officer of Colony NorthStar. Mr. Gilbert remains a member of senior management of Colony NorthStar as the Head of Retail.

During negotiation of the merger transaction, Messrs. Hamamoto, Tylis, Gilbert and Lieberman and Ms. Hess agreed to:

•	forego all of the cash severance that they would have been entitled to receive if they voluntarily terminated their employment following the Mergers;

•	accept replacement awards in the form of unvested restricted units or restricted stock awards, with a maximum aggregate value that represented a significant reduction to the estimated cash severance they would have been entitled to receive; and

•	provide services to the Company for the full year 2017 following the Mergers for no additional compensation other than a nominal annual base salary equal to $1.00 (one dollar), among other compensation related compromises described in further detail below, with Mr. Hamamoto continuing as Executive Vice Chairman beyond 2017.

Colony NorthStar Compensation Overview – General Philosophy and Objectives – 2017

The primary goal of our executive compensation program is to align the interests of our executive officers with those of our stockholders in a way that allows us to attract and retain the best executive talent. The Compensation Committee oversees the compensation of our executive officers, including setting base salaries, awarding bonuses and making equity awards to our executive officers. The Compensation Committee also oversees the Company’s equity plan. The Compensation Committee goals are to design a compensation program that rewards, among other things, favorable stockholder returns, share appreciation, our Company’s competitive position within our segment of the real estate industry and each executive officer’s long-term career contributions to our Company. Our compensation incentives that are designed to further these goals have taken and may take the form of annual cash compensation (including bonuses) and equity awards, and long-term cash and equity incentives for our executive officers. Future equity awards and cash bonuses will be measured and/or impacted by performance targets established by our Compensation Committee. In addition, our Compensation Committee may decide to make awards to new executive officers in order to attract talented professionals.

Elements of Colony NorthStar Executive Officer Compensation and Benefits

The Compensation Committee, chaired by John L. Steffens (previously a member of the Compensation Committee of Colony between September 2009 until the closing of the Mergers in January 2017), promptly engaged to finalize the 2017 Annual Incentive Plan, which is similar to the annual incentive plan previously employed by Colony in 2015 and 2016.

In February 2017, the Compensation Committee engaged Frederic W. Cook & Co. (“FW Cook”), a nationally recognized independent consulting firm and compensation consultant to Colony in 2015 and 2016, to undertake a review of executive compensation, as well as the compensation policy for our non-executive directors (discussed further under “Compensation of Directors” below). FW Cook met with members of the Compensation Committee and management in separate meetings and calls to establish an appropriate peer group for the Company and executive compensation plans relevant to the global real estate and investment management firm created through the Mergers.

During this evaluation period, to establish a framework for executive compensation for 2017 and beyond, the Compensation Committee and FW Cook discussed cash bonus and long-term equity incentive award plans, including carefully evaluating details of equity compensation plans within the Company’s peer group and other relevant company published survey data. With respect to long-term equity incentive award plans, the Compensation Committee determined that incorporating performance vesting would improve and further enhance the Company’s compensation plans.

For purposes of guiding executive compensation, in March 2017, the Compensation Committee approved an 18 company peer group for benchmarking purposes. With respect to certain executive officers, the Compensation Committee determined 2017 base salaries, considered target annual cash bonuses and long-term incentive awards, and adopted a 2017 Annual Incentive Plan. For purposes of evaluating cash bonus compensation of executive officers, the 2017 Annual Incentive Plan will pair (i) a 60% weighting across two corporate financial metrics (including a company-wide measure of operating performance measuring core funds from operations and a key strategic objective evaluating new incremental capital raising), with (ii) a 40% weighting to subjective elements (based on pre-established personal performance targets applicable to the responsibilities of the relevant executive officer). For purposes of evaluating long-term incentive equity awards, subject to future considerations, the Compensation Committee believes such grants should in part vest based solely on time service-vesting terms with the remaining portion subject to a combination of time service-vesting and performance vesting (measured against the peer group approved by the Compensation Committee and based on a sliding scale of the target award).

The following is a summary of the elements of our compensation plan for fiscal year 2017 to our executive officers. In 2017, named executive officers’ total compensation will generally be comprised of the following elements designed to complement each other:

•	annual base salary;

•	annual cash bonus;

•	equity awards; and

•	other benefits.

Annual Base Salary

Base salaries are designed to compensate our executive officers at a fixed level of compensation that is market competitive and commensurate with each executive’s skills, experience and contributions. In determining base salaries, our Compensation Committee considers a number of factors including each executive officer’s role and responsibilities, qualifications and experience, past performance, unique skills, future potential with our Company, compensation paid for similar positions within our peer group (including other comparable companies, as applicable) and internal pay equity.

Effective upon the closing of the Mergers, we assumed, among others, the employment agreements entered into by each of Messrs. Barrack, Saltzman, Tangen and Traenkle with Colony (as had been previously approved by independent members of the board of directors of Colony) to continue in their respective capacities on behalf of Colony NorthStar. Consistent with their annual base salaries in 2016, for 2017, the employment agreements provide that our Executive Chairman and director, Mr. Barrack, will receive an annual base salary of $1,000,000 and that our Chief Executive Officer, President and director, Mr. Saltzman, will receive an annual base salary of $800,000. In addition, the employment agreements provide for the payment of a specified base salary to certain other named executive officers, which is equal to $475,000 for Mr. Tangen (increased from $447,000, as approved by the Compensation Committee in March 2017 to align Mr. Tangen’s salary with the peer group market median) and $472,000 for Mr. Traenkle. For 2017, our Executive Vice Chairman and director, Mr. Hamamoto, will receive a nominal annual base salary equal to $1.00.

Annual Cash Bonus

The annual bonus payment is designed to incentivize our executive officers at a variable level of compensation based on performance of both our Company and such individual. The Compensation Committee takes into account corporate goals, objectives and performance in determining the annual bonus payment. In addition, in accordance with the Charter of the Compensation Committee, the Compensation Committee considers the Company’s performance and relative stockholder return, the amount of compensation payable, including incentive awards, to similarly-situated officers within our peer group (including other comparable companies, as applicable), any stockholder vote on compensation and any other factors the Compensation Committee deems necessary or advisable in its discretion.

Under the employment agreements assumed in connection with the Mergers (as had been previously approved by independent members of the board of directors of Colony), for 2017, each of our executive officers (other than Mr. Hamamoto) is eligible to receive a discretionary annual cash bonus. In March 2017, the Compensation Committee approved 2017 target cash bonuses in the same amount as the cash bonuses paid to such executive officers by Colony in 2016. These approved targets, taken together with objective corporate financial metrics and subjective elements relating to personal performance targets described in the 2017 Annual Incentive Plan summary above, will be relevant factors in determining the year-end cash bonus for all of our other Section 16 officers, whose compensation is subject to the approval of the Compensation Committee.

Equity Awards

In connection with the Mergers, we assumed the equity incentive plan of NSAM (“CLNS Equity Incentive Plan”), which remains in effect. The CLNS Equity Incentive Plan permits the Company to grant options to purchase shares of common stock, share awards (including restricted stock and stock units), stock appreciation rights, performance awards and annual incentive awards, dividend equivalent rights, long-term incentive units, cash and other equity-based awards. Certain named executive officers of the Company, along with other eligible employees, directors and service providers are eligible to receive awards under the CLNS Equity Incentive Plan. Our Compensation Committee may, from time to time, grant equity-based awards designed to align the interests of our personnel with those of our stockholders, by allowing such personnel to share in the creation of value for our stockholders through stock appreciation and dividends. These equity-based awards will in part vest based solely on time service-vesting terms with the remaining portion subject to a combination of time service-vesting and performance vesting (measured against the peer group approved by the Compensation Committee and based on a sliding scale of the target award), each of which are designed to promote retention and to achieve strong performance for our Company. These awards further provide flexibility to us in our ability to enable us to attract, motivate and retain talented individuals providing services for the benefit of the Company.

Other Benefits

In addition to base salary and bonus potential, the Company may provide our Section 16 officers with certain benefits and certain perquisites under our benefits plans, including, as applicable and not limited to, matching contributions to their 401(k) plans and standard employee health benefits.

Colony NorthStar Clawback Policy

With respect to 2017 compensation for our Section 16 executive officers, the Compensation Committee adopted a clawback policy which may require the repayment or forfeiture of incentive payments to be paid to an executive officer on the basis of our performance in the event that (i) there may be a restatement of our financial statements filed with the SEC and a lower payment would have been made to the executive officer based upon the restated financial results, or (ii) it may be subsequently determined that the achievement of a performance goal (other than financial results covered in (i)) was not met or was only met at a level that would have resulted in a lower payment to the executive officer and such executive officer knowingly provided inaccurate information that caused the incorrect determination and was terminated for cause. Pursuant to this clawback policy, with respect to compensation payments made following the Mergers, our Board may require the repayment or forfeiture of the amount by which any of the individual executive officer’s incentive payments received during the three-year period preceding either the publication of the restated financial statements or the determination that achievement was not met (or only met at a lower level), respectively, exceeded the lower payment that would have been made based on the restated financial statements or such determination.

Colony NorthStar Stock Ownership Guidelines

In March 2017, our Compensation Committee adopted minimum equity ownership guidelines for our Section 16 executive officers. Pursuant to these guidelines, each of such executive officers will be expected to own an aggregate number of shares of common stock or restricted stock units of Colony NorthStar or common units or LTIP units in our operating partnership, whether vested or not, with an aggregate market value as follows:

Title	Guideline
Executive Chairman and Vice Chairman	A multiple of 6X base salary in effect from time-to-time
Chief Executive Officer and President	A multiple of 6X base salary in effect from time-to-time
Chief Financial Officer	A multiple of 4X base salary in effect from time-to-time
Chief Investment Officer	A multiple of 4X base salary in effect from time-to-time
Chief Operating Officer	A multiple of 4X base salary in effect from time-to-time
Other Executive Officers	A multiple of 3X base salary in effect from time-to-time

For purposes of determining compliance with these guidelines, equity that remained subject to performance-based vesting (i.e., vesting based on the satisfaction of criteria other than, or in addition to, continued employment) will not be counted. Ownership included shares or units owned: (a) by such person directly or indirectly through a broker or other nominee holder; (b) by such person’s immediate family members sharing such person’s household; (c) by trusts for the benefit of such person or such person’s immediate family members; (d) by entities controlled by such person and/or such person’s spouse and of which a majority of the equity interests are owned by such person or such person’s immediate family members; or (e) in a 401(k) plan, individual retirement account (“IRA”) or employee stock purchase or deferred compensation plan.

Compliance with these guidelines will be measured as of the end of each fiscal year and, for any executive officer who did not hold such position as of the date these guidelines were adopted, compliance will first be measured as of the end of the fifth full fiscal year following the year in which such officer was initially appointed to such position.

Employment Agreements

The Company has employment agreements with Messrs. Barrack, Saltzman, Traenkle and Tangen, which set forth the terms and conditions of their roles with, and their oversight and management of the day-to-day business operations, of the Company. Each of these agreements (initially entered into with Colony) was assumed by the Company in connection with the Mergers. Below is a summary of the terms of each of these employment agreements. The Company also assumed the employment agreement of Mr. Hamamoto, as modified by letter agreement in connection with the Mergers (see “Certain Relationships and Related Transactions – Related Party Transactions – Letter Agreements of NSAM Executive Officers in the Mergers” below).

Employment Agreement with Thomas J. Barrack, Jr.

Mr. Barrack’s employment agreement sets forth the terms and conditions of Mr. Barrack’s service as our Executive Chairman and Chairman of the Board. The agreement became effective on April 2, 2015 and will continue in effect for an initial term of five years following such date, subject to automatic renewals of additional successive one-year periods unless either party provides at least 180 days’ advance notice of non-renewal. An amendment to the agreement was entered into on June 2, 2016, effective upon the closing of the Mergers.

The agreement provides that, in his role as our Executive Chairman, Mr. Barrack will perform duties and provide services to us that are reasonably consistent with those he provided to Colony prior to the Mergers. The agreement further provides that Mr. Barrack will devote substantially all of his business time and attention to the performance of his duties to us, but will be permitted to perform duties for Colony Capital Holdings, LLC and its affiliates and engage in certain other outside activities, so long as those duties and activities do not unreasonably interfere with the performance of his duties to us.

In addition, the agreement provides that Mr. Barrack’s principal place of business during the term of the agreement will generally be in Los Angeles, California. However, the agreement provides that, if Mr. Barrack is required to engage in travel during the term of the agreement that results in him having to perform a significant portion of his duties at a location other than Los Angeles, California, and Mr. Barrack determines to relocate his principal place of residence to a city in proximity to that other location, then we will pay for all reasonable relocation and return expenses that he incurs on a basis which is grossed up for taxes, with such payments subject to the Board’s approval, not to be unreasonably withheld.

The agreement further provides that Mr. Barrack will receive an annual base salary of $1,000,000 and will be eligible to receive an annual cash bonus with a target amount of no less than $4,000,000, which may be based on achievement of reasonable performance measures established by the Board (or a committee thereof). In addition, Mr. Barrack will also be eligible to receive annual grants of equity-based awards with a target value initially set at 350% of his base salary, subject to annual review by the Board (or a committee thereof). Mr. Barrack will also continue to receive allocations in respect of carried interests in respect of funds managed by us that were granted to Mr. Barrack prior to the effective date of his employment agreement, and will be eligible to be granted new allocations in respect of carried interests in respect of funds managed by us as is determined by the Board (or a committee thereof) from time to time in consultation with Mr. Barrack. Mr. Barrack will also be eligible to participate in our benefit plans made available to our senior executive officers from time to time and to receive certain perquisites that he was entitled to immediately prior to the effective date of his employment agreement, each as described in the agreement.

The agreement provides that, if Mr. Barrack’s employment is terminated by us without “cause” (as defined in the agreement and including non-renewal of the agreement by us) or by Mr. Barrack for “good reason” (as defined in the agreement and described below), and Mr. Barrack executes a release of claims, he will be eligible to receive (i) a lump sum cash payment equal to three times the sum of his base salary and average annual bonus with respect to the three prior calendar years (or, if any such termination of employment occurs prior to Mr. Barrack receiving his annual bonus in respect of calendar year 2017, then his target annual bonus), (ii) a lump sum cash payment in respect of the annual bonus payable in respect of the year prior to the year of termination, if unpaid as of the date of termination, (iii) a pro-rated target bonus for the year of termination, (iv) continued medical, dental and vision benefits at active employee rates for 24 months following termination, (v) the continuation of certain benefits for 24 months following termination (or in certain cases, until the end of the term of the employment agreement then in effect (if later)), and (vi) full vesting of all equity-based awards, carried interests and other like compensation that he holds, to the extent unvested upon his termination.

The agreement also provides that if Mr. Barrack provides notice to us of his intention not to renew the agreement upon the scheduled expiration of the initial term or any renewal term, then he will receive (i) a lump sum cash payment in respect of the annual bonus payable in respect of the year prior to the year of termination, if unpaid as of the date of termination, (ii) a pro-rated target bonus for the year of termination, and (iii) if such termination occurs upon his retirement on or after his attainment of age 72, full vesting of all equity-based awards, carried interests and other like compensation that he holds, to the extent unvested upon his termination.

For purposes of the agreement, “good reason” means, in summary, (i) a material diminution in Mr. Barrack’s duties, authority or responsibilities (including failing to maintain Mr. Barrack as a member of the Board) or causing Mr. Barrack to no longer report to the Board or a diminution in his title, (ii) a reduction in Mr. Barrack’s base salary, target annual cash bonus or target annual equity incentive grant, (iii) a 25-mile relocation of Mr. Barrack’s principal place of business, or (iv) a material breach of the agreement by us, including the failure to appoint Mr. Barrack as our Chief Executive Officer if Mr. Saltzman’s employment terminates while Mr. Barrack is serving as our Executive Chairman.

If any payments to be made to Mr. Barrack, whether under the agreement or otherwise, would subject Mr. Barrack to the excise tax on so-called “golden parachute payments” in accordance with Sections 280G or 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then the payments will be reduced to the extent necessary to avoid the excise tax, but only if the amount of the payments after such reduction would result in Mr. Barrack receiving a greater net after-tax benefit than if all of the payments were provided and the excise tax were imposed.

The agreement, through a restrictive covenant agreement included as an exhibit to the agreement, also provides that Mr. Barrack will not, subject to certain listed exceptions for permitted and personal activities, compete with us, or solicit our investors or customers or employees or those of our subsidiaries during his employment with us and for the one-year period following the termination of his employment with us unless his employment is terminated by us without cause (as defined in the agreement and including non-renewal of the agreement by us) or by Mr. Barrack for “good reason” (as defined in the agreement and described above). The agreement also contains covenants relating to the treatment of confidential information and intellectual property matters and restrictions on the ability of Mr. Barrack and us to disparage the other.

Employment Agreement with Richard B. Saltzman

Mr. Saltzman’s employment agreement sets forth the terms and conditions of Mr. Saltzman’s service as our Chief Executive Officer and President. Mr. Saltzman’s employment agreement became effective on April 2, 2015 and will continue in effect for an initial term of five years following such date, subject to automatic renewals of additional successive one-year periods unless either party provides at least 180 days’ advance notice of non-renewal. An amendment to the agreement was entered into on June 2, 2016, effective upon the closing of the Mergers. In connection with his prior employment and equity agreement by and among Mr. Saltzman, Mr. Barrack and CCLLC, as amended, Mr. Saltzman still maintains a right to fund incentives or other interests granted in connection with his employment prior to the effective date of his employment agreement, including any rights to the payment of consideration under a contribution agreement.

The agreement also provides that, in his role as our Chief Executive Officer and President, Mr. Saltzman will perform duties and provide services to us that are reasonably consistent with those he provided to Colony in that role prior to the Mergers. The agreement further provides that Mr. Saltzman will devote substantially all of his full business time and attention to the performance of his duties to us, but will be permitted to engage in certain other outside activities so long as they do not unreasonably interfere with the performance of his duties to us.

In addition, the agreement provides that Mr. Saltzman’s principal place of business during the term of the agreement will be in New York City. However, the agreement provides that if Mr. Saltzman is required to engage in travel during the term of the agreement that results in him having to perform a significant portion of his duties at a location other than in New York City, and Mr. Saltzman determines to relocate his principal place of residence to a city in proximity to such other location, then we will pay for all relocation and return expenses that he incurs on a basis which is grossed up for taxes, with such payments subject to the Board’s approval, not to be unreasonably withheld.

The agreement further provides that Mr. Saltzman will receive an annual base salary of $800,000 and will be eligible to receive an annual cash bonus with a target amount of no less than $2,400,000, which may be based on achievement of reasonable performance measures established by the Board (or a committee thereof). In addition, Mr. Saltzman will also be eligible to receive annual grants of equity-based awards with a target value initially set at 350% of his base salary, subject to annual review by the Board (or a committee thereof). Mr. Saltzman will also continue to receive allocations in respect of carried interests in respect of funds managed by us that were granted to him prior to the effective date of his employment agreement and will be eligible to be granted new allocations in respect of carried interests in respect of funds managed by us as is determined by the Board (or a committee thereof) from time to time in consultation with Mr. Saltzman. Mr. Saltzman will also be eligible to participate in our benefit plans made available to our senior executive officers from time to time and will be entitled to receive certain perquisites that he was entitled to immediately prior to the effective date of his employment agreement, each as described in the agreement.

The agreement provides that if Mr. Saltzman’s employment is terminated by us without “cause” (as defined in the agreement and including non-renewal of the agreement by us) or by Mr. Saltzman for “good reason” (as defined in the agreement and described below), and Mr. Saltzman executes a release of claims, he will be eligible to receive (i) a lump sum cash payment equal to three times the sum of his base salary and average annual bonus with respect to the three prior calendar years (or, if any such termination of employment occurs prior to Mr. Saltzman receiving his annual bonus in respect of calendar year 2017, then his target annual bonus), (ii) a lump sum cash payment in respect of the annual bonus payable in respect of the year prior to the year of termination, if unpaid as of the date of termination, (iii) a pro-rated target bonus for the year of termination, (iv) continued medical, dental and vision benefits at active employee rates for 24 months following termination, and (v) full vesting of all equity-based awards, carried interests and other like compensation that he holds, to the extent unvested upon his termination.

The agreement also provides that if Mr. Saltzman provides notice to us of his intention not to renew the agreement upon the scheduled expiration of the initial term or any renewal term, then he will receive (i) a lump sum cash payment in respect of the annual bonus payable in respect of the year prior to the year of termination, if unpaid as of the date of termination, (ii) a pro-rated target bonus for the year of termination, and (ii) if such termination occurs upon his retirement on or after his attainment of age 65, full vesting of all equity-based awards, carried interests and other like compensation that he holds, to the extent unvested upon his termination.

For purposes of the agreement, “good reason” means, in summary, (i) a material diminution in Mr. Saltzman’s duties, authority or responsibilities (including failing to maintain Mr. Saltzman as a member of the Board) or a diminution in his title, (ii) a change in reporting structure such that Mr. Saltzman no longer reports to the Executive Chairman or the Board (or a sub-committee of the Board), (iii) a reduction in Mr. Saltzman’s base salary, target annual cash bonus or target annual equity incentive grant, (iv) a 25-mile relocation of his principal place of business, or (v) a material breach of the agreement by us.

If any payments to be made to Mr. Saltzman, whether under the agreement or otherwise, would subject Mr. Saltzman to the excise tax on so-called “golden parachute payments” in accordance with Sections 280G or 4999 of the Code, then the payments will be reduced to the extent necessary to avoid the excise tax, but only if the amount of the payments after such reduction would result in Mr. Saltzman receiving a greater net after-tax benefit than if all of the payments were provided and the excise tax were imposed.

The agreement, through a restrictive covenant agreement included as an exhibit to the agreement, also provides that Mr. Saltzman will not, subject to certain listed exceptions for permitted and personal activities, compete with us, or solicit our investors or our customers or employees or those of our subsidiaries during his employment with us and for the one-year period following the termination of his employment with us unless his employment is terminated by us without cause (as defined in the agreement and including non-renewal of the agreement by us) or by Mr. Saltzman for “good reason” (as defined in the agreement and described above). The agreement also contains covenants relating to the treatment of confidential information and intellectual property matters and restrictions on the ability of Mr. Saltzman and us to disparage the other.

Employment Agreements with Other Named Executive Officers

These employment agreements will be in effect for an initial term of three years which began on April 2, 2015, subject to automatic renewals of additional successive one-year periods unless either party provides at least 180 days’ advance notice of non-renewal. Each agreement requires that the executive will devote his full business time and attention to the performance of his duties to us, but will be permitted to engage in certain other outside activities so long as they do not unreasonably interfere with the performance of the executive’s duties to us.

The agreements provide for the payment of a specified base salary to each executive, which is equal to $475,000 for Mr. Tangen (increased from $447,000, as approved by the Compensation Committee in March 2017 to align Mr. Tangen’s salary with the peer group market median) and $472,000 for Mr. Traenkle. In addition, the agreements provide that each executive will be eligible to receive an annual cash bonus with a target amount initially set at $1,300,000 for Mr. Tangen and $1,575,000 for Mr. Traenkle and annual grants of equity-based awards with a target value initially set at $1,000,000 for Mr. Tangen and $990,000 for Mr. Traenkle, with such amounts subject to annual review by the Board (or a committee thereof). In addition, the executives will continue to receive allocations in respect of carried interests in respect of funds managed by us that were granted to them prior to the effective date of such employment agreements and to be eligible to be granted new allocations in respect of carried interests in respect of funds managed by us as is determined by the Board (or a committee thereof) from time to time in consultation with the applicable executive. The executives will be eligible to participate in certain of our benefit plans made available to our senior executive officers from time to time and to receive certain perquisites that the executives were entitled to receive immediately prior to the effective date of such employment agreements.

The agreements provide that if the executive’s employment is terminated by us without “cause” (as defined in the agreements and including non-renewal of the employment agreements by us) or by the executive for “good reason” (as defined in the agreement and described below), and the executive executes a release of claims, he will be eligible to receive (i) a lump sum cash payment equal to two times the sum of his base salary and average annual bonus with respect to the three prior calendar years (or, if any such termination of employment occurs prior to the executive receiving his annual bonus in respect of calendar year 2017, then his target annual bonus), (ii) a lump sum cash payment in respect of the annual bonus payable in respect of the year prior to the year of termination, if unpaid as of the date of termination, (iii) a pro-rated target bonus for the year of termination, (iv) continued medical, dental and vision benefits at active employee rates for 24 months following termination, and (v) full vesting of all equity-based awards, carried interests and other like compensation that he holds, to the extent unvested upon his termination.

The agreements provide that if an executive provides notice to us of his intention not to renew the agreement upon the scheduled expiration of the initial term or any renewal term, then he will receive (i) a lump sum cash payment in respect of the annual bonus payable in respect of the year prior to the year of termination, if unpaid as of the date of termination, and (ii) a pro-rated target bonus for the year of termination.

For purposes of the agreements, “good reason” includes, in summary, (i) a material diminution in the executive’s duties, authority or responsibilities, (ii) a requirement that the executive report to any person other than our Chief Executive Officer or Executive Chairman, (iii) a reduction in the executive’s base salary, target annual cash bonus or target annual equity incentive grant, (iv) a 25-mile relocation of the executive’s principal place of business, or (v) a material breach of the agreement by us.

The agreements include a provision providing that if any payments to be made to the executive, whether under the agreement or otherwise, would subject the executive to the excise tax on so-called “golden parachute payments” in accordance with Sections 280G or 4999 of the Code, then the payments will be reduced to the extent necessary to avoid the excise tax, but only if the amount of the payments after such reduction would result in the executive receiving a greater net after-tax benefit than if all of the payments were provided and the excise tax were imposed.

In addition, the agreements, through a restrictive covenant agreement that is included as an exhibit to the agreements, provide that the executives will not, subject to certain exceptions, compete with us, or solicit our investors or customers or employees or those of our subsidiaries during their employment with us and for the one-year period following the termination of their employment with us unless their employment is terminated by us without cause (as defined in the agreement and including non-renewal of the employment agreement by us) or by the executive for “good reason” (as defined in the agreement and described above). The agreements contain covenants relating to the treatment of confidential information and intellectual property matters and restrictions on the ability of the executives and us to disparage the other.

Legacy NSAM Executive Compensation Overview – General Philosophy and Objectives – 2016

This section describes the compensation that NSAM paid to its executive officers for 2016 because we are the successor to NSAM following the completion of the Mergers, NSAM’s executive officers for 2016 are considered our named executive officers under applicable SEC rules and, as a result, information regarding their compensation for 2016 is required to be included in this proxy statement. Following completion of the Mergers on January 10, 2017, none of NSAM’s executive officers, other than Mr. Hamamoto, continued to serve as our executive officers, and all of our other current executive officers were executive officers of Colony prior to the Mergers.

For 2016, NSAM compensated its executive officers using a combination of base salary, annual bonuses paid in cash and long-term bonuses paid in equity. As described in more detail below, based on NSAM’s short-term total shareholder return (“TSR”) performance through the end of 2015 and into early 2016, as well as stockholder feedback, the compensation committee (the “NSAM Compensation Committee”) of the NSAM Board made several substantial changes to the structure of its executive compensation programs in 2016. From an overall performance perspective, in contrast to 2015, NSAM experienced strong TSR performance during 2016 consistent with its longer term TSR performance. NSAM’s one-year TSR as of December 31, 2016 was 27.0% and the five-year TSR as of December 31, 2016 of NSAM, taking into account the combined performance of NSAM, NRF (in which NSAM’s business was embedded prior to the spin-off of NSAM from NorthStar Realty in June 2014) and NorthStar Europe, which was spun-off from NorthStar Realty in October 2015 and which NSAM continued to manage, was 271.9%, which translated to a compounded annual return of 30.0% per year. In addition, during 2016, NSAM successfully engaged in a process to pursue strategic alternatives that culminated in the signing of the merger agreement on June 2, 2016, stockholder approval of the Mergers on December 20, 2016 and the closing of the Mergers on January 10, 2017.

However, the compensation received by NSAM’s executive officers for 2016 was largely impacted by the Mergers and the letter agreements that NSAM entered into with each of its executive officers in connection with the signing of the merger agreement in June 2016, as subsequently amended. These letter agreements were negotiated at the direction of the NSAM Special Committee, and were approved by NSAM’s Board upon the recommendation of the NSAM Special Committee. The terms of the letter agreements are described in further detail below.

Prior Say-on-Pay Votes

At NSAM’s 2015 annual meeting, the most recent annual meeting held by NSAM, a non-binding, advisory resolution approving the compensation paid to NSAM’s named executive officers, as disclosed in its proxy statement for its 2015 annual meeting, including the Compensation Discussion and Analysis, compensation tables and narrative discussions, was approved by its stockholders with approximately 59% of the votes cast voting for the approval of this resolution. The NSAM Compensation Committee considered the voting results on this resolution in connection with the decisions it made in structuring NSAM’s executive compensation programs for 2016, as well as feedback from its stockholders.

In addition, at NSAM’s special meeting on December 20, 2016 that was held to approve the Mergers, a non-binding, advisory resolution approving the compensation to be paid or become payable to NSAM’s named executive officers in connection with the Mergers, as disclosed in specific sections of the proxy statement for the special meeting, including the agreements or understandings pursuant to which such compensation was to be paid or become payable, was approved by its stockholders.

Compensation Policies and Objectives and Compensation Consultant

The NSAM Compensation Committee designed and administered NSAM’s executive compensation programs with the intention of incentivizing long-term superior performance. NSAM’s compensation programs were designed to link compensation with performance and to provide competitive levels of compensation relative to NSAM’s peers and other companies that may compete for the services of NSAM’s executive officers. NSAM compensated its executive officers through a mix of base salary, bonus (both cash and equity based) and long-term equity compensation. The NSAM Compensation Committee established the following primary objectives in determining the compensation of its executive officers:

•	to align NSAM’s executive officers’ interests with the long-term interests of NSAM’s stockholders;

•	to provide rewards consistent with corporate performance;

•	to attract and retain highly qualified executives that expected to contribute to NSAM’s success by paying competitive levels of compensation; and

•	to motivate executives to contribute to drive NSAM’s performance in a dynamic marketplace.

The NSAM Compensation Committee considered compensation for NSAM’s executive officers in light of competitive compensation levels, among other factors, and had sole authority to retain compensation consultants to assist in the evaluation of executive officer compensation. The NSAM Compensation Committee engaged FTI Consulting, Inc. (“FTI”) as its compensation consultant and used FTI’s compensation consulting services with respect to 2016 compensation including reviewing benchmarking analyses prepared by FTI. FTI Consulting, Inc. also provided services to NorthStar Realty and NorthStar Europe as well as certain of NSAM’s other managed companies in 2016. FTI Consulting, Inc.’s aggregate fees for its executive and director compensation-related services to NSAM were approximately $175,000 and its fees for services to NorthStar Realty, NorthStar Europe and certain of NSAM’s other managed companies, which primarily related to preparation of tax returns and other tax services, were approximately $2.0 million. FTI Consulting, Inc. was engaged by NSAM’s management to provide the other services and such engagement was not separately approved by the NSAM Compensation Committee or NSAM’s Board.

Process for Determining Compensation Awards

In determining compensation for 2016 and long-term compensation arrangements, the NSAM Compensation Committee worked with FTI and NSAM’s management to establish the terms of and formulate performance metrics under the NSAM Incentive Plan for 2016. At the time that the NSAM Compensation Committee determined the structure of the 2016 awards under the NSAM Incentive Plan, NSAM had experienced strong long-term TSRs, but disappointing returns during 2015. Based on this short-term TSR performance as well as stockholder feedback, the NSAM Compensation Committee made significant reductions to the overall executive compensation opportunity for 2016, incorporated higher performance-based hurdles into the 2016 awards and significantly increased the percentage of long-term bonuses that were subject to vesting based on TSR performance over a four-year period from the beginning of the 2016. The letter agreements further modified the 2016 awards and were negotiated with NSAM’s executive officers at the direction of the NSAM Special Committee and were approved by NSAM’s Board upon the recommendation of the NSAM Special Committee in connection with the approval of the merger agreement.

Elements of NSAM Executive Officer Compensation and Benefits

The key elements of NSAM’s executive compensation program were as follows:

Base Salary

The NSAM Compensation Committee’s base salary determinations for its executive officers for 2016 were generally dependent upon the scope of each executive officer’s responsibilities, experience and expected performance and contributions to NSAM’s business, as well as contractual obligations that NSAM had entered into with its executive officers. For 2016, the annual base salaries established by the NSAM Compensation Committee for its executive officers were as follows: Mr. Hamamoto – $1,050,000; Mr. Tylis – $900,000;

Mr. Gilbert – $600,000; Ms. Hess – $575,000; and Mr. Lieberman – $500,000. For each of these executive officers, other than Mr. Tylis, these annual base salaries were the same as the annual base salaries that NSAM’s executive officers received from NSAM and NRF for each of the last two years. Mr. Tylis’s base salary was increased in connection with his promotion to Chief Executive Officer of NSAM. Other than for Mr. Tylis, these annual base salaries reflected the minimum base salaries that NSAM negotiated with these executive officers in connection with their employment and non-competition agreements that were in place at the time. The amount of base salary that NSAM actually paid to each of its executive officers was reduced by the amount of base salary that NRF paid directly in exchange for the services that they provided to NRF in their capacities as direct employees, which principally related to management of NRF’s commercial real estate debt origination business. Accordingly, the base salary amounts that NSAM actually paid to its executive officers were as follows: Mr. Hamamoto – $892,500; Mr. Tylis – $786,250; Mr. Gilbert – $510,000; Ms. Hess – $488,750; and Mr. Lieberman – $425,000.

2016 Bonuses

Bonuses paid to NSAM’s executive officers for 2016 were based on the award opportunities established for these executive officers by the NSAM Compensation Committee pursuant to the NSAM Incentive Plan in early 2016, as modified in connection with the Mergers. In adopting and designing the NSAM Incentive Plan and establishing award opportunities for 2016, the NSAM Compensation Committee considered, among other things, compensation payable in the real estate industry and for asset management firms, including under management contracts for externally-advised REITs, the long-term interests of NSAM’s stockholders and the alignment of the interests of NSAM’s stockholders with the interests of NSAM’s management team. The structure of the awards for 2016 included several significant changes from the structure utilized in 2015.

NSAM Incentive Plan Overview

For 2016, as in prior years, awards under the NSAM Incentive Plan were the primary source of compensation for NSAM’s executive officers. Under the NSAM Incentive Plan, for each plan year, the NSAM Compensation Committee established two bonus pools (an annual cash bonus pool and a long-term bonus pool), awarded bonus pool percentages to each of NSAM’s executive officers with respect to such bonus pools (i.e., the percentage of such pool that the participant was eligible to receive as either an annual bonus or a long-term bonus, if applicable criteria were achieved) and established performance goals, vesting requirements and other terms and conditions applicable to such bonuses.

Under the NSAM Incentive Plan, an executive officer’s maximum annual bonus equaled the product of the executive officer’s annual bonus pool percentage and the annual cash bonus pool. The actual amount of each executive officer’s annual bonus was then tied to NSAM’s achievement of performance goals established by the NSAM Compensation Committee. The NSAM Compensation Committee was to determine the relevant performance goals and the relative weighting of such goals, generally within the first 90 days of the plan year. The relative weighting and payout ranges for annual bonuses were to be set forth in a participant’s bonus award notice for the year. Within 60 days following the end of a plan year, the NSAM Compensation Committee was to certify whether and to what extent the applicable performance goals had been met and determine the actual amount of the annual bonuses payable with respect to such year. Generally, NSAM’s executive officers were to be eligible to receive an annual bonus if they were employed through December 31 of the plan year.

Under the NSAM Incentive Plan, each of NSAM’s executive officers were eligible to receive a long-term bonus with respect to a plan year based on the long-term bonus pool percentage awarded such executive officer. Long-term bonuses could be paid in cash and/or in the form of equity interests in NSAM, NRF, NorthStar Europe or one of their respective subsidiaries, as determined by the NSAM Compensation Committee. The vesting, payment and/or the amount of an executive officer’s long-term bonus for a plan year could be tied to the achievement of performance goals for the relevant long-term bonus performance period, the executive officer’s continued employment with NSAM or one of its subsidiaries for such period and/or such other criteria as were established by the NSAM Compensation Committee and set forth in an executive officer’s bonus award notice for such plan year. Performance goals for each long-term bonus performance period were to be determined by the NSAM Compensation Committee generally within 90 days after the beginning of the plan year. The NSAM Compensation Committee could establish ranges within such performance goals that correspond to the payout of different fixed percentages of the maximum long-term bonus that an executive officer was eligible to receive.

2016 Awards under the NSAM Incentive Plan

Annual Cash Bonus

Pursuant to the letter agreements that NSAM entered into with each of its executive officers in connection with the signing of the merger agreement, contingent upon the closing of the Mergers, the amount of the annual cash bonus pool was fixed at $30,292,804 and NSAM agreed not to use its discretion to reduce the amount of bonuses paid to Ms. Hess or Mr. Lieberman for 2016. The size of the annual cash bonus pool was determined based on mutually agreed upon projections relating to 2016 performance as opposed to being determined based on a specified percentage of NSAM’s actual revenues, as adjusted for certain items, for full-year 2016. Pursuant to the merger agreement, all bonuses to be paid by NSAM for 2016 were to be determined and paid prior to the closing of the Mergers. As a result, the NSAM Compensation Committee determined the amounts of the annual cash bonuses that were to be paid to NSAM’s executive officers prior to the closing of the Mergers on January 10, 2017. The annual cash bonus amounts determined by the NSAM Compensation Committee were equal to the fixed amount of the annual cash bonus pool agreed upon by NSAM with each of its executive officers in the letter agreements multiplied by the annual bonus pool percentage granted to each NSAM executive officer. For the 2016 plan year, the NSAM Compensation Committee awarded the following percentages to NSAM’s executive officers: Mr. Hamamoto – 36.88%; Mr. Tylis – 25.90%; Mr. Gilbert – 23.75%; Ms. Hess – 8.13%; and Mr. Lieberman – 5.33%. The percentages awarded to NSAM’s executive officers generally remained consistent with the percentages awarded for 2015. These amounts are set forth below:

Name	Annual Bonus Pool Percentage	2016 Annual Cash Bonus
David T. Hamamoto	36.88%	$11,171,986
Albert Tylis	25.90%	$7,845,836
Daniel R. Gilbert	23.75%	$7,194,541
Debra A. Hess	8.13%	$2,462,805
Ronald J. Lieberman	5.33%	$1,614,606

Long-Term Bonus

For the 2016 plan year, the NSAM Compensation Committee: (i) established a long-term bonus pool with respect to long-term bonuses under the NSAM Incentive Plan equal to 1.25 times the bonus pool established with respect to annual cash bonuses; and (ii) awarded long-term bonus pool percentages to NSAM’s executive officers. For 2016, the NSAM Compensation Committee reduced the ratio between the overall size of the annual cash bonus pool and the long-term bonus pool from 1.50x to 1.25x. As a result, the size of the long-term bonus pool as a percentage of the revenue metric used to establish this pool was reduced by 55%.

For the 2016 plan year, the NSAM Compensation Committee awarded the following percentages to NSAM’s executive officers: Mr. Hamamoto – 37.86%; Mr. Tylis – 26.55%; Mr. Gilbert – 24.34%; Ms. Hess – 6.78%; and Mr. Lieberman – 4.47%. The percentages awarded to NSAM’s executive officers generally remained consistent with the percentages awarded for 2015. The percentage awarded to Mr. Tylis for 2016 was increased from the percentage he was awarded for 2015 as a result of his promotion to Chief Executive Officer of NSAM, and there were corresponding decreases in the percentages awarded to certain other executive officers. Overall, the percentages awarded were based on similar factors to those used to determine the annual bonus pool percentages, and the long-term bonus pool percentage and annual bonus pool percentage awarded to each of

NSAM’s executive officers were similar. As noted above, the initial awards also reserved the right to reduce the amount of the annual cash bonus and/or long-term bonus paid to Ms. Hess or Mr. Lieberman by up to 20% of the aggregate of each executive officer’s annual cash bonus and long-term bonus.

As with the annual cash bonuses, the long-term bonuses were intended to compensate NSAM’s executive officers for their performance and the performance of NSAM. Additionally, the long-term bonuses were designed to strengthen NSAM’s ability to retain talented executives and align their interests with those of NSAM’s stockholders. Accordingly, the long-term bonuses for 2016 were payable in equity awards of NSAM, NRF and NorthStar Europe that were to be subject to vesting based on continued employment for the four-year period from January 1, 2016 through December 31, 2019. The structure of the long-term bonus payouts is summarized in the table below:

Type of Award	Percentage Of Long-Term Bonus	Vesting/Performance Goals
Time-Based Awards (40% of total)		Vesting on December 31, 2016, 2017, 2018 and 2019, subject to continued employment.
NSAM	20.00%
NRF	15.00%
NorthStar Europe	5.00%

Performance-Based Awards (60% of total)

25-100% vesting based on 8-15% compounded, annual TSR of NSAM, NRF or NorthStar Europe, as applicable, for the period from January 1, 2016 through December 31, 2019. No vesting unless 8% compounded, annual TSR. Vesting also subject to continued employment through the end of the performance period.

NSAM	30.00%
NRF	22.50%
NorthStar Europe	7.50%

The time-based awards entitled the recipients to receive the distributions with a record date on or after January 1, 2017. The performance-based awards did not entitle the recipients to receive distributions or distribution equivalents until performance-based vesting had occurred; provided, that, upon vesting, each recipient was to receive the distributions that would have been paid prior to vesting (for each share or RSU actually earned) during such four-year performance period.

Pursuant to management agreements that NSAM had with NRF and NorthStar Europe, these managed companies agreed to pay directly or reimburse NSAM for up to 50% of any long-term bonus or other compensation that the NSAM Compensation Committee determines shall be paid and/or settled in the form of equity and/or equity-based compensation to NSAM’s executives officers, employees, service providers and staff.

Pursuant to the letter agreements that NSAM entered into with each of its executive officers in connection with the signing of the merger agreement, contingent upon the closing of the Mergers, the number of shares of common stock of NSAM and NRF to be subject to equity awards (time-based and performance-based) issued as long-term bonuses for 2016 was fixed and the number of shares to be earned pursuant to the performance-based awards to be granted for 2016 by each of NSAM, NRF and NorthStar Europe upon the closing of the Mergers, which would have constituted a change of control of NSAM pursuant to the originally established terms of the performance-based awards, was fixed. These amounts were fixed in connection with entering into the merger agreement and were determined based on mutually agreed upon projections relating to 2016 performance and closing stock prices from May 27, 2016. The number of shares to be earned pursuant to the performance-based awards also reflected the agreement by each of Messrs. Hamamoto, Tylis and Gilbert to forfeit a majority of the total number of performance-based equity awards that each was projected to earn upon the closing of the Mergers based on the accelerated vesting conditions that otherwise would have applied and information available prior to the signing

The table below sets forth the number of time-based awards that were granted to NSAM’s executive officers as long-term bonus for 2016. The number of shares of common stock of NSAM and NRF was based on the fixed amounts set forth in the letter agreements. The number of shares of common stock of NorthStar Europe was determined in accordance with the terms of the bonus award notices initially awarded to NSAM’s executive officers, except that the amount of the long-term bonus pool for purposes of determining these awards was based on a projection of NSAM’s revenues (less commission expenses, plus equity in earnings including any applicable adjustment for cash available for distribution) for 2016 as a result of the provisions of the merger agreement requiring that all bonuses for 2016 be determined and paid prior to the closing of the Mergers.

Name	Long-Term Bonus Pool Percentage	Time-Based Awards
		NSAM (# of shares)	NRF (# of shares)	NorthStar Europe (# of shares)
David T. Hamamoto	37.86%	230,189	161,178	51,363
Albert Tylis	26.55%	161,424	113,029	36,019
Daniel R. Gilbert	24.34%	147,987	103,620	33,021
Debra A. Hess	6.78%	41,222	28,864	9,198
Ronald J. Lieberman	4.47%	27,178	19,030	6,064

For the performance-based awards for 2016, as a result of the timing of the Mergers and the letter agreements with each of NSAM’s executive officers whereby the number of shares that were to be earned under the performance-based awards for 2016 in connection with the Mergers was fixed, the NSAM Compensation Committee granted NSAM’s executive officers equity awards shortly prior to the closing of the Mergers for the fixed number of shares that were to be earned pursuant to the letter agreements. These amounts were significantly less than the full number of shares that otherwise would have been subject to these awards. The vesting of these equity awards was contingent upon the closing of the Mergers. The table below sets forth the number of shares subject to these awards as well as the number of shares effectively forfeited based on the number of shares constituting the long-term bonus pool, as agreed upon in the letter agreements for NSAM and NRF and estimated for NorthStar Europe utilizing the same projections and stock price assumptions that were used in determining the fixed amounts for NSAM and NorthStar Realty.

Name	Performance-Based Awards
	NSAM (# of shares)		NRF (# of shares)		NorthStar Europe (# of shares)
	Granted/ Vested	Forfeited	Granted/ Vested	Forfeited	Granted/ Vested	Forfeited
David T. Hamamoto	44,138	(301,145)	30,887	(210,879)	12,379	(84,486)
Albert Tylis	30,953	(211,183)	21,660	(147,883)	8,681	(59,248)
Daniel R. Gilbert	28,376	(193,605)	19,857	(135,573)	7,959	(54,315)
Debra A. Hess	16,126	(45,708)	11,287	(32,009)	4,524	(12,823)
Ronald J. Lieberman	10,632	(30,134)	7,441	(21,104)	2,983	(8,454)

In connection with the closing of the Mergers on January 10, 2017, all of the time-based awards vested in accordance with their terms, the fixed amount of the performance-based awards vested in accordance with the terms of the letter agreements and NSAM’s executives received dividend equivalent payments with respect to the vested performance-based awards.

Performance-Based Equity Awards – Prior Years

An important component of NSAM’s executive compensation program was long-term equity awards granted in prior years that were subject to vesting based on TSR performance over a multi-year period, including the awards granted in connection with NSAM’s spin-off from NorthStar Realty.

The following summarizes the performance-based vesting hurdles for these awards that were outstanding during 2016, including the RSUs granted for 2013, which were earned based on performance through December 31, 2016:

Award	Performance Goals(1)
Award Earned in 2016
2013 LT Bonus (RSUs)	25-100% vesting based on 6-12% combined compounded, annual TSR of NSAM, NorthStar Realty and NorthStar Europe for the period from January 1, 2013 through December 31, 2016. No vesting unless 6% combined compounded, annual TSR.

Unearned Awards as of 12/31/16
2014 LT Bonus (Performance Common Stock)	25-100% vesting based on 6-12% combined compounded, annual TSR of NSAM for the period from January 1, 2014 through December 31, 2017. No vesting unless 6% compounded, annual TSR. Initial stock price equals 40% of the average closing price for NorthStar Realty’s common stock for the 20 trading days ending on and including December 31, 2013.

2015 LT Bonus (Performance Common Stock)	25-100% vesting based on 6-12% combined compounded, annual TSR of NSAM for the period from January 1, 2015 through December 31, 2018. No vesting unless 6% compounded, annual TSR. No vesting unless 6% compounded, annual TSR.

Absolute TSR Spin-Off (Performance Common Stock)	25-100% vesting based on 8-15% compounded, annual TSR of NSAM for the period from April 3, 2014 through April 2, 2018. No vesting unless 8% compounded, annual TSR. Initial stock price equals 40% of the average closing price for NorthStar Realty’s common stock for the 20 trading days ending on and including April 3, 2014.

Relative TSR Spin-Off (Performance Common Stock)	25-125% vesting based on compounded, annual TSR of NSAM for the period from April 3, 2014 through April 2, 2018 equal to 50-150% of the Russell 2000 Index. No vesting unless compounded, annual TSR is at least equal to 50% of the compounded, annual TSR of the Russell 2000 Index. Initial stock price equals 40% of the average closing price for NorthStar Realty’s common stock for the 20 trading days ending on and including April 3, 2014.

The following are the number of RSUs (including RSUs granted as long-term bonus for 2013 that were fully earned at the completion of the four-year performance period ending December 31, 2016) or shares of our performance common stock that NSAM granted to its executive officers for years prior to 2016 that were subject to vesting based on TSR performance over a multi-year period ending during 2016 or thereafter:

	Earned Awards	Unearned Awards as of 12/31/16
Name	2013 LT Bonus	2014 LT Bonus	2015 LT Bonus	Absolute TSR Spin-off	Relative TSR Spin-off(1)
David T. Hamamoto	195,797	182,242	377,448	700,934	876,167
Albert Tylis	130,532	121,495	251,632	467,289	584,111
Daniel R. Gilbert	130,532	121,495	251,632	467,289	584,111
Debra A. Hess	29,007	33,411	70,086	140,187	175,233
Ronald J. Lieberman	14,503	16,199	46,159	93,458	116,822

Based on actual TSR, NSAM’s executive officers earned all of the RSUs granted as long-term bonus for 2013 that were subject to performance-based vesting hurdles based on our TSR through December 31, 2016. As a result, each of these RSUs was settled in the form of shares of common stock of NSAM, NorthStar Realty and NorthStar Europe. In addition, each of NSAM’s executive officers also received the cash distributions that would have been paid during the second, third and fourth year of such four-year performance period with respect to the shares issued, as adjusted to reflect the reverse stock splits occurring during the performance period.

Pursuant to the terms of the awards that remained unearned as of December 31, 2016, upon a change of control of NSAM, each of NSAM’s executive officers would have vested in a pro rata percentage of these awards based on the greater of: (i) the percentage of the performance period that had elapsed; or (ii) the percentage of such award that would have been earned if the stock price at the end of the performance period equaled the stock price on the date of the change of control based on the 20-day trailing average closing price through the date of the closing of the change of control or the value of the consideration received for the common stock of NSAM in the change of control transaction, as applicable. Any portion of these awards that did not vest would have been forfeited.

Notwithstanding the accelerated vesting conditions described in the immediately preceding paragraph, pursuant to the letter agreements, each of NSAM’s executive officers agreed to fix the number of shares that would be earned upon the closing of the Mergers pursuant to these awards based on stock prices existing prior to the signing of the merger agreement and an assumed closing date in January 2017. These amounts were fixed in order to assist with the establishment of the exchange ratios in the merger agreement. In addition, Messrs. Hamamoto, Tylis and Gilbert each agreed to forfeit a majority of these performance-based equity awards that each was projected to earn upon the closing of the Mergers based on information available prior to the signing of the merger agreement. The following table sets forth the number of shares that each of NSAM’s executive officers forfeited (including shares that Messrs. Hamamoto, Tylis and Gilbert were projected to earn but voluntarily agreed to forfeit and shares that NSAM’s executive officers were not projected to earn) and earned upon the closing of the Mergers:

	2014 LT Bonus		2015 LT Bonus		Absolute TSR Spin-off		Relative TSR Spin-off
Name	Forfeited	Earned	Forfeited	Earned	Forfeited	Earned	Forfeited	Earned
David T. Hamamoto	(114,336)	67,906	(283,011)	94,437	(461,383)	239,551	(446,845)	429,322
Albert Tylis	(76,224)	45,271	(188,674)	62,958	(307,589)	159,700	(297,897)	286,214
Daniel R. Gilbert	(76,224)	45,271	(188,674)	62,958	(307,589)	159,700	(297,897)	286,214
Debra A. Hess	(8,004)	25,407	(34,299)	35,787	(42,411)	97,776	—	175,233
Ronald J. Lieberman	(3,881)	12,318	(22,590)	23,569	(28,274)	65,184	—	116,822

As illustrated above, NSAM’s executive officers, in the aggregate, forfeited a substantial majority of their outstanding performance-based equity awards upon the closing of the Mergers. Pursuant to the terms of these performance-based equity awards, with respect to the shares that were earned, NSAM’s executive officers received the cash distributions that would have been paid with respect to such shares if they had been issued on December 15, 2014 with respect to the awards granted in connection with NSAM’s spin-off from NorthStar Realty or January 1, 2015 for the 2014 and 2015 long-term bonus awards.

Clawback Policy

NSAM had a clawback policy applicable to any officer who was designated as an executive officer by NSAM’s Board. The policy provided that NSAM’s Board could require the repayment or forfeiture of incentive payments paid to an executive officer on the basis of NSAM’s performance in the event that (i) there was a restatement of NSAM’s financial statements filed with the SEC and a lower payment would have been made to the executive officer based upon the restated financial results, or (ii) it was subsequently determined that the achievement of a performance goal (other than financial results covered in (i)) was not met or was only met at a level that would have resulted in a lower payment to the executive officer and such executive officer knowingly provided inaccurate information that caused the incorrect determination and was terminated for cause. Pursuant to this policy, NSAM’s Board could require the repayment or forfeiture of the amount by which any of the individual executive officer’s incentive payments received during the three-year period preceding either the publication of the restated financial statements or the determination that achievement was not met (or only met at a lower level), respectively, exceeded the lower payment that would have been made based on the restated financial statements or such determination.

Equity Grant Policies

NSAM did not pay distributions on RSUs or shares of its performance common stock for which vesting was based on the achievement of performance hurdles, unless and until the performance hurdles were met. Equity awards granted by NSAM that were subject to vesting based on continued employment, but not subject to the achievement of performance hurdles, did pay distributions on the entire amount of all such equity awards beginning on the date of grant. As described above, the equity awards that were awarded as long-term bonus under the NSAM Incentive Plan were to be determined based on the 20-day average closing price of the common stock of NSAM, NRF or NorthStar Europe, as applicable, at the end of the first year of each grant cycle. Accordingly, NSAM did not have any practice to time the grant of any equity awards in conjunction with the release of material, non-public information.

In establishing award levels, the NSAM Compensation Committee generally did not consider the equity ownership levels of the recipients or prior awards that were fully vested because earned and/or vested equity awards do not have retention value. Additionally, it was the belief of the NSAM Compensation Committee that competitors seeking to hire NSAM’s employees would not take into account equity ownership in NSAM and, accordingly, to remain competitive, NSAM would not take these ownership levels into account either.

The NSAM Compensation Committee viewed full-value equity awards as a proper way to align NSAM’s executive officers’ interests with those of NSAM’s stockholders. Because the NSAM Compensation Committee believed that NSAM was largely measured by the capital markets based on its CAD, which excluded equity-based compensation expense, the NSAM Compensation Committee applied a lesser weighting to the accounting cost associated with equity awards in determining the type of equity awards to provide to its executive officers.

Tax Considerations

The NSAM Compensation Committee generally took into account the tax treatment of the compensation of NSAM’s executive officers, including the expected tax treatment to such executive officers and whether NSAM would be able to deduct the amount of any compensation paid as a result of limitations under Section 162(m) of the Code (“Section 162(m)”) or otherwise. To the extent consistent with its other compensation objectives, the NSAM Compensation Committee attempted to preserve the deductibility of the compensation that NSAM paid to its executive officers by, among other things, incorporating appropriate formulaic performance-based goals into its incentive compensation programs. However, in order to appropriately compensate NSAM’s executive officers and maintain the flexibility desired in its incentive compensation programs, the NSAM Compensation Committee was prepared to exceed the $1 million limit under Section 162(m) for compensation to NSAM’s executive officers.

Employment Arrangements; Termination and Change of Control Arrangements

Prior to the Mergers, NSAM or one of its subsidiaries had entered into employment agreements with each of NSAM’s executive officers. Each employment agreement had an initial term of three years, scheduled to extend through June 30, 2017, subject to automatic annual renewals thereafter for successive one-year terms, unless written notice not to renew the employment agreement was given by NSAM or the executive not later than 90 days prior to the expiration of the term. Each employment agreement provided for certain payments in the event of termination. In addition, NSAM’s outstanding equity awards to its executive officers provided for acceleration of vesting of some or all of the unvested portion of these awards upon a termination of employment in certain circumstances or a change of control of NSAM, NRF or NorthStar Europe.

In connection with the Mergers, NSAM entered into letter agreements with its executive officers that amended certain of the terms of these employment agreements and equity awards in connection with the Mergers. These letter agreements were negotiated by the NSAM Special Committee in connection with the signing of the merger agreement and included, among other matters, a number of significant concessions by NSAM’s executive officers, including the following:

•	the agreement by NSAM’s executive officers to forego all cash severance that they would have been entitled to receive if they voluntarily terminated their employment following the Mergers;

•	the agreement by NSAM’s executive officers to receive unvested equity awards of Colony NorthStar with a maximum aggregate value that was approximately $52 million less than the estimated cash severance that these executives would have been entitled to receive if they voluntarily terminated their employment following the Mergers, with Messrs. Hamamoto, Tylis and Gilbert bearing the full amount of such reduction;

•	the agreement by NSAM’s executive officers to have the replacement equity awards priced based on a per share price equal to the greater of $15.00 or the volume weighted average price of a share of our common stock over the first five trading days immediately following the closing of the Mergers;

•	the agreement by NSAM’s executive officers to provide services to us during the full year of 2017 following the Mergers for no additional compensation other than a nominal annual base salary equal to $1.00;

•	the agreement by Messrs. Hamamoto, Tylis and Gilbert to forfeit a majority of the performance-based equity awards that each was projected to earn upon the closing of the Mergers based on information available prior to the signing of the merger agreement; and

•	the agreement by all of NSAM’s executive officers to modify their non-competition agreements to provide that these agreements will apply for at least 12 months after the closing of the Mergers in the event of any termination of employment.

Each of NSAM’s executive officers agreed in these letter agreements to fix (i) the size of the annual cash bonus pool for 2016, (ii) the number of shares of common stock of NSAM and NRF to be granted as long-term bonus for 2016, and (iii) the number of shares to be earned pursuant to the performance-based equity awards previously granted to each of NSAM’s executive officers (or to be granted for 2016) other than those with a performance period scheduled to end prior to the anticipated closing of the Mergers in 2017. The size of the annual cash bonus pool and the number of shares of common stock of NSAM and NRF to be granted as long-term bonus for 2016 were fixed based on mutually agreed upon projections relating to 2016 performance and closing stock prices from May 27, 2016. The number of shares to be earned pursuant to the performance-based equity awards described above was based on stock prices prior to the signing of the merger agreement and an assumed closing date in January 2017, and reflected the agreement by Messrs. Hamamoto, Tylis and Gilbert to forfeit a majority of these performance-based equity awards that each was projected to earn upon the closing of the Mergers based on information available prior to the signing of the merger agreement.

The effectiveness of the letter agreements was contingent upon the closing of the Mergers, which occurred on January 10, 2017.

See “NSAM Executive Compensation and Other Information—Compensation of NSAM’s Executive Officers—Potential Payments on Termination or Change of Control” for a summary of these arrangements.

NSAM EXECUTIVE COMPENSATION AND OTHER INFORMATION

Compensation of NSAM’S Executive Officers

This section provides information regarding the compensation that NSAM paid to its executive officers for 2016. Because we are the successor to NSAM following the completion of the Mergers, NSAM’s executive officers for 2016 are considered our named executive officers under applicable SEC rules and, as a result, information regarding their compensation for 2016 is required to be included in this proxy statement. Following completion of the Mergers on January 10, 2017, none of NSAM’s executive officers, other than Mr. Hamamoto, continued to serve as our executive officers, and all of our other current executive officers were executive officers of Colony prior to the Mergers.

Summary Compensation Table

The following table shows the compensation for each of NSAM’s executive officers in accordance with Item 402(c) of Regulation S-K, in effect as of December 31, 2016, prior to the completion of the Mergers.

Name	Year	Salary ($)	Bonus ($)		Stock Awards ($)		Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)(1)	Total Compensation ($)
David T. Hamamoto	2016	$892,500	11,171,986	(2)	$8,358,214	(3)	$—		$10,600	$20,433,300
Executive Chairman	2015	$892,500	—		$3,856,241	(4)	$15,676,762	(6)	$10,600	$20,463,103
	2014	$446,250	—		$6,887,416	(5)	$6,958,561	(7)	$—	$14,292,227

Albert Tylis	2016	$786,250	7,845,836	(2)	$5,572,139	(3)	$—		10,600	$14,214,825
Chief Executive Officer and President	2015	$510,000	—		$2,570,834	(4)	$10,452,592	(6)	$10,600	$13,544,026
	2014	$255,000	—		$4,591,618	(5)	$4,639,041	(7)	$—	$9,485,659

Daniel R. Gilbert	2016	$510,000	7,194,541	(2)	$5,571,139	(3)	$—		$10,600	$13,287,280
Chief Investment and Operating Officer of NorthStar Asset	2015	$510,000	—		$2,570,834	(4)	$10,467,841	(6)	$10,600	$13,559,275
Management Group, Ltd	2014	$255,000			$4,591,618	(5)	$4,639,041	(7)	$—	$9,485,659

Debra A. Hess	2016	$488,750	2,462,805	(2)	$1,551,986	(3)	$—		$10,600	$4,514,141
Chief Financial Officer	2015	$488,750	—		$706,977	(4)	$3,581,741	(6)	$10,600	$4,788,068
	2014	$244,375	—		$1,262,701	(5)	$1,565,676	(7)	$—	$3,072,752

Ronald J. Lieberman	2016	$425,000	1,614,606	(2)	$1,022,148	(3)	$—		$10,600	$3,072,354
Executive Vice President, General	2015	$425,000	—		$342,771	(4)	$2,348,125	(6)	$10,600	$3,126,496
Counsel and Secretary	2014	$212,500	—		$612,211	(5)	$811,832	(7)	$—	$1,636,543

(1)	Represents matching contributions in connection with NSAM’s 401(k) plan.
(2)	Represents the total annual cash bonus amounts under the NSAM Incentive Plan for 2016 that were paid to NSAM’s executive officers for 2016. Such amounts are reported in the “Bonus” column instead of the “Non-Equity Incentive Plan” column for 2016 because the amounts paid were equal to the fixed amount of the annual cash bonus pool agreed upon by NSAM with each of its executive officers in the letter agreements multiplied by the annual bonus pool percentage originally granted to each NSAM executive officer as opposed to being determined in accordance with the terms of the awards initially granted prior to the Mergers.
(3)

Represents the grant date fair value, computed in accordance with FASB ASC Topic 718, of awards that were granted to NSAM’s executive officers in 2016 as a portion of long-term bonus for 2015 under the NSAM Incentive Plan, which are set forth below in the “2016 Grants of Plan-Based Awards” table. Includes shares of NSAM’s performance common stock that were subject to the achievement of cumulative performance goals for the four-year period ending December 31, 2018 and were subject to the executive’s continued employment through such date. If we assumed that all of the performance goals for the shares of performance common stock would be achieved at the grant date, the value of the awards at the grant date would have been as follows: David T. Hamamoto–$4,095,311; Albert Tylis–$2,730,207;

Daniel R. Gilbert–$2,730,207; Debra A. Hess–$760,433; and Ronald J. Lieberman–$500,825. The fair value of the shares of performance common stock was determined by a Monte Carlo analysis under a risk-neutral premise using a risk-free interest rate of 0.88%.
(4)	Represents the grant date fair value, computed in accordance with FASB ASC Topic 718, of awards that were granted to NSAM’s executive officers in 2015. Includes grants of shares of NSAM’s performance common stock that were subject to the achievement of cumulative performance goals for the four-year period ending December 31, 2017 and were subject to the executive’s continued employment through such date. If we assumed that all of the performance goals for these shares would be achieved at the grant date, the value of the awards at the grant date would have been as follows: David T. Hamamoto–$4,255,351; Albert Tylis–$2,836,908; Daniel R. Gilbert–$2,836,908; Debra A. Hess–$780,147; and Ronald J. Lieberman–$378,247. The fair value of these shares was determined by a Monte Carlo analysis under a risk-neutral premise using a risk-free interest rate of 1.00%.
(5)	Represents the grant date fair value, computed in accordance with FASB ASC Topic 718, of awards that were granted to NSAM’s executive officers in 2014. The fair value of the common stock granted as a portion of the long-term bonus for 2014 was determined based on the stock price on the grant date. Does not include grants made prior to NSAM’s spin-off from NorthStar Realty, including equity awards granted in connection with NSAM’s spin-off from NorthStar Realty and does not include anti-dilution adjustments to outstanding equity awards of NorthStar Realty in connection with NSAM’s spin-off from NorthStar Realty.
(6)	Represents the total annual cash bonus amounts under the NSAM Incentive Plan for 2015 that were paid to NSAM’s executive officers for 2015.
(7)	Represents the portion of the annual cash bonuses under the NSAM Incentive Plan for 2014 that were paid by NSAM, which represented 50% of the total 2014 annual cash bonuses payable under the NSAM Incentive Plan.

2016 Grants of Plan-Based Awards Table

The following table provides information about awards granted in 2016 to each of NSAM’s executive officers. All of the awards referenced below were made pursuant to the NSAM Incentive Plan and NSAM’s 2014 Omnibus Stock Incentive Plan. There were no option awards in 2016.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)	Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value ($)
Name	Grant Date	Target ($)	Threshold (#)	Target (#)	Maximum (#)
David T. Hamamoto	—	$11,171,986	—	—	—	—	—
	2/24/16		94,362	—	377,448	—	$1,294,647	(2)
	2/24/16		—	—	—	651,020	$7,063,567	(3)

Albert Tylis	—	$7,845,836	—	—	—	—	—
	2/24/16		62,908	—	251,632	—	$863,098	(2)
	2/24/16		—	—	—	434,013	$4,709,041	(3)

Daniel R. Gilbert	—	$7,194,541	—	—	—	—	—
	2/24/16		62,908	—	251,632	—	$863,098	(2)
	2/24/16		—	—	—	434,013	$4,709,041	(3)

Debra A. Hess	—	$2,462,805	—	—	—	—	—
	2/24/16		17,521	—	70,086	—	$240,395	(2)
	2/24/16		—	—	—	120,884	$1,311,591	(3)

Ronald J. Lieberman	—	$1,614,606	—	—	—	—	—
	2/24/16		11,539	—	46,159	—	$158,325	(2)
	2/24/16		—	—	—	79,615	$863,823	(3)

(1)

Under the NSAM Incentive Plan, award recipients were granted percentage allocations in an annual bonus pool, the size of which was to equal 7% of NSAM’s revenues (less commission expenses, plus equity in earnings including any applicable adjustment for cash available for distribution) in 2016. Pursuant to the initial awards, the payout for these allocations was to be determined based on the achievement of performance goals relating to NSAM, NorthStar Realty and NorthStar Europe. The amounts reported under the “Target ($)” sub-column represent the fixed amount of the annual cash bonus pool agreed upon by NSAM with each of its executive officers in the letter agreements multiplied by the annual bonus pool percentage originally granted to each NSAM executive officer. The fixed amount of the annual cash bonus pool was determined prior to the signing of the merger agreement based on mutually agreed upon projections made at that time relating to 2016 performance and was the amount actually used to determine annual cash bonuses for 2016. As there were no minimum or maximum amounts for these allocations under the NSAM Incentive Plan, the sub-columns “Threshold ($)” and “Maximum ($)” are not applicable and have not been presented. See “Compensation Discussion and Analysis—Legacy NSAM Executive Compensation Overview – General Philosophy and Objectives – 2016 —NSAM Incentive Plan Overview” for additional information relating to the NSAM Incentive Plan.
(2)	Represents shares of NSAM’s performance common stock granted on February 24, 2016 under the NSAM Incentive Plan as a portion of long-term bonus for 2015, which shares were subject to vesting based on the achievement of performance goals for the four-year period ending December 31, 2018 and continued employment through such date. Under the NSAM Incentive Plan, in early 2015, award recipients were granted percentage allocations in a long-term bonus pool, the size of which was determined based on NSAM’s revenues (less commission expenses, plus equity in earnings including any applicable adjustment for cash available for distribution) for 2015. In accordance with the NSAM Incentive Plan, on February 24, 2016, these allocations were converted into shares of NSAM’s performance common stock based on the dollar amount of such allocation divided by the 20-business day average closing price of NSAM’s common stock of $11.89 on December 31, 2015. The following are the number of shares of NSAM’s performance common stock that were granted to NSAM’s executive officers on February 24, 2016 pursuant to these awards: David T. Hamamoto–377,448; Albert Tylis–251,632; Daniel R. Gilbert–251,632; Debra A. Hess–70,086; and Ronald J. Lieberman–46,159. Each named executive officer’s shares of NSAM’s performance common stock were subject to the achievement of cumulative performance goals for the four-year period ending December 31, 2018 and the executive’s continued employment through such date. Because there is no established target amount for these shares of NSAM’s performance common stock under the NSAM Incentive Plan, there are no amounts reported under the “Target (#)” sub-column because the executives would not have earned any amounts if NSAM’s performance for the four-year performance period applicable to these shares continued at the same annualized rate as NSAM experienced from January 1, 2015 through December 31, 2016. The amount reported under the “Threshold (#)” sub-column equals 25% of the total number of these shares of NSAM’s performance common stock, which represents the number of shares that would be earned if the minimum performance goal was achieved. See “Compensation Discussion and Analysis—Legacy NSAM Executive Compensation Overview – General Philosophy and Objectives – 2016 —Performance-Based Equity Awards - Prior Years” for additional information relating to these awards.
(3)	Represents restricted shares of NSAM’s common stock granted on February 24, 2016 under the NSAM Incentive Plan as a portion of long-term bonus for 2015, which were subject to vesting based on continued employment through December 31, 2018. Under the NSAM Incentive Plan, in early 2015, award recipients were granted percentage allocations in a long-term bonus pool, the size of which was determined based on NSAM’s revenues (less commission expenses, plus equity in earnings including any applicable adjustment for cash available for distribution) for 2015. In accordance with the NSAM Incentive Plan, on February 24, 2016, these allocations were converted into restricted shares of NSAM’s common stock based on the dollar amount of such allocation divided by the 20-business day average closing price of NSAM’s common stock of $11.89 on December 31, 2015. The following are the number of these restricted shares that were granted to NSAM’s executive officers on February 24, 2016 pursuant to the foregoing awards: David T. Hamamoto–651,020; Albert Tylis–434,013; Daniel R. Gilbert–434,013; Debra A. Hess–120,884; and Ronald J. Lieberman–79,615. Upon grant, 25% of each named executive officer’s restricted shares were vested and the remainder were subject to vesting in three annual installments beginning on December 31, 2016, subject to the executive’s continued employment through such dates.

Discussion of Summary Compensation and Grants of Plan-Based Awards Tables

NSAM’s executive compensation policies and practices pursuant to which the compensation set forth in the Summary Compensation Table and the 2016 Grants of Plan-Based Awards Table was paid or awarded and the terms of the awards granted to NSAM’s executive officers that are reflected above in the 2016 Grants of Plan-Based Awards Table are described above in “Compensation Discussion and Analysis—Legacy NSAM Executive Compensation Overview – General Philosophy and Objectives - 2016” and below in “NSAM Executive Compensation and Other Information—Compensation of NSAM’s Executive Officers—Potential Payments on Termination or Change of Control.”

Outstanding Equity Awards at Fiscal Year End 2016

The following table sets forth certain information with respect to outstanding equity awards as of December 31, 2016 with respect to NSAM’s executive officers.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
David T. Hamamoto	684,395	$10,211,173	1,853,705	$27,657,279
Albert Tylis	456,264	$6,807,459	1,235,803	$18,438,181
Daniel R. Gilbert	456,264	$6,807,459	1,235,803	$18,438,181
Debra A. Hess	128,410	$1,915,877	366,353	$5,465,987
Ronald J. Lieberman	81,369	$1,214,025	238,019	$3,551,243

(1)	For each of NSAM’s executive officers, includes the following:

Name	Long-Term Bonus 2013(a)	Long-Term Bonus 2014(b)	Long-Term Bonus 2015(c)	Spin-Off NSAM Awards(d)	Total
David T. Hamamoto	48,950	76,289	325,510	233,645	684,394
Albert Tylis	32,633	50,860	217,007	155,763	456,263
Daniel R. Gilbert	32,633	50,860	217,007	155,763	456,263
Debra A. Hess	7,252	13,987	60,442	46,729	128,410
Ronald J. Lieberman	3,626	6,782	39,808	31,153	81,369

(a)	Represents the unvested portion of LTIP units relating to a portion of long-term bonus for 2013 under the NorthStar Realty Executive Incentive Bonus Plan, or NRF Incentive Plan, which were scheduled to vest on January 29, 2017, subject to the executive’s continued employment through such date.
(b)	Represents the unvested portion of the shares of common stock relating to a portion of long-term bonus for 2014 under the NSAM Incentive Plan, which were scheduled to vest on December 31, 2017, subject to the executive’s continued employment through such date.
(c)	Represents the unvested portion of the shares of common stock relating to a portion of long-term bonus for 2015 under the NSAM Incentive Plan, which were scheduled to vest in substantially equal installments on December 31, 2017 and 2018, subject to the executive’s continued employment through such dates.
(d)	Represents the unvested portion of the shares of common stock that were granted in connection with NSAM’s spin-off from NorthStar Realty, which were scheduled to vest on December 31, 2017, subject to the executive’s continued employment through such date.

(2)	The value of the awards reflected in the table is based on a price per share or unit of $14.92, which was the closing price of NSAM’s common stock on the NYSE as of December 30, 2016.
(3)	For each of NSAM’s executive officers, includes the following:

Name	Long-Term Bonus 2014(a)	Long-Term Bonus 2015(b)	Absolute TSR Award(c)	Relative TSR Award(d)	Total
David T. Hamamoto	182,242	94,362	700,934	876,167	1,853,705
Albert Tylis	121,495	62,908	467,289	584,111	1,235,803
Daniel R. Gilbert	121,495	62,908	467,289	584,111	1,235,803
Debra A. Hess	33,411	17,522	140,187	175,233	366,353
Ronald J. Lieberman	16,199	11,540	93,458	116,822	238,019

(a)	Represents shares of NSAM’s performance common stock granted under the NSAM Incentive Plan as a portion of long-term bonus for 2014 that were subject to vesting based upon the achievement of performance goals for the four-year period ending December 31, 2017.

(b)	Represents shares of NSAM’s performance common stock granted under the NSAM Incentive Plan as a portion of long-term bonus for 2015 that were subject to vesting based upon the achievement of performance goals for the four-year period ending December 31, 2018.
(c)	Represents the Absolute TSR Awards that were granted in connection with NSAM’s spin-off from NorthStar Realty that were subject to vesting based upon the achievement of performance goals for the four-year period ending April 2, 2018.
(d)	Represents the Relative TSR Awards that were granted in connection with NSAM’s spin-off from NorthStar Realty that were subject to vesting based upon the achievement of performance goals for the four-year period ending April 2, 2018.

Assuming NSAM’s performance for the four-year performance period applicable to these awards continued at the same annualized rate as NSAM experienced from the beginning of each performance period through December 31, 2016, each executive would have: (i) fully earned the shares of NSAM’s performance common stock granted under the NSAM Incentive Plan as a portion of long-term bonus for 2014; (ii) not earned the shares of NSAM’s performance common stock granted under the NSAM Incentive Plan as portion of long-term bonus for 2015; and (iii) earned a portion of each of the Absolute TSR Awards and the Relative TSR Awards that were granted in connection with NSAM’s spin-off from NorthStar Realty. As a result, in accordance with SEC rules, the table reflects: (i) the maximum number of shares of NSAM’s performance common stock granted under the NSAM Incentive Plan as a portion of long-term bonus for 2014; (ii) 25% of the number of shares of NSAM’s performance common stock granted under the NSAM Incentive Plan as a portion of long-term bonus for 2015, which represents the number of shares that would be earned if the respective “threshold” performance goal was achieved for such award; and (ii) the maximum number of shares of performance common stock subject to each of the Absolute TSR Awards and Relative TSR Awards. See “Compensation Discussion and Analysis— Legacy NSAM Executive Compensation Overview – General Philosophy and Objectives – 2016 —Performance-Based Equity Awards - Prior Years” for additional information relating to these awards.

Option Exercises and Stock Vested in 2016

The following table sets forth certain information with respect to stock awards vesting during the year ended December 31, 2016 with respect to NSAM’s executive officers.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
David T. Hamamoto	1,029,151	$13,510,723
Albert Tylis	686,100	$9,007,140
Daniel R. Gilbert	686,100	$9,007,140
Debra A. Hess	179,484	$2,379,818
Ronald J. Lieberman	106,903	$1,426,443

(1)	Represents RSUs, LTIP units and shares of NSAM’s common stock that vested during 2016.
(2)	Based on the closing price of NSAM’s common stock on the NYSE on the date of vesting, which ranged from $10.85 per share to $14.92 per share.

Potential Payments on Termination or Change of Control

Prior to the Mergers, NSAM had various contractual arrangements with its executive officers or that NSAM was otherwise subject to that provided for payments, acceleration of vesting or other benefits to its executive officers upon a termination of employment in certain circumstances or a change of control of NSAM, NorthStar Realty or NorthStar Europe. These included NSAM’s employment agreements with its executive officers, the terms of the NSAM Incentive Plan and the NRF Incentive Plan and the awards granted thereunder and the terms of the equity awards granted in connection with NSAM’s spin-off from NorthStar Realty. The discussion below describes these provisions, as in effect as of December 31, 2016.

In addition, in connection with the Mergers, NSAM’s executive officers entered into letter agreements with NSAM and NorthStar Realty that generally provided for an amendment to, and the executive officer’s waiver of, certain provisions of their existing employment agreements and equity award arrangements. See “—Letter Agreements” below for additional information.

Employment Agreements

NSAM, or in the case of Mr. Gilbert, one of NSAM’s subsidiaries, NorthStar Asset Management Group, Ltd, had entered into an employment agreement with each of NSAM’s executive officers. Each employment agreement had an initial term of three years and could have been extended on an annual basis for one additional year, unless written notice not to renew the employment agreement was given by NSAM or the executive not later than 90 days prior to the expiration of the term. The executives’ employment agreements established each executive’s initial annual base salary as follows: Mr. Hamamoto – $1,050,000; Mr. Tylis – $600,000; Mr. Gilbert – $600,000; Ms. Hess – $575,000; and Mr. Lieberman – $500,000, which amounts would have been reduced by the amount of any cash compensation paid to such executives directly by NorthStar Realty. Each executive agreed, pursuant to the executive’s employment agreement, that, during the executive’s employment and for a period of one year following the termination of such employment: (i) the executive would not solicit any of NSAM’s or its affiliates’ employees, officers, consultants or joint venture partners to terminate their employment or other relationships with NSAM or any of its affiliates; and (ii) the executive would not engage in any business that competed directly with the principal businesses conducted by NSAM as of the date of the executive’s termination of employment; provided that the non-compete would not apply following termination if the termination was by NSAM without cause, by the executive with good reason (provided that a change of control did not occur prior to the termination) or upon expiration of the term due to NSAM’s non-renewal. Additionally, the employment agreements provide for certain payments and benefits in the event of a termination of employment under certain circumstances, as described below. Additionally, the employment agreements provided for certain payments and benefits in the event of a termination of employment under certain circumstances, as described below.

Termination of Employment Due to Death or Disability

Pursuant to the employment agreements, in the event that an executive’s employment terminated on account of death or disability (as defined in the employment agreement), the executive would have been entitled to the following payments and benefits:

•	an amount equal to one times the executive’s base salary at the rate in effect on the date of termination, without giving effect to any reduction in base salary attributable to cash compensation paid by NorthStar Realty;

•	a pro-rated bonus for the year of termination based on the executive’s target annual cash bonus in the year of termination (or annual bonus for the prior year if a target has not been determined); provided that no pro-rated bonus shall be paid to the executive if the executive was a participant in the NSAM Incentive Plan or another annual bonus plan or program of NSAM that specifically provides for a method of determining the pro-rated annual bonus to be received by the executive for the year in which the date of termination occurs;

•	continuation of health benefits for a one-year period from the date of termination, if applicable;

•	full vesting of all equity awards of NSAM and its affiliates as of the date of termination, except as otherwise provided in the plan governing particular equity awards or the award agreement governing particular equity awards;

•	continuing exercisability of all stock options and stock appreciation rights, if any, for the lesser of 12 months after the date of termination or the remainder of their term; and

•	lapsing of any no-sale provisions applicable to vested equity awards of NSAM or any entities managed by NSAM.

Termination of Employment Without Cause or for Good Reason

If an executive’s employment terminated for any reason other than: (i) due to and upon the expiration of the term of the employment agreement because the executive had given written notice not to extend the term; (ii) by NSAM for cause (as defined in the employment agreement); (iii) by the executive without good reason (as defined in the employment agreement); or (iv) due to the executive’s death or disability, the executive could have been entitled to the following payments and benefits:

•	an amount equal to 2.25 times in the case of Mr. Hamamoto, 1.875 times in the case of Mr. Tylis, 1.5 times in the case of Mr. Gilbert and 1.0 times in the case of Ms. Hess or Mr. Lieberman (or 3.0, 2.5, 2.0 and 1.5 times, respectively, in the event such termination occurred in connection with or within 12 months after a change of control) the sum of: (a) the executive’s base salary at the rate in effect on the date of termination, without giving effect to any reduction in base salary attributable to cash compensation paid by NorthStar Realty; and (b) the average annual bonuses (including annual cash bonuses and annual bonuses paid in stock of NSAM or other securities of NSAM, NorthStar Realty or any other entity managed by NSAM) earned by the executive for the three years (or such fewer number of years from and after 2014) that ended prior to the date of termination;

•	a pro-rated bonus determined in the same manner as described above in connection with a termination due to death or disability;

•	continuation of health benefits until the earlier of the one-year anniversary of the date of termination and the date on which the executive receives similar health benefits from another person;

•	full vesting of all equity awards of NSAM and its affiliates as of the date of termination, except as otherwise provided in the plan governing particular equity awards or the award agreement governing particular equity awards;

•	continuing exercisability of all stock options and stock appreciation rights, if any, for the lesser of 12 months after the date of termination or the remainder of their term; and

•	lapsing of any no-sale provisions applicable to vested equity awards of NSAM or any entities managed by NSAM.

In order to have received the payments and benefits described above, an executive would have been required to execute and deliver an effective release of claims against NSAM and related parties within 30 days after the date of the executive’s termination.

Change of Control

The employment agreements did not provide for any payments or benefits in the event of a change of control of NSAM, NorthStar Realty or NorthStar Europe in which the executive’s employment was not terminated. See below for information relating to the treatment of the NSAM Incentive Plan and the awards granted thereunder, the awards granted under the NRF Incentive Plan and the awards granted in connection with NSAM’s spin-off from NorthStar Realty upon a change of control based on the terms of such plans and awards.

No Tax Gross-Up

The executive employment agreements provided that, in the event that any payment or benefit to be paid or provided to an executive would be subject to the excise tax under Sections 280G and 4999 of the Internal Revenue Code, payments and benefits to such executive would be reduced to the extent necessary to avoid the imposition of such excise tax, but only if such reduction would result in a greater after-tax benefit to the executive.

Incentive Plan Awards

The NRF Incentive Plan, NSAM Incentive Plan and the awards granted thereunder provided for full or partial acceleration of vesting of the awards granted under the NRF Incentive Plan and the NSAM Incentive Plan upon a termination of employment in certain circumstances or a change of control of NSAM, NorthStar Realty or NorthStar Europe. The discussion below describes these provisions.

Termination of Employment

In the event one of NSAM’s executive officer’s employment was terminated without cause or by the executive for good reason or as a result of death or disability, then:

•	with respect to the executive’s annual cash bonus for 2016, the executive would have been entitled to receive a pro rata percentage of the annual cash bonus that the executive otherwise would have been entitled to receive based on the percentage of the plan year that elapsed prior to the termination;

•	with respect to the executive’s time-based awards for 2016, a pro rata percentage of each award would have vested based on the percentage of the plan year that elapsed prior to the termination (i.e., 100% with respect to a termination on or after the end of 2016); provided that the vesting would only occur if the applicable minimum hurdle relating to NSAM’s CAD, NorthStar Realty’s NOI/EBITDA, NorthStar Europe’s NOI and NSAM’s sponsored company capital raising during 2016 was achieved;

•	as a result of the terms of the award agreements and provisions contained in the executive’s current employment agreement with NSAM or one of its subsidiaries, the equity awards previously granted to the executive as long-term bonus pursuant to the NRF Incentive Plan or NSAM Incentive Plan that remained subject to vesting based solely on continued employment through a future date would vest in full; and

•	with respect to the executive’s performance-based awards for 2016 and the RSUs or shares of NSAM’s performance common stock previously granted to the executive as long-term bonus pursuant to the NSAM Incentive Plan that were subject to performance-based vesting criteria, a pro rata percentage of each award would be retained based on the percentage of the performance period that elapsed prior to the termination, and vesting of these remaining amounts would remain subject to the same performance-based criteria, which would be determined at the end of the performance period, except that a termination in connection with a change of control would be treated as if it was a change of control for purposes of awards granted under the NSAM Incentive Plan.

Following NSAM’s spin-off from NorthStar Realty, termination of employment under the NRF Incentive Plan referred to the termination of employment from all of NorthStar Realty, NSAM and their respective subsidiaries. The vesting of awards described above was subject to the executive’s execution of a general release of claims in favor of NorthStar Realty and related persons and entities with respect to awards under the NRF Incentive Plan, or NSAM and related persons and entities with respect to awards under the NSAM Incentive Plan.

Change of Control

In the event of a change of control of NSAM:

•	with respect to annual cash bonuses for 2016, each executive would be entitled to receive the full amount of the annual cash bonus assuming all applicable performance goals were achieved;

•	with respect to the time-based awards for 2016, a pro rata percentage of each award would vest based on the percentage of the plan year that elapsed prior to the change of control (i.e., 100% with respect to a change of control on or after the end of 2016);

•	as a result of the terms of the award agreements, the equity awards previously granted to NSAM’s executive officers as long-term bonus pursuant to the NSAM Incentive Plan that remained subject to vesting based solely on continued employment through a future date would vest in full; and

•

with respect to the performance-based awards for 2016 and the RSUs or shares of NSAM’s performance common stock previously granted as long-term bonus pursuant to the NSAM Incentive Plan that were subject to performance-based vesting criteria, a pro rata percentage of the awards would vest based on the greater of the percentage of the performance period that had elapsed or the percentage of each such award that would have been earned if the stock price as of the end of the performance period equaled the stock price on the date of the change of control.

If the change of control had occurred prior to the end of the fiscal year, the amount of the annual cash bonus pool and long-term bonus pool used to determine the amount of the awards for the year would have been adjusted on an equitable basis (i.e., annualized) to reflect the shortened plan year and each of NSAM, NorthStar Realty and NorthStar Europe would have had the option to pay its portion of the long-term bonuses in cash instead of equity. Under the NSAM Incentive Plan and the awards granted thereunder, a change of control of NorthStar Realty would be treated in the same manner as a change of control of NSAM, except that such a change of control would have had no impact on the NorthStar Europe equity awards (or portions of equity awards granted prior to the spin-off of NorthStar Europe from NorthStar Realty that, as a result of distributions and/or anti-dilution adjustments made in connection with such spin-off, relate to equity in NorthStar Europe) issued or issuable thereunder. Under the NSAM Incentive Plan and the awards granted thereunder, a change of control of NorthStar Europe would have been treated in the same manner as a change of control of NSAM with respect to the NorthStar Europe equity awards (or portions of equity awards granted prior to the spin-off of NorthStar Europe from NorthStar Realty that, as a result of distributions and/or anti-dilution adjustments made in connection with such spin-off, relate to equity in NorthStar Europe) issued or issuable thereunder and a proportional amount (based on NorthStar Europe’s share of the total base asset management fees payable by NorthStar Europe and NorthStar Realty for the most recently completed calendar quarter) of the equity awards of NSAM previously granted to NSAM’s executive officers as long-term bonus pursuant to the NSAM Incentive Plan that remained subject to vesting based solely on continued employment through a future date.

Spin-Off Grants

The terms of the awards granted in connection with NSAM’s spin-off from NorthStar Realty that relate to the manner in which these awards could have been treated in connection with a termination of employment or change of control of NSAM, NorthStar Realty or NorthStar Europe are described below.

Termination of Employment

Upon a termination of an executive’s employment without cause, by the executive for good reason or due to the executive’s death or disability:

•	the restricted shares of NSAM’s common stock subject to vesting based solely on continued employment would have been treated in the manner set forth in the executive’s employment agreement, which provided for full acceleration of vesting upon a termination without cause, by the executive for good reason or as a result of death or disability provided that no shares were to vest unless and until the performance hurdle applicable to such shares had been achieved; and

•	the executive would have retained a pro rata percentage of the Absolute TSR Awards and Relative TSR Awards and vesting of the remaining amount would have remained subject to the same performance-based criteria and would have been determined at the end of the four-year performance period, except that a termination in connection with a change of control would have been treated as if it was a change of control.

The vesting of awards described above was subject to the executive’s execution of a general release of claims in favor of NSAM and related persons and entities.

Change of Control

Upon a change of control of NSAM or NorthStar Realty, the executives would have been entitled to full vesting of equity awards subject to vesting based solely on continued employment and vesting of a pro rata percentage of the Absolute TSR Awards and Relative TSR Awards based on the greater of the percentage of the performance period that had elapsed or the percentages of such awards that would have been earned if NSAM’s stock price at the end of the four-year period had been the same as the stock price on the date of the change of control. Upon a change of control of NorthStar Europe, the executives would have been entitled to vesting of a proportional amount of the unvested equity awards subject to vesting based solely on continued employment, as calculated in the same manner as is described above with respect to the equity awards in NSAM granted pursuant to the NSAM Incentive Plan.

Management Agreements with NorthStar Realty and NorthStar Europe

Pursuant to NSAM’s management agreements with NorthStar Realty and NorthStar Europe in effect prior to the closing of the Mergers, NorthStar Realty and NorthStar Europe agreed to pay directly or reimburse NSAM’s subsidiary that served as its manager for the portion of any severance paid by such manager or NSAM or its other subsidiaries to an individual pursuant to the terms of any employment, consulting or similar service agreement, including the employment agreements between NSAM or its subsidiaries and NSAM’s executive officers, that corresponded to or was attributable to: (i) the equity compensation that NorthStar Realty or NorthStar Europe, as applicable, was required to pay directly or reimburse NSAM pursuant to its management agreement with such manager; (ii) any cash and/or equity compensation paid directly by NorthStar Realty or NorthStar Europe, as applicable, to such individual as an employee or other service provider of NorthStar Realty or NorthStar Europe; and (iii) any amounts paid to such individual by such manager or NSAM or its other subsidiaries that NorthStar Realty or NorthStar Europe, as applicable, was obligated to reimburse such manager pursuant to the applicable management agreement. Notwithstanding the foregoing, in the event there was a change of control of NSAM that resulted in the acceleration of the vesting of performance-based equity awards that were granted by NorthStar Realty or NorthStar Europe for 2015 or thereafter pursuant to their obligation, collectively, to issue 50% of all compensation that NSAM decided to pay in equity, then NSAM would have been obligated to pay NorthStar Realty or NorthStar Europe, as applicable, an amount in cash equal to the fair market value of the accelerated awards.

Letter Agreements

In connection with the Mergers, NSAM entered into letter agreements with its executive officers that included a number of significant concessions by NSAM’s executive officers relating to the compensation that they otherwise would have been entitled to receive (and the terms that otherwise would have applied to them) as a result of the Mergers, including the following:

•	the agreement by NSAM’s executive officers to forego all cash severance that they would have been entitled to receive if they voluntarily terminated their employment following the Mergers;

•	the agreement by NSAM’s executive officers to receive unvested equity awards of Colony NorthStar, which we refer to herein as the replacement equity awards, with a maximum aggregate value that was approximately $52 million less than the estimated cash severance that these executives would have been entitled to receive if they voluntarily terminated their employment following the Mergers, with Messrs. Hamamoto, Tylis and Gilbert bearing the full amount of such reduction;

•	the agreement by NSAM’s executive officers to have the replacement equity awards priced based on a per share price equal to the greater of $15.00 or the volume weighted average price of a share of our common stock over the first five trading days immediately following the closing of the Mergers;

•	the agreement by NSAM’s executive officers to provide services to us during the full year of 2017 following the Mergers for no additional compensation other than a nominal annual base salary equal to $1.00;

•	the agreement by Messrs. Hamamoto, Tylis and Gilbert to forfeit a majority of the performance-based equity awards that each was projected to earn upon the closing of the Mergers based on information available prior to the signing of the merger agreement; and

•	the agreement by all of NSAM’s executive officers to modify their non-competition agreements to provide that these agreements will apply for at least 12 months after the closing of the Mergers in the event of any termination of employment.

Pursuant to the letter agreements, each of NSAM’s executive officers agreed not to receive the cash severance payments, pro-rated bonus and continuation of health benefits that he or she otherwise would have been entitled to receive in connection with the Mergers and agreed to amend his or her existing employment agreement to remove all of these provisions and all other provisions of these agreements that would have provided for any payments or benefit upon a termination of employment or change of control following the closing of the Mergers. As a result, none of NSAM’s executive officers will be entitled to receive any cash severance from us in the event of a termination of employment following the closing of the Mergers (other than nominal severance equal to one week of base salary).

The letter agreements provided for the replacement equity awards to be issued to NSAM’s executive officers by us as soon as practicable following the closing of the Mergers. As noted above, the maximum aggregate value of the replacement equity awards was approximately $52 million less than the estimated cash severance that NSAM’s executive officers would have been entitled to receive under their employment agreements if they voluntarily terminated their employment following the Mergers and was subject to further reduction because NSAM’s executive officers also agreed to have the number of shares subject to such awards attributed a minimum value of $15.00 per share. Pursuant to the terms of the letter agreements, the maximum value of each of NSAM’s executive officer’s replacement equity award was as follows: Mr. Hamamoto – $52,595,810; Mr. Tylis – $29,930,569; Mr. Gilbert – $23,082,043; Ms. Hess – $8,622,725 and Mr. Lieberman – $5,416,813. The number of shares of our common stock or LTIP units in our operating partnership subject to the replacement equity award granted to each of the NSAM executive officers was equal to the foregoing respective amounts, divided by the greater of (i) $15.00 per share or (ii) the volume weighted average price of a share of our common stock over the first five trading days immediately following the closing of the Mergers. The replacement equity award granted to each of NSAM’s executive officers was subject to vesting based on continued employment with us through the first anniversary of the closing of the Mergers (with accelerated vesting upon termination of employment by us without cause, by the executive with good reason or upon death or disability). In addition, for Messrs. Hamamoto and Gilbert, an additional one-year post-vesting holding requirement applies with respect to all of the shares or LTIP units that vest other than a specified amount to satisfy tax liabilities resulting from such vesting, provided that such holding period will lapse upon termination of employment by us without cause, by the executive with good reason or upon death or disability prior to the end of the holding period. Dividends and distributions are to be paid currently with respect to the replacement equity awards. The following are the number of shares or LTIP units subject to the replacement equity awards granted to NSAM’s executive officers pursuant to the letter agreements following the closing of the Mergers:

Name	Replacement Equity Awards (# of shares/units)(1)
David T. Hamamoto	3,506,387
Albert Tylis	1,995,371
Daniel R. Gilbert	1,538,803
Debra A. Hess	598,007
Ronald J. Lieberman	375,669

(1)	Represents restricted shares of our common stock and, for Mr. Hamamoto, LTIP units in our operating partnership.

In addition, in order to create certainty for the parties to the Mergers and assist with the establishment of the exchange ratios in the merger agreement, each of NSAM’s executive officers agreed in these letter agreements to fix (i) the size of the annual cash bonus pool for 2016, (ii) the number of shares of common stock of NSAM and NorthStar Realty to be granted as long-term bonus for 2016 and (iii) the number of shares to be earned pursuant to the performance-based equity awards previously granted to each of NSAM’s executive officers (or to be granted for 2016) other than those with a performance period scheduled to end prior to the anticipated closing of the Mergers in 2017. The size of the annual cash bonus pool and the number of shares of common stock of NSAM and NorthStar Realty to be granted as long-term bonus for 2016 were fixed based on mutually agreed upon projections relating to 2016 performance and closing stock prices from May 27, 2016. The number of shares to be earned pursuant to the performance-based equity awards described above was based on stock prices prior to the signing of the merger agreement and an assumed closing date in January 2017 and reflected the agreement by Messrs. Hamamoto, Tylis and Gilbert to forfeit a majority of these performance-based equity awards that each was projected to earn upon the closing of the Mergers based on information available prior to the signing of the merger agreement. The following table illustrates the number of shares that could have been earned pursuant to these performance-based equity awards that each of the NSAM executive officers (i) will forfeit (including shares that Messrs. Hamamoto, Tylis and Gilbert were projected to earn but voluntarily agreed to forfeit and shares that the NSAM executive officers were not projected to earn) and (ii) will earn upon the closing of the Mergers:

	NSAM 60% Forfeited		NRF 75% Forfeited		NorthStar Europe 76% Forfeited (1)
Name	Forfeited	Earned	Forfeited	Earned	Forfeited	Earned
David T. Hamamoto	(1,606,720)	875,354	(446,869)	127,957	(163,148)	44,737
Albert Tylis	(1,081,567)	585,096	(305,208)	86,374	(111,691)	30,251
Daniel R. Gilbert	(1,063,989)	582,519	(292,898)	84,571	(106,758)	29,529
Debra A. Hess	(130,422)	350,329	(57,004)	47,872	(21,155)	16,719
Ronald J. Lieberman	(84,879)	228,525	(36,710)	28,816	(13,656)	10,108

Total	(3,967,577)	2,621,823	(1,138,689)	375,590	(416,408)	131,344

(1)	Forfeited amounts for NorthStar Europe include amounts for 2016 based on a number of shares granted based on estimated information from prior to the signing of the merger agreement utilized for purposes of fixing the number of shares of common stock of NSAM and NorthStar Realty to be granted as long-term bonus for 2016.

Each of NSAM’s executive officers also agreed to modify the terms of the existing non-competition covenant contained within his or her existing employment agreement with NSAM or one of its subsidiaries. Pursuant to the existing employment agreements, each of NSAM’s executive officers generally agreed not to engage, directly or indirectly, within the United States in any business that competes directly with the principal businesses conducted by NSAM as of the date of his or her termination of employment. This non-competition covenant applied while each of NSAM’s executive officers was employed and for a period of one year after his or her termination, unless the termination was by NSAM without cause, by the executive with good reason (provided that a change of control did not occur prior to the termination) or upon expiration of the term due to NSAM’s non-renewal. Pursuant to the letter agreements, each of NSAM’s executive officers agreed that the non-competition covenant would apply in the event of any termination of employment. For Messrs. Hamamoto, Tylis and Gilbert, the non-competition covenant will apply for 12 months after termination or, if the termination is by us without cause or the executive with good reason, for 12 months after the closing of the Mergers. For Ms. Hess and Mr. Lieberman, the non-competition covenant will apply for 12 months after the closing of the Mergers in all circumstances. The effectiveness of the letter agreements was contingent upon the closing of the Mergers, which occurred on January 10, 2017.

Termination/Change of Control Compensation Table

The following table shows the potential payments to NSAM’s executive officers upon a termination of employment without cause or for good reason, upon a change of control of NSAM (other than the Mergers), upon the closing of the Mergers and upon the death or disability of the executive officer based on NSAM’s agreements and plans in effect as of December 31, 2016.

The types of events constituting cause, good reason, disability and a change of control differed in some respects among the different arrangements providing for benefits to the named executive officers; however, for consistency in presentation, NSAM’s executive compensation arrangements have been grouped together based on these concepts without regard for any such differences. NSAM’s executive officers were not entitled to any payments if they were terminated for cause or resigned without good reason or if they retired. In preparing the tables below, we assumed the applicable event (i.e., termination, change of control, the Mergers or death or disability) occurred on December 31, 2016. The closing price per share of NSAM’s common stock was $14.92 as of December 30, 2016. The closing of the Mergers occurred on January 10, 2017 and, as a result, potential payments upon the occurrence of any other event is no longer relevant.

Name	Payments/Benefits	Termination Without Cause or For Good Reason		Change of Control w/o Termination(1)	Change of Control w/ Termination (2)	Death or Disability		Mergers(3)
David T. Hamamoto	Cash Severance Payment/ Replacement Equity Award(4)	$68,368,601		$—	$91,146,718	$1,084,252		$52,595,810	(5)
	Time-Based Common Stock/ LTIP Units(6)	$10,211,173		$10,211,173	$10,211,173	$10,211,173		$10,211,173
	Performance-Based Shares of Performance Stock(7)	$—	(8)	$5,831,586	$5,831,586	$—	(8)	$2,552,032
	NSAM Incentive Plan (2016)(9)	$2,529,450	(8)	$3,503,424	$3,503,424	$2,529,450	(8)	$4,110,611
	Spin-off Grants (TSR)(10)	$—	(11)	$16,816,423	$16,816,423	$—	(11)	$10,514,684
Albert Tylis	Cash Severance Payment/ Replacement Equity Award(4)	$38,420,739		$—	$51,216,316	$959,007		$29,930,569	(5)
	Time-Based Common Stock/ LTIP Units(6)	$6,807,459		$6,807,459	$6,807,459	$6,807,459		$6,807,459
	Performance-Based Shares of Performance Stock(7)	$—	(8)	$3,887,729	$3,887,729	$—	(8)	$1,701,360
	NSAM Incentive Plan (2016)(9)	$1,773,822	(8)	$2,456,839	$2,456,839	$1,773,822	(8)	$2,882,646
	Spin-off Grants (TSR)(10)	$—	(11)	$11,210,938	$11,210,938	$—	(11)	$7,009,768
Daniel R. Gilbert	Cash Severance Payment/ Replacement Equity Award(4)	$30,264,899		$—	$40,342,673	$631,577		$23,082,043	(5)
	Time-Based Common Stock/ LTIP Units(6)	$6,807,459		$6,807,459	$6,807,459	$6,807,459		$6,807,459
	Performance-Based Shares of Performance Stock(7)	$—	(8)	$3,887,729	$3,887,729	$—	(8)	$1,701,360
	NSAM Incentive Plan (2016)(9)	$1,626,171	(8)	$2,252,333	$2,252,333	$1,626,171	(8)	$2,642,689
	Spin-off Grants (TSR)(10)	$—	(11)	$11,210,938	$11,210,938	$—	(11)	$7,009,768
Debra A. Hess	Cash Severance Payment/ Replacement Equity Award(4)	$6,632,9624		$—	$9,939,189	$595,508		$8,622,725	(5)
	Time-Based Common Stock/ LTIP Units(6)	$1,915,877		$1,915,877	$1,915,877	$1,915,877		$1,915,877
	Performance-Based Shares of Performance Stock(7)	$—	(8)	$1,076,097	$1,076,097	$—	(8)	$961,970
	NSAM Incentive Plan (2016)(9)	$452,976	(8)	$627,396	$627,396	$452,976	(8)	$862,089
	Spin-off Grants (TSR)(10)	$—	(11)	$3,363,294	$3,363,294	$—	(11)	$4,291,701
Ronald J. Lieberman	Cash Severance Payment/ Replacement Equity Award(4)	$4,055,980		$—	$6,073,716	$520,508		$5,416,813	(5)
	Time-Based Common Stock/ LTIP Units(6)	$1,214,025		$1,214,025	$1,214,025	$1,214,025		$1,214,025
	Performance-Based Shares of Performance Stock(7)	$—	(8)	$617,466	$617,466	$—	(8)	$564,144
	NSAM Incentive Plan (2016)(9)	$298,643	(8)	$413,637	$413,637	$298,643	(8)	$568,372
	Spin-off Grants (TSR)(10)	$—	(11)	$2,242,191	$2,242,191	$—	(11)	$2,861,134

(1)	Represents the value of the payments and benefits that NSAM’s executive officers would have received in the event of a change of control, other than the closing of the Mergers, on December 31, 2016.
(2)	Represents the value of the payments and benefits that NSAM’s executive officers would have received in the event of a termination by NSAM without cause or by executive for good reason on December 31, 2016 in connection with a change of control, other than Mergers.
(3)	Represents the value of the payments and benefits that NSAM’s executive officers would have received in the event that the Mergers closed on December 31, 2016.
(4)	Except for the column relating to the Mergers, represents the amount of cash severance, including the estimated value of the continuation of health benefits, that NSAM would have been required to pay each executive upon a termination as of December 31, 2016, including amounts for which NSAM would have been entitled to receive reimbursement from NorthStar Realty or NorthStar Europe. Included in the aggregate cash severance set forth above for a termination not in connection with a change of control are the following amounts that NorthStar Realty and NorthStar Europe would have been obligated to directly pay or reimburse NSAM for pursuant to their management agreements with NSAM: David T. Hamamoto–$24,390,419; Albert Tylis–$13,550,233; Daniel R. Gilbert–$10,840,186; Debra A. Hess–$2,141,436; and Ronald J. Lieberman–$1,189,502. Included in the aggregate cash severance set forth above for a termination in connection with a change of control are the following amounts that NorthStar Realty and NorthStar Europe would have been obligated to directly pay or reimburse NSAM for pursuant to their management agreements with NSAM: David T. Hamamoto–$32,520,559; Albert Tylis–$18,066,977; Daniel R. Gilbert–$14,453,582; Debra A. Hess–$3,212,153; and Ronald J. Lieberman–$1,784,252. See “—Management Agreements with NorthStar Realty and NorthStar Europe” above for additional information relating to these reimbursement arrangements. As NSAM’s health benefits were self-funded, the estimated value of the continuation of health benefits is based on the most recent actuarial estimates of the value of such continuation that NSAM had as of December 31, 2016.
(5)	Represents the value of the replacement equity awards that NSAM’s executive officers would have been entitled to receive pursuant to the letter agreements, without taking into account any potential reduction resulting from the NSAM’s executive officers’ agreement to have the number of shares subject to such awards attributed a minimum value of $15.00 per share. Pursuant to the letter agreements, NSAM’s executive officers agreed to forfeit any cash severance in the event of a termination of employment following the closing of the Mergers. In lieu of NSAM’s executive officers receiving cash severance, the letter agreements provided for replacement equity awards that were issued by Colony NorthStar following the closing of the Mergers. The replacement equity award granted to each of NSAM’s executive officers was subject to vesting based on continued employment with us through the first anniversary of the closing of the Mergers (with accelerated vesting upon termination of employment by us without cause, by the executive with good reason or upon death or disability).
(6)	Represents the value of the otherwise unvested portion of NSAM’s common stock (including unvested shares of NSAM’s common stock granted in connection with NSAM’s spin-off from NorthStar Realty) and LTIP units that would have vested, based on a price per share of NSAM’s common stock equal to $14.92, which was the closing price per share of NSAM’s common stock as of December 30, 2016. Excludes the value of unvested shares of common stock of NorthStar Realty or NorthStar Europe and LTIP units and common units in the operating partnership of NorthStar Realty or NorthStar Europe outstanding as of December 31, 2016 that would vest as a result of the triggering events described in the table.
(7)	Represents the value of the otherwise unvested portion of shares of NSAM’s performance common stock awarded as long-term bonus under the NSAM Incentive Plan that would have vested, based on a price per share of NSAM’s common stock equal to $14.92, which was the closing price per share of NSAM’s common stock as of December 30, 2016, plus the amount of accumulated dividends that would have been paid with respect to such shares of performance common stock. Excludes the value of RSUs of NorthStar Realty or NorthStar Europe outstanding as of December 31, 2016 that would vest as a result of the triggering events described in the table. In the event of a change of control of NSAM as of December 31, 2016, NSAM would have been required to reimburse NorthStar Realty and NorthStar Europe for the value of the performance-based RSUs granted for 2015 that vested upon such change of control. The amount of such reimbursements with respect to each of NSAM’s executive officers would have been as follows for a change of control other than the Mergers: David T. Hamamoto–$2,687,428; Albert Tylis–$1,791,619; Daniel R. Gilbert–$1,791,619; Debra A. Hess–$499,019; and Ronald J. Lieberman–$328,663. The amount of such reimbursements with respect to each of NSAM’s executive officers would have been as follows in connection with the Mergers: David T. Hamamoto–$1,344,770; Albert Tylis–$896,506; Daniel R. Gilbert–$896,506; Debra A. Hess–$509,607; and Ronald J. Lieberman–$335,620. These amounts are not included in the table above.
(8)

None of the RSUs or shares of NSAM’s performance common stock granted, or to be granted for 2016, under the NSAM Incentive Plan would have vested as a result of such a termination. Following the conclusion of the respective performance periods for these awards, the executive would have been entitled to the number of RSUs or shares that would have been earned had the executive been an employee of NSAM at such time, pro-rated based on the date of termination without cause, resignation for good reason or death or disability.
(9)	Represents the number of vested shares of common stock of NSAM that the executive would have been entitled to receive as long-term bonus for 2016, including time-based awards and performance-based awards, under the NSAM Incentive Plan multiplied by $14.92, which was the closing price per share of NSAM’s common stock as of December 30, 2016. Excludes the value of the number of vested shares of common stock of NorthStar Realty and NorthStar Europe that each executive would have been entitled to receive as long-term bonus for 2016 under the NSAM Incentive Plan, which was approximately equal to the value set forth in the table above. In their respective management agreement with NSAM, NorthStar Realty and NorthStar Europe each agreed to issue these equity awards. In the event of a change of control of NSAM as of December 31, 2016, NSAM would have been required to reimburse NorthStar Realty and NorthStar Europe for the value of the performance-based awards for 2016 that vested upon such change of control. The amount of such reimbursements with respect to each of NSAM’s executive officers would have been as follows for a change of control other than the Mergers: David T. Hamamoto–$1,031,034; Albert Tylis–$723,029; Daniel R. Gilbert–$662,847; Debra A. Hess–$184,631; and Ronald J. Lieberman–$121,736. The amount of such reimbursements with respect to each of NSAM’s executive officers would have been as follows in connection with the Mergers: David T. Hamamoto–$680,389; Albert Tylis–$477,134; Daniel R. Gilbert–$437,425; Debra A. Hess–$248,638; and Ronald J. Lieberman–$163,923. These amounts are not included in the table above.
(10)	Represents the value of the otherwise unvested portion of the Absolute TSR Awards and Relative TSR Awards granted in connection with NSAM’s spin-off from NorthStar Realty that would have vested, based on a price per share of NSAM’s common stock equal to $14.92, which was the closing price per share of NSAM’s common stock as of December 30, 2016, plus the amount of accumulated dividends that would have been paid with respect to such RSUs.
(11)	None of the Absolute TSR Awards or Relative TSR Awards would have vested as a result of such a termination. Following the conclusion of the applicable performance period, the executive would have been entitled to the number of shares that would have been earned had the executive been an employee of NSAM at such time, pro-rated based on the date of termination without cause, resignation for good reason or death or disability.

The tables above do not include payments and benefits to the extent NSAM generally provided them on a non-discriminatory basis to salaried employees upon termination of employment, including: (i) life insurance upon death in the amount of three times the employee’s annual salary but not exceeding a total of $750,000; and (ii) disability benefits. As a result of provisions in NSAM’s executive officers’ employment agreements, in the event that any payment or benefit to be paid or provided to an executive set forth above would have been subject to the excise tax under Sections 280G and 4999 of the Internal Revenue Code, the payments and benefits to such executive would have been reduced to the extent necessary to avoid the imposition of such excise tax, but only if such reduction would result in a greater after-tax benefit to the executive. The amounts set forth in the table above have not been adjusted to reflect any such reduction that might be applicable.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of our Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,

The Compensation Committee of the Board of Directors

John L. Steffens (Chairman)
Nancy A. Curtin
Justin E. Metz
Charles W. Schoenherr

The Compensation Committee Report does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate our SEC filings by reference, in whole or in part, notwithstanding anything to the contrary set forth in those filings.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee of our Board of Directors are John L. Steffens, Nancy A. Curtin, Justin E. Metz, and Charles W. Schoenherr, each of whom is an independent director. None of these directors, nor any of our executive officers, serves as a member of the governing body or compensation committee of any entity that has an executive officer serving as a member of our Board of Directors or our Compensation Committee. Accordingly, to the knowledge of the Compensation Committee and as relates to our Board of Directors and our executive officers, during 2016 there were no interlocks with other companies within the meaning of the SEC’s rules.

COMPENSATION OF DIRECTORS

Colony NorthStar Director Compensation – 2017

In 2017, the Compensation Committee engaged FW Cook to undertake a review of compensation policy for non-executive directors, as well as executive compensation (as discussed above under “Compensation Discussion and Analysis”). In February and March 2017, the Compensation Committee and FW Cook discussed non-employee director compensation and concluded that it was appropriate to modify the compensation payable to the non-executive directors of the Company effective in 2017. The goal of the Compensation Committee was to consider compensation to non-executive directors among the Company’s peer group, agreed in March 2017, and to design compensation parameters that appropriately aligned the interests of the Company’s Board with its stockholders.

A member of our Board of Directors who is our employee is referred to as an executive director. Executive directors (including Mr. Barrack and Mr. Hamamoto) do not receive compensation for serving on our Board.

2017 Compensation Outlook for Non-Executive Directors of Colony NorthStar

The following discussion relates to 2017 compensation for our non-executive directors of the Company, including Ms. Curtin and Messrs. Crocker, Fosheim, Metz, Parker, Schoenherr, Somers and Steffens.

Effective March 2017, the Board adopted a “Non-Executive Independent Director Compensation Policy” that provides that each non-executive director elected for service on the Board in 2017 will thereafter and throughout such annual term of service receive an annual base fee for his or her services of $260,000, with $100,000 payable in cash in quarterly installments in conjunction with quarterly meetings of the Board and $160,000 payable in the form of an annual award of restricted shares of Class A common stock, which will vest in full on the one-year anniversary of the date of grant (anticipated proximately following each annual election of directors), subject to the director’s continued service on the Board. In addition, in 2017, the chairs of each of the Audit, Compensation, Risk and Nominating and Corporate Governance Committees will receive an additional annual cash retainer of $20,000, $15,000, $15,000 and $15,000, respectively, and the Lead Director will receive an additional annual cash retainer of $25,000. Furthermore, each non-executive director shall be required to maintain ownership of shares of Class A common stock of the Company with a value no less than four-times (4x) the annual cash base fee for his or her services. In connection with the foregoing share ownership requirement, each non-executive director shall have until the end of the five-year period commencing on the later of January 11, 2017 or upon such director’s initial election to the Board to comply with the minimum share ownership requirement in order to stand for re-election. With respect to the period between the closing of the Mergers on January 10, 2017 and May 4, 2017, each director will receive a ratable allocation of compensation based on the annual cash and equity based compensation to be paid in accordance with the Non-Executive Independent Director Compensation Policy summarized above. The Company will also reimburse each of the directors for their travel expenses incurred in connection with their attendance at Board and committee meetings.

NSAM Director Compensation – 2016

The NSAM nominating and corporate governance committee had responsibility for making recommendations to NSAM’s Board regarding non-employee director compensation. Its goal was the creation of a reasonable and balanced board of director’s compensation program that aligned the interests of NSAM’s Board with those of its stockholders. NSAM used a combination of cash and stock-based incentive compensation to attract and retain highly-qualified candidates to serve on the NSAM Board. In setting director compensation, NSAM considered the significant amount of time that directors expend in fulfilling their duties, the skill-level required by NSAM of members of the board and competitive pay practice data. The NSAM nominating and corporate governance committee discussed its recommendations with NSAM’s chief executive officer and ultimately made a recommendation to the NSAM Board with respect to all non-employee director compensation.

In 2016, the NSAM nominating and corporate governance committee engaged a compensation consultant, FTI Consulting, Inc., to assist it in reviewing competitive practice data regarding non-employee director compensation and to advise it in connection with making recommendations to NSAM’s Board with respect to the amount and form of such compensation.

NSAM Director Compensation Table for Fiscal Year End December 31, 2016

The following discussion relates to compensation for the non-executive directors of NSAM for fiscal year end December 31, 2016, including Stephen E. Cummings, Judith A. Hannaway, Oscar Junquera, Justin E. Metz, Wesley D. Minami and Louis J. Paglia.

For 2016, NSAM’s non-employee directors’ fees were as follows: (i) board members received an annual director’s cash retainer fee of $90,000; (ii) the chairpersons of NSAM’s audit committee and compensation committee received an additional annual fee of $35,000; (iii) the chairperson of NSAM’s nominating and corporate governance committee received an additional annual fee of $30,000; (iv) members of NSAM’s audit committee (other than the chairperson) received an additional annual fee of $20,000; (v) members of NSAM’s Compensation Committee and nominating and corporate governance committee (other than the chairpersons) received an additional annual fee of $15,000; (vi) the lead non-management director of the board received an additional annual fee of $50,000; (vii) each NSAM Board member received an additional $1,000 for attendance at board meetings in excess of ten meetings per year; and (viii) each member of NSAM’s audit committee, compensation committee and nominating and corporate governance committee received an additional $1,000 for attendance at each committee meeting that exceeds six meetings per year.

In connection with their service to the NSAM Board in 2016, NSAM’s non-employee directors received shares of common stock of NSAM with a value of approximately $120,000 on December 30, 2016. Because NSAM did not hold an annual meeting of its stockholders in 2016 due to the Mergers, these awards were in lieu of the annual equity awards that NSAM had previously granted on the first business day following the NSAM annual meeting of stockholders. Such awards were fully vested upon grant.

In addition, in April 2016, members of the Special Committee received a fee of $120,000 for their services on such committee.

The following table provides information concerning the compensation of NSAM’s non-employee directors for 2016.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Stephen E. Cummings	$253,000	$120,000	$373,000
Judith A. Hannaway	$208,000	$120,000	$328,000
Oscar Junquera	$268,000	$120,000	$388,000
Justin E. Metz	$246,000	$120,000	$366,000
Wesley D. Minami	$153,000	$120,000	$273,000
Louis J. Paglia	$122,000	$120,000	$242,000

(1)	Represents the grant date fair value, computed in accordance with FASB ASC Topic 718, of the shares of common stock granted to each of our non-employee directors on December 30, 2016, which was $120,000. As of December 31, 2016, except for unvested shares of common stock of 2,083 held by each independent director, none of NSAM’s directors held any unexercised option awards or unvested stock awards that had been granted by NSAM as director compensation. Each of the stock awards in 2016 was in the form of shares of NSAM’s common stock.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table presents information relating to securities remaining available for future issuance under the CLNS Equity Incentive Plan as of the fiscal year ended December 31, 2016.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights(1)		Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights	Number of Securities Remaining Available for Future Issuance
Equity compensation plans approved by security holders
CLNS Equity Incentive Plan	6,691,947	(2)	N/A	17,363,493	(3)
Pre-NSAM Spin-off Equity Awards(4)	2,589,369		N/A	—

Total	9,281,316		N/A	17,363,493

(1)	As of December 31, 2016, represents shares issuable pursuant to awards of (i) LTIP units, (ii) RSUs and (iii) performance common stock of NSAM. Conditioned on minimum allocation to the capital accounts of the LTIP unit for federal income tax purposes, each LTIP unit could have been converted, at the election of the holder, into one common unit of limited partnership interest in NSAM’s operating partnership. Each of the common units underlying these LTIP units was redeemable at the election of the holder, at NSAM’s option in its capacity as general partner of its operating partnership, for: (i) cash equal to the then fair value of one share of NSAM’s common stock; or (ii) one share of NSAM’s common stock. Except as set forth in footnote (4) below, does not include securities issuable pursuant to NRF’s Third Amended and Restated 2004 Omnibus Stock Incentive Plan or Colony’s 2009 Non-Executive Director Stock Plan and Colony’s 2014 Equity Incentive Plan, each of which was assumed by Colony NorthStar on January 10, 2017 in accordance with the merger agreement. In connection with the Mergers on January 10, 2017, substantially all outstanding RSUs and shares of performance common stock of NSAM were either vested and converted into shares of our common stock or forfeited and all outstanding LTIP units vested and were effectively converted into shares of our common stock and common units in our operating partnership.
(2)	Includes the maximum number of shares of NSAM common stock issuable pursuant to awards of RSUs and shares of NSAM’s performance common stock that were outstanding as of December 31, 2016. NSAM’s performance common stock was substantially identical to its common stock, except that it was not entitled to share in distributions declared with respect to NSAM’s common stock and it did not entitle holders to vote, except with respect to limited matters impacting the rights of NSAM’s performance common stock. Upon vesting, the outstanding shares of performance common stock automatically converted into shares of NSAM’s common stock.
(3)	Represents shares of NSAM’s common stock remaining available for issuance as of December 31, 2016, pursuant to the NSAM 2014 Omnibus Stock Incentive Plan, other than the shares to be issued upon exercise of outstanding options, warrants and rights disclosed in the first column. NSAM could have issued shares of performance common stock, which are a separate class of our equity securities that are convertible into NSAM’s common stock, or common stock under the NSAM 2014 Omnibus Stock Incentive Plan. Pursuant to the terms of the NSAM 2014 Omnibus Stock Incentive Plan, the number of shares of common stock reserved for issuance thereunder automatically increases on January 1st of each year by 2% of the outstanding number of shares of our common stock on the immediately preceding December 31st. Following the Mergers, the NSAM 2014 Omnibus Stock Incentive Plan is also referred to as the CLNS Equity Incentive Plan.
(4)	Represents shares of NSAM common stock issuable pursuant to outstanding LTIP units and RSUs originally granted by, or issued with respect to awards that were originally granted by, NRF prior to the NSAM’s spin-off from NRF, which were outstanding as a result of anti-dilution adjustments made in connection with NSAM’s spin-off. The issuance of shares of NSAM’s common stock pursuant to these awards was approved by NSAM’s stockholders prior to NSAM’s spin-off and, as disclosed in connection with NSAM’s spin-off, the shares of NSAM’s common stock issued pursuant to these awards were not issued pursuant to, and did not reduce availability under, NSAM’s 2014 Omnibus Stock Incentive Plan.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is currently composed of Messrs. Parker (Chairman), Crocker, Fosheim, and Schoenherr. The members of the Audit Committee are appointed by and serve at the discretion of the Board of Directors. The Audit Committee operates under a written charter adopted by our Board of Directors.

One of the principal purposes of the Audit Committee is to assist the Board of Directors in the oversight of the integrity of the Company’s financial statements. The Company’s management team has the primary responsibility for the financial statements and the reporting process, including the system of internal controls and disclosure controls and procedures. In fulfilling its oversight responsibilities, the Audit Committee reviewed NSAM’s audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2016 with our management.

The Audit Committee also is responsible for assisting the Board of Directors in the oversight of the qualification, independence and performance of the Company’s independent auditors. The Audit Committee reviewed with Grant Thornton LLP, NSAM’s independent auditor for the fiscal year ended December 31, 2016, who is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards and those matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in rule 3200T.

The Audit Committee has received both the written disclosures and the letter from Grant Thornton LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with Grant Thornton LLP its independence. In addition, the Audit Committee has considered whether the provision of non-audit services, and the fees charged for such non-audit services, by Grant Thornton LLP are compatible with maintaining the independence of Grant Thornton LLP from management and the Company.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that NSAM’s audited financial statements for 2016 be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 for filing with the SEC.

Respectfully submitted,

The Audit Committee of the Board of Directors

George G. C. Parker (Chairman)
Douglas Crocker II
Jon A. Fosheim
Charles W. Schoenherr

The Report of the Audit Committee does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate our SEC filings by reference, in whole or in part, notwithstanding anything to the contrary set forth in those filings.

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are providing our stockholders an opportunity to indicate whether they support the compensation of our named executive officers, as described in this proxy statement. This advisory vote, commonly referred to as “say on pay,” is not intended to address any specific item of compensation, but instead relates to the CD&A, the tabular disclosures regarding the compensation of our named executive officers (as set forth above), and the narrative disclosure accompanying the tabular presentation. We believe these disclosures allow stockholders to view the trends in our executive compensation program and the application of our compensation philosophies for the year presented. This advisory vote will be presented on an annual basis unless otherwise disclosed.

Because we are the successor to NSAM following the completion of the Mergers in January 2017, NSAM’s executive officers for 2016 are considered our named executive officers under applicable SEC rules and, as a result, information regarding their compensation for 2016 is the focus of this proxy statement for purposes of this advisory vote. The compensation received by NSAM’s executive officers for 2016 was largely impacted by the Mergers. Significantly, following completion of the Mergers on January 10, 2017, none of NSAM’s executive officers, other than Mr. Hamamoto, continued to serve as our executive officers, and all of our other current executive officers were executive officers of Colony prior to the Mergers.

The Board of Directors recommends that stockholders vote in favor of the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED on an advisory basis.”

Although this vote is advisory and is not binding on the Company, the Compensation Committee values the opinions of our stockholders. To the extent that there is any significant vote against the compensation of our named executive officers, we will consider our stockholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns. For 2017, consistent with the compensation policies previously administered by Colony, the Compensation Committee has already taken meaningful steps to design an executive compensation program to further align the interests of our executive officers with those of our stockholders.

Vote Required and Recommendation

Stockholders may also abstain from voting on this advisory proposal. The affirmative vote of a majority of the votes cast is required for approval of the advisory resolution above. For purposes of the foregoing, a majority of the votes cast means that the number of shares that are cast and are voted “for” the resolution must exceed the number of shares that are cast and are voted “against” the resolution. For purposes of the vote on this proposal, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ADVISORY APPROVAL OF THE RESOLUTION APPROVING THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

PROPOSAL 3: ADVISORY VOTE ON THE FREQUENCY OF THE VOTE ON EXECUTIVE COMPENSATION

We are seeking an advisory vote on the frequency with which say-on-pay votes should be held in the future. This advisory vote is commonly referred to as “say on frequency.” Stockholders may vote to indicate their preference for conducting a say-on-pay vote:

•	Every year;

•	Every two years;

•	Every three years; or

•	Abstain from voting on this proposal.

The Board of Directors has determined that holding a say-on-pay vote every year is the most appropriate alternative for the Company. In recommending an annual advisory vote on executive compensation, the Board considered that an annual vote will allow our stockholders to provide us with timely feedback on our compensation policies and practices as disclosed in the proxy statement every year, which will allow us to take action, if appropriate, on a real-time basis. Additionally, an annual say-on-pay vote is consistent with our general policy of seeking regular input from, and engaging in discussions with, our stockholders on corporate governance matters and our executive compensation policies and practices.

Because this proposal is advisory, it will not be binding on the Company, and the Board of Directors may determine to hold an advisory vote on executive compensation more or less frequently than the option selected by our stockholders. However, the Board of Directors values our stockholders’ opinions, and the Board will consider the outcome of the vote when determining the frequency of future advisory votes on executive compensation.

Vote Required and Recommendation

The affirmative vote of a majority of the votes cast is required for approval, on an advisory basis, of the frequency of holding the say on pay vote in the future. Since stockholders have several voting choices, it is possible that no single choice will receive a majority of the votes cast. In the event no option receives a majority of the votes cast, the option receiving a plurality of the votes cast on the proposal will be deemed the preferred option of stockholders. While the Board is making a recommendation with respect to this proposal, stockholders are being asked to vote on the choices specified above, and not whether they agree or disagree with the Board’s recommendation. For purposes of the vote on this proposal, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU SELECT “EVERY YEAR” ON THE ADVISORY PROPOSAL RECOMMENDING THE FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION.

PROPOSAL 4: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017. After careful consideration of the matter and in recognition of the importance of this matter to our stockholders, the Board of Directors has determined that it is in the best interests of the Company and our stockholders to seek the ratification by our stockholders of our Audit Committee’s selection of our independent registered public accounting firm. A representative of EY will be present at the annual meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions. For the most recent fiscal year, the year ended December 31, 2016, GT was independent registered public accounting firm for NSAM. GT completed the audit of NSAM’s consolidated financial statements for the year ended December 31, 2016, which were filed with the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

Vote Required and Recommendation

The affirmative vote of a majority of the votes cast is required for approval of the advisory resolution above. For purposes of the foregoing, a majority of the votes cast means that the number of shares that are cast and are voted “for” the resolution must exceed the number of shares that cast and are voted “against” the resolution. For purposes of the vote on this proposal, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum. Even if the appointment of EY as our independent registered public accounting firm is ratified, our Board of Directors and the Audit Committee may, in their discretion, change that appointment at any time during the year should they determine such a change would be in our and our stockholders’ best interests. In the event that the appointment of EY is not ratified, the Audit Committee will consider the appointment of another independent registered public accounting firm, but will not be required to appoint a different firm.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2017.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT2

The following table sets forth certain information, as of the record date, regarding the beneficial ownership of (i) our common stock (Class A, Class B and Performance common stock) and (ii) our Series A Cumulative Redeemable Preferred Stock, our Series B Cumulative Redeemable Preferred Stock, our Series C Cumulative Redeemable Preferred Stock, our Series D Cumulative Redeemable Preferred Stock, our Series E Cumulative Redeemable Preferred Stock, our Series F Cumulative Redeemable Preferred Stock, our Series G Cumulative Redeemable Preferred Stock and our Series H Cumulative Redeemable Preferred Stock by:

•	each of our directors and director nominees;

•	each of our executive officers; and

•	all of our directors, director nominees and executive officers as a group.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or dispositive power with respect to such security. In accordance with SEC rules, each listed person’s beneficial ownership includes:

•	all shares the investor actually owns beneficially or of record;

•	all shares over which the investor has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund); and

•	all shares the investor has the right to acquire within 60 days (such as shares of restricted common stock that are currently vested or which are scheduled to vest within 60 days, the exercise of any option, warrant or right, or the power to revoke a trust, discretionary account or similar arrangement).

Unless otherwise indicated, the address of each named person is c/o Colony NorthStar, Inc., 515 S. Flower St., 44th Floor, Los Angeles, CA 90071. The percentages below are based on (i) 593,078,353 common share equivalents (comprised of 557,995,015 shares of our Class A common stock outstanding (including restricted shares and restricted units), 770,040 shares of our Class B common stock outstanding, and 34,313,298 operating units of our operating partnership, Colony Capital Operating Company, LLC, which are convertible to Class A common stock not otherwise held by the Company or its subsidiaries), and (ii) 2,466,689 shares of our Series A preferred stock, 13,998,905 shares of our Series B preferred stock, 5,000,000 shares of our Series C preferred stock, 8,000,000 shares of our Series D preferred stock, 10,000,000 shares of our Series E preferred stock, 10,080,000 shares of our Series F preferred stock, 3,450,000 shares of our Series G preferred stock, and 11,500,000 shares of our Series H preferred stock, respectively, as of March 24, 2017. No shares beneficially owned by any executive officer, director or director nominee have been pledged as security.

No executive officer, director or director nominee owns any shares of our Series A preferred stock, Series B preferred stock, Series C preferred stock, Series D preferred stock or Series E preferred stock.

Additionally, to our knowledge and based upon information available to us in securities filings made by our stockholders with the SEC, the following table sets forth certain information regarding the beneficial owners of more than 5% of our shares of Class A common stock as of February 28, 2017.

	Common Share Equivalents (1)			Class A Common Stock (1)	Class B Common Stock (1)
	Common Share Equivalents Owned		Percentage of Common Share Equivalents	Percentage of Class	Percentage of Class
Executive Officers and Directors
Thomas J. Barrack, Jr.	29,443,835	(2)(3)	4.96%	*	100%
David T. Hamamoto	7,425,929		1.25%	*	—
Richard B. Saltzman	3,420,719	(3)(4)(5)	*	*	—
Kevin P. Traenkle	801,701	(3)(5)	*	*	—
Darren J. Tangen	597,776	(3)(5)	*	*	—
Mark M. Hedstrom	1,781,494	(3)(5)	*	*	—
Ronald M. Sanders	420,245	(3)(5)	*	*	—
Neale W. Redington	82,957	(3)(5)	*	*	—
Albert Tylis	2,079,722		*	*	—
Daniel R. Gilbert	2,153,274		*	*	—
Debra A. Hess	674,011		*	*	—
Ronald J. Lieberman	389,801		*	*	—
Douglas Crocker II	—		—	—	—
Nancy A. Curtin	22,063		*	*	—
Jon A. Fosheim	2,000		*	*	—
Justin E. Metz	19,867		*	*	—
George G. C. Parker	39,294		*	*	—
Charles W. Schoenherr	30,604		*	*	—
John A. Somers	43,960		*	*	—
John L. Steffens	51,690		*	*	—
All directors, director nominees and executive officers as a group (20 persons)	47,387,183		7.99%	2.65%	100%
Greater than Five Percent Beneficial Owners
The Vanguard Group (6)	81,369,346		13.70%	14.56%	—

	Series F Preferred Stock (1)		Series G Preferred Stock (1)		Series H Preferred Stock (1)
	Shares Owned	Percentage of Class	Shares Owned	Percentage of Class	Shares Owned	Percentage of Class
Executive Officers and Directors
Thomas J. Barrack, Jr.	373,784(7)	3.71%	297,841(7)	8.63%	292,093(7)	2.54%
David T. Hamamoto	—	—	—	—	—	—
Richard B. Saltzman	—	—	—	—	—	—
Kevin P. Traenkle	—	—	—	—	—	—
Darren J. Tangen	—	—	—	—	—	—
Mark M. Hedstrom	—	—	—	—	—	—
Ronald M. Sanders	—	—	—	—	—	—
Neale W. Redington	—	—	—	—	—	—
Albert Tylis	—	—	—	—	—	—
Daniel R. Gilbert	—	—	—	—	—	—
Debra A. Hess	—	—	—	—	—	—
Ronald J. Lieberman	—	—	—	—	—	—
Douglas Crocker II	—	—	—	—	—	—
Nancy A. Curtin	—	—	—	—	—	—
Jon A. Fosheim	—	—	—	—	—	—
Justin E. Metz	—	—	—	—	—	—

	Series F Preferred Stock (1)		Series G Preferred Stock (1)		Series H Preferred Stock (1)
	Shares Owned	Percentage of Class	Shares Owned	Percentage of Class	Shares Owned	Percentage of Class
George G. C. Parker	—	—	—	—	—	—
Charles W. Schoenherr	—	—	—	—	—	—
John A. Somers	500	*	—	—	—	—
John L. Steffens	—	—	—	—	—	—
All directors, director nominees and executive officers as a group (20 persons)	373,284	3.71%	297,841	8.63%	292,093	2.54%

*	Represents less than 1.0% of the applicable class of voting security outstanding as of March 24, 2017.
(1)	The percentages below are based on (i) 593,078,353 common share equivalents (comprised of 557,995,015 shares of our Class A common stock outstanding (including restricted shares and restricted units), 770,040 shares of our Class B common stock outstanding, and 34,313,298 operating units of our operating partnership, Colony Capital Operating Company, LLC, which are convertible to Class A common stock not otherwise held by the Company or its subsidiaries), and (ii) 2,466,689 shares of our Series A preferred stock, 13,998,905 shares of our Series B preferred stock, 5,000,000 shares of our Series C preferred stock, 8,000,000 shares of our Series D preferred stock, 10,000,000 shares of our Series E preferred stock, 10,080,000 shares of our Series F preferred stock, 3,450,000 shares of our Series G preferred stock, and 11,500,000 shares of our Series H preferred stock, respectively, as of March 24, 2017.
(2)	Includes Class A common shares (subject to timing vesting) held in a family trust of which Mr. Barrack is trustee and OP Units held by Colony Capital, LLC and CCH Management Partners I , LLC, each a Delaware limited liability company controlled by Mr. Barrack.
(3)	Includes shares of restricted Class A common stock subject to time vesting.
(4)	Mr. Saltzman holds a direct interest in 550,758 OP Units.
(5)	Includes OP Units allocated in connection with the Combination and held by limited liability companies controlled by Mr. Barrack. The OP Units, subject to certain conditions (including vesting for certain individuals), may be redeemed for Class A common stock or cash upon such redemption. The OP Units allocated to any such individual which may be acquired in 60 days are as follows: Richard B. Saltzman – 13,658; Mark M. Hedstrom – 802,138; Kevin P. Traenkle – 269,822; Darren J. Tangen – 181,952; Ronald M. Sanders – 106,276; and Neale W. Redington – 6,757.
(6)	Based on information provided in a Schedule 13G filed on February 10, 2017, The Vanguard Group, Inc. has sole voting power with respect to 437,975 shares of our Class A common stock, sole dispositive power with respect to 80,855,184 shares of our Class A common stock, shared voting power with respect to 76,414 shares of our Class A common stock, and shared dispositive power with respect to 514,162 shares. The address of The Vanguard Group, Inc., as reported by it in the Schedule 13G, is 100 Vanguard Blvd., Malvern, PA 19355.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Indemnification Agreements

We have entered into indemnification agreements with each of our executive officers and directors that obligate us to indemnify them to the maximum extent permitted by Maryland law. The form of indemnification agreement provides that if a director or executive officer is a party or is threatened to be made a party to any proceeding by reason of such director’s or executive officer’s status as our director, officer or employee, we must indemnify such director or executive officer for all expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, unless it has been established that:

•	the act or omission of the director or executive officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the director or executive officer actually received an improper personal benefit in money, property or services; or

•	with respect to any criminal action or proceeding, the director or executive officer had reasonable cause to believe that his or her conduct was unlawful;

provided, however, that we will (i) have no obligation to indemnify such director or executive officer for a proceeding by or in the right of our Company, for expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, if it has been adjudged that such director or executive officer is liable to us with respect to such proceeding and (ii) have no obligation to indemnify or advance expenses of such director or executive officer for a proceeding brought by such director or executive officer against the Company, except for a proceeding brought to enforce indemnification under Section 2-418 of the MGCL or as otherwise provided by our charter or bylaws, a resolution of the Board of Directors or an agreement approved by the Board of Directors.

Related Party Transactions

During the prior fiscal year, the charter for the Audit Committee of NSAM’s Board, required that the Audit Committee of NSAM’s Board review and consider for approval any related party transaction including, without limitation, transactions between NSAM and any executive officer, director, director nominee or more than 5% stockholder of NSAM, or any of their immediate family members, in which such person had a direct or indirect material interest, and any transaction that was or is required to be disclosed in any filed periodic reports or proxy statements. When reviewing and evaluating a related party transaction, the Audit Committee of NSAM’s Board may have considered, among other things, any effect a transaction may have had upon a director’s independence, whether the transaction involved terms and conditions that were no less favorable to NSAM than those that could have been obtained in a transaction between NSAM and an unrelated third party and the nature of any director’s or officer’s involvement in the transaction. In the event any such related party transaction involved a member of the Audit Committee of NSAM’s Board, the transaction was required to be approved by a majority of the disinterested members of the Audit Committee of NSAM’s Board.

To facilitate review of related party transactions by the Audit Committee of NSAM’s Board, on an annual basis, each director and executive officer was obligated to complete a director and officer questionnaire which required disclosure of any transactions with NSAM in which the director or executive officer or any member of his or her immediate family, had an interest. In addition, pursuant to NSAM’s Code of Ethics, all potential conflict of interest situations, including related party transactions, were required to be disclosed to the general counsel. To the extent any such potential conflict of interest disclosed to the general counsel was a proposed related party transaction, the general counsel would have communicated such conflict and the proposed transaction to the Audit Committee of NSAM’s Board. Further, the general counsel would have notified the members of the Audit Committee of NSAM’s Board promptly of any material changes to previously approved or conditionally approved related party transactions.

It was also the policy for NSAM’s independent directors who were not also on an applicable managed company’s board to review and consider for approval proposed transactions involving such managed company and NSAM, NSAM’s affiliates and strategic partners.

The transactions reported below occurred since the beginning of the last fiscal year and are related party transactions of NSAM prior to the Mergers.

References to “Retail Companies” means, collectively, NorthStar Real Estate Income Trust, Inc., or NorthStar Income, NorthStar Healthcare Income, Inc., or NorthStar Healthcare, NorthStar Real Estate Income II, Inc., or NorthStar Income II, NorthStar/RXR New York Metro Real Estate, Inc., or NorthStar RXR New York Metro, and NorthStar Real Estate Capital Income Master Fund (and its two feeder funds), or NorthStar Capital Fund; and NorthStar/Townsend Institutional Real Estate Fund Inc., or NorthStar/Townsend Investment and any other non-traded company we may sponsor and raise capital for through NorthStar Securities in the future. References to “NorthStar Listed Companies” means, together, NRF and NorthStar Europe, two publicly listed REITs.

NSAM-CLNY-NRF Merger Agreement

On June 2, 2016, NSAM, NorthStar Realty and Colony, entered into a definitive merger agreement. The merger agreement provides for the combination of NSAM, NorthStar Realty and Colony into a wholly-owned subsidiary of NSAM, as the surviving publicly-traded company for the combined organization that, upon and following the effective time of the mergers, will be renamed Colony NorthStar, Inc., or Colony NorthStar. As a result of the Mergers, Colony NorthStar will be an internally-managed equity REIT, with a diversified real estate and investment management platform.

MSD-NSAM Voting Agreement

On October 16, 2016, NSAM and certain other parties named therein entered into a letter agreement (the “Letter Agreement”) amending that certain merger agreement dated as of June 2, 2016 by and among the parties, which provides for the Mergers. The Letter Agreement, among other things, amended the Merger Agreement to (i) revise the form of Colony NorthStar’s charter and bylaws that will govern Colony NorthStar from and after the effective time of the Merger, (ii) provide that the number of members of the board of directors of Colony NorthStar as of the consummation of the transactions contemplated by the Merger Agreement shall be set at ten, and (iii) increase the special dividend from $128 million to $228 million that NSAM will be permitted to declare prior to the consummation of the transactions contemplated by the Merger Agreement and pay to its stockholders.

Letter Agreements of NSAM Executive Officers in the Mergers

In connection with the Mergers, NSAM entered into letter agreements with its executive officers that included certain concessions by NSAM’s executive officers, including the following:

•	the agreement by NSAM’s executive officers to forego all cash severance that they would have been entitled to receive if they voluntarily terminated their employment following the Mergers;

•	the agreement by NSAM’s executive officers to receive unvested equity awards of Colony NorthStar (the “replacement equity awards”), that was approximately $52 million less than the estimated cash severance that these executives would have been entitled to receive if they voluntarily terminated their employment following the Mergers, with Messrs. Hamamoto, Tylis and Gilbert bearing the full amount of such reduction;

•	the agreement by NSAM’s executive officers to have the replacement equity awards priced based on a per share price equal to the greater of $15.00 or the volume weighted average price of a share of our common stock over the first five trading days immediately following the closing of the Mergers;

•	the agreement by NSAM’s executive officers to provide services to us during the full year of 2017 following the Mergers for no additional compensation other than a nominal annual base salary equal to $1.00;

•	the agreement by Messrs. Hamamoto, Tylis and Gilbert to forfeit a majority of the performance-based equity awards that each was projected to earn upon the closing of the Mergers based on information available prior to the signing of the merger agreement; and

•	the agreement by all of NSAM’s executive officers to modify their non-competition agreements to provide that these agreements will apply for at least 12 months after the closing of the Mergers in the event of any termination of employment.

Each of NSAM’s executive officers agreed in these letter agreements to fix (i) the size of the annual cash bonus pool for 2016, (ii) the number of shares of common stock of NSAM and NRF to be granted as long-term bonus for 2016, and (iii) the number of shares to be earned pursuant to the performance-based equity awards previously granted to each of NSAM’s executive officers (or to be granted for 2016) other than those with a performance period scheduled to end prior to the anticipated closing of the Mergers in 2017. The size of the annual cash bonus pool and the number of shares of common stock of NSAM and NRF to be granted as long-term bonus for 2016 were fixed based on mutually agreed upon projections relating to 2016 performance and closing stock prices from May 27, 2016. The number of shares to be earned pursuant to the performance-based equity awards described above was based on stock prices prior to the signing of the merger agreement and an assumed closing date in January 2017, and reflected the agreement by Messrs. Hamamoto, Tylis and Gilbert to forfeit a majority of these performance-based equity awards that each was projected to earn upon the closing of the Mergers based on information available prior to the signing of the merger agreement.

The effectiveness of the letter agreements was contingent upon the closing of the Mergers, which occurred on January 10, 2017.

Investment Opportunities

Under the management agreement with NRF prior to the Mergers, NRF agreed to make available to NSAM for the benefit of the NorthStar Listed Companies and the Retail Companies, including NRF, all investment opportunities sourced by NRF. NSAM agreed to fairly allocate such opportunities among the NorthStar Listed Companies and the Retail Companies, including NRF, in accordance with NSAM’s investment allocation policy. Pursuant to the management agreement, NRF is entitled to fair and reasonable compensation for its services in connection with any loan origination opportunities sourced by it, which may include first mortgage loans, subordinate mortgage interests, mezzanine loans and preferred equity interests, in each case relating to commercial real estate. For the year ended December 31, 2016, NSAM incurred $1 million to NRF for services in connection with loan origination opportunities. NSAM provided services with regard to such areas as payroll, human resources and employee benefits, financial systems management, treasury and cash management, accounts payable services, telecommunications services, information technology services, property management services, legal and accounting services and various other corporate services to NRF as it related to its loan origination business for CRE debt.

Credit Agreement

In connection with the spin-off on July 1, 2014 by NRF of its asset management business into a separate publicly-traded company, or the NSAM Spin-off, NSAM entered into a revolving credit agreement with NRF pursuant to which NRF makes available to NSAM, on an “as available basis,” up to $250 million of financing with a maturity of June 30, 2019 at LIBOR plus 3.50%. The revolving credit facility was unsecured. The terms of the revolving credit facility contained various representations, warranties, covenants and conditions, including the condition that NRF’s obligation to advance proceeds to NSAM is dependent upon NRF and its affiliates having at least $100 million of either unrestricted cash and cash equivalents or amounts available under committed lines of credit, after taking into account the amount NSAM seeks to draw under the facility. As of December 31, 2016, NSAM had no borrowings outstanding under the credit agreement. In January 2017, NSAM borrowed $40 million under the credit agreement, which was eliminated in connection with the Mergers.

Loan Agreements

Separately, in January 2017 and prior to the Mergers, affiliates of NSAM entered into loan agreements with affiliates of NRF in the aggregate amount of $500.9 million with a maturity of January 10, 2027 at 8.0%. Such intercompany loans remain outstanding between subsidiaries of Colony NorthStar subsequent to the Mergers.

NorthStar Listed Companies Shares

NSAM purchased 2.7 million and 0.2 million shares of NRF and NorthStar Europe, respectively, in the open market for $52 million in the aggregate. For the year ended December 31, 2016, NSAM recorded an unrealized loss of $4 million and recorded $4 million of related dividend income.

Recent Sales or Commitments to Sell to the Retail Companies

During 2016, NRF entered into agreements to sell certain assets to the Retail Companies. The board of directors of each Retail Company, including all of the independent directors, approved of the respective transactions after considering, among other matters, third party pricing support.

Healthcare Strategic Joint Venture

In January 2014, NSAM entered into a long-term strategic partnership with James F. Flaherty III, former Chief Executive Officer of HCP, Inc., focused on expanding its healthcare business into a preeminent healthcare platform, or the Healthcare Strategic Partnership. In connection with the partnership, Mr. Flaherty oversees both NRF’s healthcare real estate portfolio and the portfolio of NorthStar Healthcare. In connection with entering into the partnership, NRF granted Mr. Flaherty certain RSUs, half of which became RSUs of NSAM as a result of the NSAM Spin-off. The Healthcare Strategic Partnership is entitled to incentive fees ranging from 20% to 25% above certain hurdles for new and existing healthcare real estate investments held by NRF and NorthStar Healthcare. The Healthcare Strategic Partnership is also entitled to any incentive fees earned from NorthStar Healthcare or any future healthcare retail vehicles sponsored by NSAM, NRF or any affiliates, as well as future healthcare retail vehicles sponsored by AHI Ventures. For the year ended December 31, 2016, NSAM did not earn incentive fees related to the Healthcare Strategic Partnership.

On February 2, 2015, in connection with the completion of NorthStar Healthcare’s initial primary offering, NSAM issued 20,305 RSUs to Mr. Flaherty. On December 17, 2015, in connection with the completion of NorthStar Healthcare’s follow-on public offering, NSAM issued 139,473 RSUs to Mr. Flaherty. On January 19, 2016, NSAM issued an additional 527 RSUs to Mr. Flaherty.

AHI Venture

In connection with NSAM’s 43% interest in American Healthcare Investors LLC, or AHI, or AHI Interest, AHI Newco, LLC, or AHI Ventures, a direct wholly-owned subsidiary of AHI, provides certain asset management, property management and other services to affiliates of NSAM assisting in managing the current and future healthcare assets (excluding any joint venture assets) of NRF and other Retail Companies, including the assets formerly owned by Griffin-American, and its former operating partnership, Griffin-American Healthcare REIT II Holdings, LP, or Griffin-America OP portfolio, and third party assets, representing $8 billion, of which $5 billion is owned by NRF and NorthStar Healthcare. AHI Ventures receives a base management fee of $2 million per year plus an additional 0.50% on certain additional equity invested by NRF or NorthStar Healthcare in future healthcare assets (excluding assets in the Griffin-American OP portfolio and other joint ventures) that AHI Ventures may manage. AHI Ventures may also participate in the incentive fees earned by NSAM and its affiliates with respect to new and existing healthcare real estate investments held by NRF and

NorthStar Healthcare, including the Griffin-American OP portfolio, any future healthcare retail vehicles sponsored by NSAM, NRF or any affiliates, as well as any future healthcare retail vehicles sponsored by AHI Ventures. AHI Ventures would also be entitled to additional base management fees should it manage assets on behalf of any other NorthStar Listed Companies and the Retail Companies. AHI Ventures also intends to directly or indirectly sponsor, co-sponsor, form, register, market, advise, manage and/or operate investment vehicles that are intended to invest primarily in healthcare real estate assets. In addition, Mr. Flaherty acquired a 12% interest, as adjusted, in AHI Ventures. For the year ended December 31, 2016, NSAM incurred $3 million of base management fees to AHI. Also, AHI provides certain asset management, property management and other services to NRF to assist in managing its properties. For the year ended December 31, 2016, NRF incurred $2 million of property management fees to AHI.

In April 2015, Griffin-American Healthcare REIT III, Inc., a vehicle managed by an affiliate of AHI, distributed shares of its common stock to the members of AHI Ventures, of which NSAM received 0.2 million shares in connection with the distribution.

Island Venture

Island Hospitality Group, Inc., or Island, provides certain asset management, property management and other services to NRF to assist in managing its hotel properties. Island receives a base management fee of 2.5% to 3.0% of the current monthly revenue of the NRF hotel properties it manages for NRF. For the year ended December 31, 2016, NRF incurred $18 million of base property management and other fees to Island. In December 2016, in connection with the Mergers, NSAM sold the Island interest for a note receivable of $29 million that matures in January 2027 at 8% and cash of $3 million.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the NYSE. Executive officers, directors and greater than 10% stockholders are required by the SEC to furnish us with copies of all Forms 3, 4 and 5 that they file.

Based on our review of the copies of such forms, and/or on written representations from the reporting persons that they were not required to file a Form 5 for the fiscal year, we believe that our executive officers, directors and greater than 10% stockholders of NSAM complied with all Section 16(a) filing requirements applicable to them with respect to transactions during 2016.

Other Matters to Come Before the 2017 Annual Meeting

No other matters are to be presented for action at the annual meeting other than as set forth in this proxy statement. If other matters properly come before the meeting, however, the persons named in the accompanying proxy will vote all proxies solicited by this proxy statement as recommended by our Board of Directors, or, if no such recommendation is given, in their own discretion.

Stockholders Proposals and Nominations for the 2018 Annual Meeting

Any stockholder proposal pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act, to be considered for inclusion in our proxy materials for the next annual meeting of stockholders must be received at our principal executive offices no later than November 29, 2017.

In addition, any stockholder who wishes to propose a nominee to the Board of Directors or propose any other business to be considered by the stockholders (other than a stockholder proposal included in our proxy materials pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act) must comply with the advance notice provisions and other requirements of Article II, Section 11 of our bylaws, which are on file with the SEC and may be obtained from us upon request. These notice provisions require that nominations of persons for election to the Board of Directors and the proposal of business to be considered by the stockholders for the 2018 annual meeting must be received no earlier than October 30, 2017 and no later than November 29, 2017.

Householding of Proxy Materials

If you and other residents at your mailing address own common stock in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement for each company in which you hold shares through that broker or bank. This practice of sending only one copy of proxy materials is known as “householding.” If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker has sent one copy of our annual report and proxy to your address. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm and your account number to Broadridge Financial Solutions Inc., 51 Mercedes Way, Edgewood, NY 11717. In any event, if you did not receive an individual copy of this proxy statement or our annual report, we will send a copy to you if you address your written request to Colony NorthStar, Inc., 515 S. Flower St., 44th Floor, Los Angeles, CA 90071, Attention: Investor Relations, or telephone call to +1 (310) 282-8820. If you are receiving multiple copies of our annual report and proxy statement, you can request householding by contacting us in the same manner.

Additional Copies of Materials

Additional copies of this proxy statement, our annual report to stockholders or our annual report on Form 10-K for the year ended December 31, 2016 will be furnished without charge upon written request to: Colony NorthStar, Inc., 515 S. Flower St., 44th Floor, Los Angeles, CA 90071. If requested by eligible stockholders, we will provide copies of exhibits to our annual report on Form 10-K for the year ended December 31, 2016 for a reasonable fee.

COLONY NORTHSTAR, INC.Proxy for Annual Meeting of Stockholders on May 4, 2017 Solicited on Behalf of the Board of DirectorsThe undersigned hereby appoints Darren J. Tangen and Ronald M. Sanders, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of Colony Capital, Inc., to be held May 4, 2017 at 8:00 A.M. ET, at Morgan Stanley, 1585 Broadway, 25th Floor, Conference Room 25A, New York, New York 10036, and at any adjournments or postponements thereof, and at the discretion of the proxies on any other matters that may properly come before the meeting. If specific voting instructions are not provided and the signed card is returned, the proxies will vote in accordance with the Board of Directors recommendations listed on the reverse side.(Continued and to be signed on the reverse side.)1.1 14475

ANNUAL MEETING OF STOCKHOLDERS OF

COLONY NORTHSTAR, INC.

May 4, 2017

00003333333333343000 1 050417

THE BOARD OF DIRECTORS RECOMMEND A VOTE "FOR" ALL DIRECTOR NOMINEES IN PROPOSAL 1, "FOR" PROPOSALS 2 AND 4 AND EVERY YEAR VOTE ON PROPOSAL 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

	FOR	AGAINST	ABSTAIN
Thomas J. Barrack, Jr.	☐	☐	☐
David T. Hamamoto	☐	☐	☐
Douglas Crocker II	☐	☐	☐
Nancy A. Curtin	☐	☐	☐
Jon A. Fosheim	☐	☐	☐
Justin E. Metz	☐	☐	☐
George G. C. Parker	☐	☐	☐
Charles W. Schoenherr	☐	☐	☐
John A. Somers	☐	☐	☐
John L. Steffens	☐	☐	☐

3. To recommend the frequency of future stockholder votes on "Say on Pay" proposals. 1 year ☐ 2 years ☐ 3 years ☐ ABSTAIN ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ________ Date: ________ Signature of Stockholder ________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ENDANNUAL MEETING OF STOCKHOLDERS OFCOLONY NORTHSTAR, INC.May 4, 2017IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE MEETING OF STOCKHOLDERS TO BE HELD ON MAY 4, 2017.The Notice of Meeting, Proxy Statement and Proxy Card are available at http://www.astproxyportal.com/ast/21248Please sign, date and mail your proxy card in the envelope provided as soon as possible.Please detach along perforated line and mail in the envelope provided.”FOR” PROPOSALS 2 AND 4 AND EVERY YEAR VOTE ON PROPOSAL 3.PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERETHIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 4, AND EVERY YEAR ON PROPOSAL 3.To elect ten directors from the nominees named in the proxy statement to serve one- year terms expiring at the 2018 annual meeting of stockholders.Thomas J. Barrack, Jr.David T. HamamotoDouglas Crocker IINancy A. CurtinJon A. FosheimJustin E. MetzGeorge G. C. ParkerCharles W. SchoenherrJohn A. SomersJohn L. SteffensFOR AGAINST ABSTAIN2. Approval of an advisory proposal regarding the compensation paid to NorthStar Asset3. Management To recommend Group the Inc. frequency ‘s named of executive future stockholder officers (the votes “Say on on Pay” “Say proposal) on Pay” . 1 year 4. Ratification proposals. of the appointment of Ernst & Young LLP as independent public auditor for the fiscal year ending December 31, 2017.5. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.2 years 3 years ABSTAINFOR AGAINST ABSTAIN To indicate changes change your to the the new address registered address on name(s) your in the account, address on the please account space check above. may not the Please be box submitted at note right and that via this method.

Signature of Stockholder Date: Signature of Stockholder Date:Note: Please title as such sign .exactly If the signer as your is a name corporation, or names please appear sign on full this corporate Proxy. When name shares by duly are authorized held jointly, officer, each giving holder full should title as sign such . .When If signer signing is a as partnership, executor, please administrator, sign in attorney, partnership trustee name or by guardian, authorized please person give .full 00003333333333343000 050417